Filed Pursuant to Rule 424(B)(5)
Registration No. 333-123605

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus dated June 29, 2005)

Landeskreditbank Baden-Württemberg – Förderbank

a corporation under public law of

The State of Baden-Württemberg

US$1,000,000,000 4.875% Global Notes Due 2012

The notes bear interest at the rate of 4.875% per year. We will pay interest on the notes semi-annually in arrears on January 13 and July 13 of each year, commencing on January 13, 2007. The notes will mature on January 13, 2012. We may not redeem the notes prior to maturity.

We will make payments with respect to the notes without deduction of withholding taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of tax deduction or withholding.

Under our governing law, the notes will benefit from an explicit guaranty by the State of Baden-Württemberg.

The notes will be governed by the laws of the Federal Republic of Germany.

We intend to apply for a listing of the notes on the Luxembourg Stock Exchange.

	Per Note	Total
Public offering price(1)	$995.20	$995,200,000
Underwriting commission	$1.00	$1,000,000
Proceeds to L-Bank(1)(2)	$994.20	$994,200,000

(1)	Plus accrued interest from November 16, 2006 if settlement occurs after that date.
(2)	Before deduction of expenses payable by L-Bank.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The managers listed below and in the “Plan of Distribution” section are offering the notes subject to various conditions. The managers will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the notes will be made through the facilities of The Depository Trust Company, also known as DTC, as well as through the facilities of other clearing systems that participate in DTC, including Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear on or about November 16, 2006.

Banc of America Securities Limited	The Royal Bank of Scotland	Morgan Stanley

The date of this prospectus supplement is November 9, 2006.

This prospectus supplement should be read together with the accompanying prospectus, dated June 29, 2005 and the documents incorporated therein by reference, which contain information regarding L-Bank, the State of Baden-Württemberg and other matters, including a description of certain terms of the notes offered hereby. Further information concerning L-Bank and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-123605) filed with the Securities and Exchange Commission under the Securities Act of 1933 and relating to our debt securities described in the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of such documents or, with respect to information incorporated by reference, as of the date of such information.

In this prospectus supplement, references to “Euro” or “EUR” are to the single European currency adopted by certain participating member states of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars,” “U.S.$” or “$” are to United States dollars. See “Currency Conversion” for information regarding the rates of conversion of Euros into U.S. dollars for subsequent periods.

Except as otherwise required by the context, references in this prospectus supplement to “L-Bank,” “we,” “us” or “our” are to Landeskreditbank Baden-Württemberg—Förderbank, references to “Baden-Württemberg” are to the State of Baden-Württemberg, a state of the Federal Republic of Germany, and references to “Germany” are to the Federal Republic of Germany.

In connection with this offering of notes, The Royal Bank of Scotland plc may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on The Royal Bank of Scotland plc to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $994,160,000 (after deducting underwriting discounts and expenses). The net proceeds from the sale of the notes will be used by us in our general business.

EXCHANGE RATE INFORMATION

The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Euros and U.S. dollars based on the noon buying rates in The City of New York for cable transfers in Euros, as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rates” and each a “Noon Buying Rate”):

	Period End(1)	Average(1)(2)
	($ per EUR 1.00)
2002	1.0485	0.9454
2003	1.2597	1.1321
2004	1.3538	1.2438
2005	1.1842	1.2449
2006 (through November 9)	1.2835	1.2574

(1)	The Noon Buying Rates at each period end and with respect to the average for each period differed from the exchange rates used in the preparation of our financial statements.
Source: http://www.federalreserve.gov/releases/g5a/, http://www.federalreserve.gov/releases/G5/ and http://www.federalreserve.gov/releases/h10/Hist/dat00_eu.txt.
(2)	The average of the Noon Buying Rates on the last business day of each month during the relevant period.

	Monthly Average Exchange Rates Euro to U.S. Dollar(1)
2005	January	1.3123
	February	1.3013
	March	1.3185
	April	1.2943
	May	1.2697
	June	1.2155
	July	1.2041
	August	1.2295
	September	1.2234
	October	1.2022
	November	1.1789
	December	1.1861
2006	January	1.2126
	February	1.1940
	March	1.2028
	April	1.2273
	May	1.2767
	June	1.2661
	July	1.2681
	August	1.2810
	September	1.2722
	October	1.2617

(1)	Source: Federal Reserve Bank of New York, Federal Reserve Statistical Release, Foreign Exchange Rates (monthly), http://www.federalreserve.gov/releases/G5/

On November 9, 2006, the Noon Buying Rate between the Euro and U.S. dollar was EUR 1.00 = U.S.$1.2835.

No representation is made that the Euro or U.S. dollar amounts referred to herein could have been or could be converted into Euro or U.S. dollars, as the case may be, at any particular rate.

There are, except in limited embargo circumstances, no legal restrictions in Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in Germany must report to the Federal Central Bank (Deutsche Bundesbank), subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside Germany if such payment exceeds EUR 12,500 (or the equivalent in a foreign currency).

DESCRIPTION OF THE NOTES

The following briefly summarizes the terms and conditions of the notes offered by this prospectus supplement and the agency agreement in respect of the notes between Deutsche Bank Trust Company Americas, Deutsche Bank Aktiengesellschaft and us as supplemented and amended from time to time (the “Agency Agreement”). Copies of the form of the notes and the form of the Agency Agreement are filed as exhibits to the registration statement of which this prospectus supplement is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus supplement and that are defined in the Agency Agreement have the respective meanings given to them in the Agency Agreement, unless otherwise defined in this prospectus supplement.

General Provisions

Principal amount and denomination.    The notes will be issued in an aggregate principal amount of one billion dollars (U.S.$1,000,000,000), divided into 1,000,000 notes in the principal amount of U.S.$1,000 each, which will rank equally among themselves.

Global certificates—form.    The notes will be represented by one or more permanent global certificates without interest coupons, which will be kept in custody by Deutsche Bank Trust Company Americas (the “custodian”), or any successor, as custodian for DTC until all our obligations under the notes have been satisfied. The global certificates (as defined under “Clearing and settlement—Certification and custody”) will be manually signed by two of our authorized representatives and will each be manually authenticated by or on behalf of the registrar (as defined under “Clearing and settlement—Certification and custody”). According to the conditions, definitive certificates representing individual notes and interest coupons will not be issued. Definitive certificates representing individual notes may however be issued in the very limited circumstances described under “Clearing and Settlement—The clearing systems—DTC.”

Transfers.    Transfers will be made by book-entry only as described in further detail under “Clearing and Settlement—Transfers.”

Status

The notes will constitute unsecured and unsubordinated obligations of L-Bank and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest rate and due dates.    The notes will bear interest at the rate of 4.875% per year as from November 16, 2006. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest is payable semi-annually in arrears on January 13 and July 13 of each year. The first interest payment will be made on January 13, 2007 for the period commencing on November 16, 2006 (inclusive) and ending on January 13, 2007 (exclusive). The interest amount for this period will total U.S.$7,720,000 for the aggregate principal amount of U.S.$1,000,000,000.

Late payment.    Should we fail to repay the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under “—Payments—Business days”), continue to accrue beyond the due date until the expiry of the day preceding the actual repayment of the notes at the default rate of interest established by German law, which currently is 5% above the base rate (§§ 247, 288 German Civil Code). If such default event should take place the default rate as of November 9, 2006 was 6.95% p. a.

Accrued interest.    If it is necessary to compute interest for a period of other than a full year, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Maturity, Repurchase

Maturity.    The notes shall be redeemed at par on January 13, 2012. Neither we nor any noteholder will be entitled to redeem the notes before their stated maturity.

Repurchase.    We may at any time purchase and resell notes in the open market or otherwise and at any price. We may, at our option, hold, resell or surrender to the registrar for cancellation any notes purchased by us.

Payments

Payments.    Payments of principal of, and interest on, the notes shall be made on the relevant payment date (see “—Payment date and due date”) to the registered holder of the global certificates in U.S. dollars as set forth below. The amount of payments to the registered holder of the global certificates shall correspond to the aggregate principal amount of notes represented by the global certificates, as established by the principal paying agent at the close of business on the relevant record date (see “—Record date”). Payments of principal shall be made upon surrender of the global certificates to the principal paying agent.

All payments made by us to, or to the order of, the registered holder of the global certificates shall discharge our liability under the notes to the extent of the sums so paid.

Record date.    The record date (the “record date”) for purposes of payments of principal and interest (see “—Payments”) shall be, in respect of each such payment, the tenth New York business day prior to the relevant due date (see “—Payment date and due date”).

Payment business day.    If any date for payment of principal or interest to the registered holder of the global certificates is not a payment business day, such payment shall not be made until the next day which is a payment business day and no further interest shall be paid in respect of the delay in such payment. A “payment business day” shall be any day which is each of (i) a New York Business Day, (ii) a London Business Day, and (iii) a TARGET Business Day. “New York Business Day” means any day on which banking institutions in New York City are not obliged and not authorized to close. “London Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency) in London. “TARGET Business Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) is operating.

Payment date and due date.    For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraph, and “due date” means the payment date provided for herein, without taking account of any such adjustment.

Taxes

All payments by us in respect of the notes shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we shall not be required to pay any additional amounts in respect of the notes.

No Termination for default

The notes do not provide for any defaults or events of default entitling noteholders to demand immediate redemption of the notes.

Paying agents

We will appoint Deutsche Bank Trust Company Americas, New York (“Deutsche Bank”), as initial principal paying agent (the “principal paying agent”) and Deutsche Bank Luxembourg S.A. as additional paying agent (the “paying agent”, and together with the principal paying agent, the “paying agents”). We may at any time vary or terminate the appointment of the paying agents or approve any change in the offices through which they act (the “specified office”) provided that there shall at all times be a principal paying agent, and provided further that so long as the notes are listed on any stock exchange, we will maintain a paying agent with a specified office in the city in which such stock exchange is located and/or in such other place as may be required by the rules of such stock exchange. If payments at or through the offices of all paying agents outside the United States become illegal or are effectively precluded because of the imposition of exchange controls or similar restrictions on the full payment or receipt of amounts in U.S. dollars, we will also maintain a paying agent with a specified office in New York City. We will give notice of any change in the paying agents or in their specified offices by publication in the manner set forth under “—Notices”, and any such change will not take effect less than 30 days nor more than 45 days after such notice has been given.

The paying agents in such capacity are acting exclusively as our agents and do not have any legal relationship of any nature with or accountability to any noteholder.

Substitution of L-Bank

We may at any time substitute for us any other company as principal debtor in respect of the notes. Any such substitution will not require the consent of holders of the notes, but we will be required to guaranty the obligations of the substitute obligor under the notes. No substitution may occur if such substitution would result in the loss for holders of notes of the benefit of the guaranty obligation, the maintenance obligation and the explicit guaranty of Baden-Württemberg, and unless the substitute obligor is in a position to fulfill all payment obligations under the notes without being required to withhold tax at source in an amount which exceeds at the time of effectiveness of such substitution the relevant amounts levied by withholding or deduction in the place of our domicile or tax residence.

It is possible that a substitution of another company as principal debtor in respect of the notes will result in the recognition of gain or loss for United States federal income tax or German tax purposes by the holders of the notes of that series and possibly other adverse tax consequences to those holders. Neither the issuer nor the substitute obligor will be required to indemnify the holders of notes against any tax imposed on a holder of notes in respect of such substitution. Holders should consult their own tax advisors regarding the tax consequences of such a substitution.

Additional notes

We reserve the right, from time to time without the consent of the noteholders, to issue further notes having the same terms and conditions of the notes in all respects (except for the issue date, interest commencement date and/or issue price), so as to form a single series with, and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional issued notes.

Notices

All notices regarding the notes shall be published either (a) in a daily newspaper having general circulation in Germany (expected to be the Börsen-Zeitung), in Luxembourg (expected to be the d’Wort) and a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be the Wall Street Journal). Any notice so given will become effective for all purposes on the third day following the date of its publication, or, if published more than once, on the third day following the first day of any such publication.

In lieu of publications in the newspapers set forth above, we may deliver the relevant notice to DTC, for communication by DTC to the noteholders, provided that, so long as any notes are listed on any stock exchange, the rules of such stock exchange permit such form of notice. Any notice so given will become effective on the fourth day after the day on which such notice was given to DTC.

Governing Law, Jurisdiction, Enforcement and Language

Governing law.    The Agency Agreement is and the notes as well as our rights and duties and those of the holders of the notes will be governed by and will be construed in accordance with the laws of Germany.

Jurisdiction.    The courts in Frankfurt am Main, Germany have jurisdiction for any action or other legal proceedings (“Proceedings”) arising out of or in connection with the Notes. The jurisdiction of such courts is exclusive according to Section 38 of the German Code of Civil Procedure (Zivilprozessordnung) for proceedings solely involving merchants (Kaufleute), legal persons under public law (juristische Personen des öffentlichen Rechts), special funds under public law (öffentlich-rechtliche Sondervermögen) or persons not subject to the general jurisdiction of the courts of Germany (Personen ohne allgemeinen Gerichtsstand), otherwise it is nonexclusive.

Any final and conclusive judgment for a definite sum obtained for the recovery of amounts due and unpaid under the Agency Agreement or the notes in a New York State or United States Federal court sitting in New York will be recognized and enforced by the courts of Germany without review of the merits, subject to the limitations of Section 328 of the German Code of Civil Procedure (ZPO), which provides that a foreign judgment will not be recognized (i) if, applying German law, the courts in the country of the court having rendered the foreign judgment did not have jurisdiction; (ii) if process has not been duly served or has not been served in a timely fashion to permit a defense and the defendant so pleads, unless the defendant has made an appearance; (iii) if the judgment is incompatible with a judgment rendered by a German court or a prior judgment rendered by a foreign court which is to be recognized in Germany, or if the proceeding resulting in the judgment to be recognized is incompatible with a proceeding previously commenced in Germany; (iv) if a recognition of the judgment would obviously be incompatible with basic principles of German law, in particular if the recognition would be incompatible with the basic rights under the German Constitution; or (v) if reciprocity is not ensured.

Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC, containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) a copy of the DTC global certificate certified as being a true copy by a duly authorized officer of DTC. For purposes of this paragraph only, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and any other clearing system which is a participant in DTC.

Language.    The Notes documentation (Terms and Conditions) are written in German language and provided with an English language translation. The German text shall be controlling and binding. The English language translation is provided for convenience only.

CLEARING AND SETTLEMENT

The information set out below in connection with DTC, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any manager takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Certification and custody

Clearing and settlement arrangements, including the existing links between Euroclear and CBL and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates (the “global certificates”) which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “—The clearing systems—DTC.” The global certificates, which are to be held by the custodian as custodian for DTC, will be issued in registered form in the name of DTC’s nominee Cede & Co. and will represent the notes held by investors electing to hold notes through financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearance and settlement through DTC on November 16, 2006. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear and CBL (“Euroclear and CBL participants”) are thus also represented by the global certificates.

The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. Owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in the very limited circumstances described under “—The clearing systems—DTC.”

Payments

As described under “Description of the notes—Paying agents,” Deutsche Bank will act as our initial principal paying agent for the notes. Principal and interest payments on the notes will be made by us through the principal paying agent to the registered holder of the DTC global certificate in U.S. dollars as set forth under “Description of the notes—Payments.” All payments duly made by us to, or to the order of, the registered holder of the DTC global certificate, shall discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor any of the paying agents has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the DTC global certificate. Payments by DTC participants and indirect DTC participants (as defined under “—The clearing systems—DTC” below) to owners of beneficial interests in the DTC global certificate will be governed by standing instructions and customary practices, and will be the responsibility of the DTC participants or indirect DTC participants. Neither we nor any of the paying agents will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC global certificate or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.

Transfers

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear in accordance with procedures established for this purpose by Euroclear. Book-entry interests in the notes may be transferred within CBL in accordance with procedures established for this purpose by CBL.

THE CLEARING SYSTEMS

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between DTC participants through electronic computerized book-entry changes in accounts of DTC participants, which thereby eliminates the need to physically move securities certificates. DTC participants include certain of the U.S. depositaries, securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. DTC is owned by a number of DTC participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect access to the DTC system is also available to others, such as banks, securities brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). Persons who are not DTC participants may beneficially own securities held by DTC only through DTC participants or indirect DTC participants. The rules that apply to DTC and DTC participants are on file with the U.S. Securities and Exchange Commission.

Transfers of beneficial interests in notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. In addition, beneficial owners of notes in DTC will receive all distributions of principal of and interest on the notes from the paying agent through a DTC participant. Distributions in the United States will be subject to tax reporting in accordance with relevant United States laws and regulations as set forth in “United States Federal Income Taxation” contained in our most recent annual report filed with the Securities and Exchange Commission on Form 18-K.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because beneficial owners will hold interests in the notes through DTC participants or indirect DTC participants, the ability of such beneficial owners to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such notes, may be limited.

The established procedures of DTC provide that (i) upon issuance of the notes by us, DTC will credit the accounts of DTC participants designated by the joint lead managers (as defined in “Plan of Distribution”) with the principal amount of the notes purchased by the managers, and (ii) ownership of interests in the DTC global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities, which they own. Consequently, the ability to transfer beneficial interests in the DTC global certificate is limited to such context.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CBL participants through electronic book-entry changes in accounts of CBL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including Euros. CBL provides to CBL participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CBL interfaces with domestic markets in several countries. As a professional depositary, CBL is subject to regulation by the Central Bank of Luxembourg.

CBL participants are recognized financial institutions around the world, including managers, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the managers. Indirect access to CBL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CBL participant either directly or indirectly. Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL participants in accordance with its rules and procedures.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in various currencies. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the managers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking, Finance and Insurance Commission (“CBFA”).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear operator.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Primary market

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or CBL participants, and notes will be credited to their securities accounts on the business day following the settlement date against payments for value on the settlement date.

Secondary market

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Euroclear and CBL participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and CBL and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or CBL, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CBL participants may not deliver instructions directly to the U.S. depositaries of their respective clearing systems.

Because of time zone differences, credits of notes received in Euroclear or CBL as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or CBL participants on such business day. Cash received in Euroclear or CBL as a result of sales of notes by or through a Euroclear or CBL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CBL cash account only as of the business day following settlement in DTC.

PLAN OF DISTRIBUTION

Banc of America Securities Limited, Morgan Stanley & Co. International Limited and The Royal Bank of Scotland plc (together, the “joint lead managers”), Bayerische Hypo- und Vereinsbank AG, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (Europe) Limited, Dresdner Bank AG London Branch and HSBC Bank plc (the “co-managers”, and together with the joint lead managers, the “managers”) will, pursuant to a subscription agreement dated as of November 9, 2006 (the “subscription agreement”), severally and not jointly agree with us to subscribe and pay for the principal amount of the notes set forth opposite their respective names below at 99.52% of their principal amount, less a combined commission of 0.1% of such principal amount. Under the terms and conditions of the subscription agreement, the managers will be committed to take and pay for all of the notes, if any are taken. We may also agree to bear certain costs and expenses incurred by the managers in connection with the issue, subscription and offering of the notes. The managers propose to offer the notes in part directly to the public at the initial offering price set forth on the cover page of this prospectus supplement and in part through dealers. After the initial public offering, the price to public may be changed.

Manager	Principal amount of notes
Banc of America Securities Limited	US$	313,333,000
Morgan Stanley & Co. International Limited	US$	313,333,000
The Royal Bank of Scotland plc	US$	313,334,000
Bayerische Hypo- und Vereinsbank AG	US$	10,000,000
BNP Paribas Securities Corp.	US$	10,000,000
Citigroup Global Markets Inc.	US$	10,000,000
Credit Suisse Securities (Europe) Limited	US$	10,000,000
Dresdner Bank AG London Branch	US$	10,000,000
HSBC Bank plc	US$	10,000,000

Total	US$	1,000,000,000

The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers.

Each manager has agreed that it will comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers notes or possesses or distributes this prospectus supplement and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by them of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and we and any other manager shall have no responsibility therefore.

In relation to each member state of the European Economic Area (the European Union plus Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each, a “relevant member state”), each manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), it has not made and will not make an offer of notes to the public in that relevant member state except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than Euro 43,000,000 and (3) an annual net turnover of more than Euro 50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive or pursuant to any applicable national law of any relevant member state.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each manager has agreed not to offer or sell notes in Germany other than in compliance with the Securities Prospectus Act of the Federal Republic of Germany (Wertpapierprospektgesetz) of June 22, 2005, or any other laws applicable in Germany governing the issue, offering and sale of securities. The managers have acknowledged the fact that no prospectus (Prospekt) within the meaning of the Securities Prospectus Act has been or will be registered or published in the Federal Republic of Germany.

Each manager has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to such notes in, from or otherwise involving the United Kingdom.

As used herein, “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

Each manager has acknowledged that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Each manager has represented and agreed that it will not offer, sell or distribute any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except only pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each manager has represented and agreed that (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any of the disclosure documents (as defined in the subscription agreement) or any other offering material, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in such document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Each of the managers has acknowledged that none of the disclosure documents or any other offering material has been or will be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each of the managers will represent, warrant and agree that it has not offered or sold any notes or caused such Notes to be made the subject of an invitation for subscription or purchase and nor will it offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, any of the disclosure documents or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each manager has acknowledged that none of the disclosure documents, or any other offering material is, and under no circumstances is to be construed as, a public offering of securities in The People’s Republic of China. Each manager has represented and agreed that the Notes shall not be offered or sold in The People’s Republic of China (excluding Hong Kong, Macau and Taiwan) directly or indirectly.”

Each manager represents and agrees that (i) it has only made and will only make an offer of notes to the public in France (appel public à l’épargne) in circumstances which do not require the publication by the offeror of a prospectus pursuant to articles L.411-2 and L.412-1 of the French Code monétaire et financier; and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, Notes to the public in France and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France the Prospectus or any other offering material relating to the Notes and that any offer, sales and distribution of Notes has been and will only be made in France (1) to providers of investment services relating to portfolio management for the account of third parties, and/or (2) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French code monétaire et financier.

None of the managers, except Citigroup Global Markets Inc. and BNP Paribas Securities Corp. is registered as broker-dealer under section 15 of the Exchange Act, and each manager has agreed that, in connection with the Offering, no person will offer or sell any notes in, or to persons who are nationals or residents of the United States, other than through a United States registered broker-dealer, which may be an affiliate.

The managers have acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the managers or us that would permit a public offering of the notes, or possession or distribution of any of the disclosure documents or any other offering material, in any jurisdiction where action for those purposes is required. The managers will comply with all applicable laws in each jurisdiction in which it purchases, offers, sells or delivers notes or has in its possession or distributes any of the disclosure documents or any other offering material.

The subscription agreement provides that the obligations of the managers are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the managers may, after consultation with us, terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

The notes are a new issue of securities with no established trading market. We have been advised by the managers that the managers and any affiliate that is a United States registered broker-dealer intend to make a market in the notes. The managers and such affiliate will agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering of notes, the managers or their affiliates may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the managers or their affiliates of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the managers or their affiliates may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the managers or their affiliates at any time. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the managers against certain liabilities, including liabilities under the Securities Act of 1933.

It is expected that delivery of the notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser has traded or wishes to trade notes on the date of pricing of the notes or the next succeeding New York business day thereafter, it will be required, by virtue of the fact that the notes will initially settle on the fifth New York business day following the date of pricing of the notes, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who have traded or wish to trade the notes on the date of pricing of the notes or the next succeeding New York business day should consult their own advisor.

LIMITATIONS ON ACTIONS AGAINST BADEN-WÜRTTEMBERG

Baden-Württemberg will not waive any immunity from jurisdiction in the United States for any purpose. Baden-Württemberg is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act (the “FSIA”) may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under the FSIA, execution upon the property of Baden-Württemberg in the United States to enforce a judgment is limited to an execution upon property of Baden-Württemberg used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of Germany, certain property of Baden-Württemberg is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST-L-BANK

We are located in Germany and the members of our board of management and our supervisory board, as well as the experts and governmental officials referred to in this prospectus supplement, are non-residents of the United States, and all or a substantial portion of our assets and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.

LEGAL OPINIONS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon on our behalf by Hubert Mund, head of our legal department, and on behalf of the managers by Shearman & Sterling LLP, Frankfurt am Main, Germany.

PROSPECTUS

Landeskreditbank Baden-Württemberg – Förderbank

a corporation under public law of

The State of Baden-Württemberg

Debt Securities

Landeskreditbank Baden-Württemberg – Förderbank, an institution organized under public law of the State of Baden-Württemberg (“L-Bank”), may from time to time offer up to $5,000,000,000 (or its equivalent in other currencies or composite currencies or in amounts determined by reference to an index) aggregate principal amount of its debt securities consisting of bonds, notes and/or other evidences of indebtedness (“Debt Securities”). The Debt Securities will be unconditional obligations of L-Bank.

Under our governing law, the Debt Securities will benefit from an explicit guaranty by the State of Baden-Württemberg.

For each offer and sale of Debt Securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Debt Securities described in this prospectus in one or more offerings up to a total U.S. dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of the Debt Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of such documents.

WHERE YOU CAN FIND MORE INFORMATION

L-Bank and the State of Baden-Württemberg together file Annual Reports on Form 18-K with the SEC. This report includes financial, statistical and other information concerning L-Bank and the State of Baden-Württemberg. You can inspect a copy of each annual report at the public reference facilities maintained by the SEC in Washington D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the pubic reference rooms. You can also obtain copies of the annual reports at prescribed rates form the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings made with the SEC until we sell all of the Debt Securities.

You should only rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of the Debt Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any other prospectus is accurate as of any date other than the dates set forth on the respective cover page of these documents.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our and the State of Baden-Württemberg’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections and therefore you should not place undue reliance on them. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither we nor Baden-Württemberg undertake any obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

TERMS USED IN THIS PROSPECTUS

In this prospectus, references to “Euro” or “EUR” are to the single European currency adopted by certain participating Member States of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “Deutsche Mark” or “DM” are to the former national currency unit of the Federal Republic of Germany, which ceased to be legal tender in the Federal Republic of Germany as of January 1, 2002. References to “U.S. dollars,” “U.S.$” or “$” are to United States dollars. See “Currency Conversion Rates” for information regarding the rates of conversion of Euros into U.S. dollars for subsequent periods.

Except as otherwise required by the context, references in this prospectus to “L-Bank,” “we,” “us” or “our” are to Landeskreditbank Baden-Württemberg – Förderbank, references to “Baden-Württemberg” are to the State of Baden-Württemberg, a federal state of the Federal Republic of Germany and references to “Germany” are to the Federal Republic of Germany.

PROSPECTUS SUMMARY

The following summary should only be read in connection with, and is qualified by, the more detailed information and financial data presented elsewhere in this prospectus.

L-Bank

L-Bank is the state development bank of Baden-Württemberg, one of the states of Germany. We were established by statute effective December 1, 1998, as a result of the separation of the state development business from the commercial banking business of the former Landeskreditbank Baden-Württemberg, whereby all assets and liabilities of the state development business were transferred to us. We are wholly-owned by Baden-Württemberg.

We provide funding in support of the numerous development activities of Baden-Württemberg, acting as the state’s own development bank. Pursuant to our governing law, we carry out our business not as a competitor to, but as a supportive partner of, private, cooperative and public-sector banks operating in the open market.

As Baden-Württemberg’s state development bank our main responsibilities and activities are:

•	the financing, primarily on a subsidized basis, of housing construction, trade, industry, agriculture and forestry, environmental protection, urban renewal and development projects, as well as improvements to the state infrastructure in the form of loans, grants, guaranties or equity capital, with special focus on providing support for small and medium-sized enterprises in Baden-Württemberg; and

•	administering the application of funds for a large number of state, federal and European Union financial aid programs, especially for family benefits.

The government of Baden-Württemberg, the German federal government and other public authorities — including institutions of the European Union — all fund our activities by way of loans and grants. In addition we employ own funds.

At December 31, 2004, we had total assets of EUR 47.9 billion. Our net profit for the year ended December 31, 2004 amounted to EUR 101.9 million. The following table shows our total assets as of December 31 of, and net profit for, each of the years indicated (in millions of EUR):

	2004	2003	2002
Total assets	47,861	46,225	43,585
Net profit	101.9	103.4	86.6

Under our governing law, the State of Baden-Württemberg guaranties all of our obligations in respect of money borrowed by us, debt obligations issued by us, including the Debt Securities described herein, forward or future contracts, rights under option agreements, other credits extended to us, as well as credit extended to third parties that we expressly guaranty. Under this explicit guaranty, if we fail to make any payment of principal or interest or any other amount required to be paid with respect to the Debt Securities described herein when that payment is due and payable, Baden-Württemberg will be liable for that payment as and when it becomes due and payable.

In addition, our governing law provides for certain guaranty and maintenance obligations of Baden-Württemberg, which are described under “L-Bank—General—Responsibility of Baden-Württemberg—Guaranty Obligation” and “—Maintenance Obligation.”

The State of Baden-Württemberg

Baden-Württemberg is the third largest, by area, of Germany’s 16 states (Länder). Baden-Württemberg is situated in southwestern Germany. It comprises an area of 13,803 square miles, approximately 10% of Germany’s total area. At the beginning of 2003, Baden-Württemberg had 10.7 million inhabitants, or 12.9% of Germany’s total population of 82.5 million. Baden-Württemberg has an elected parliament that legislates in areas not delegated to the German federal government.

Baden-Württemberg is one of the most heavily industrialized states in Germany and has one of the strongest economies of all the German states, contributing 14.8% of Germany’s gross domestic product in 2003. In terms of GDP and employment, approximately one-half of Baden-Württemberg’s economy is based on the activities of small and medium-sized commercial enterprises, many of which are involved in manufacturing and focused on technology, and the other half consists of large industry.

Several well-known companies are located in Baden-Württemberg, such as DaimlerChrysler, Porsche, Bosch, IBM Germany, Asea Brown Boveri Germany and Hewlett-Packard Germany. This strong concentration of manufacturing activity exposes the economy of Baden-Württemberg to a degree of cyclical pressure. In addition to manufacturing enterprises, many universities and research institutions also support the Baden-Württemberg economy.

Baden-Württemberg has its own budget separate from that of Germany. Tax revenues in Germany are apportioned among the federal, state and municipal governments. Financially stronger states, such as Baden-Württemberg contribute revenues to financially weaker states.

For a discussion of the economic, political and financial situation in Baden-Württemberg, see “The State of Baden-Württemberg.”

APPLICATION OF PROCEEDS

As may be more specifically described in the relevant prospectus supplement, we will use the net proceeds from the sale of the Debt Securities for our financing and securities activities.

L-BANK

GENERAL

Introduction

L-Bank is the state development bank of Baden-Württemberg, one of the states of Germany. We were established by statute effective December 1, 1998, as a result of the separation of the state development business from the commercial banking business of the former Landeskreditbank Baden-Württemberg, whereby all assets and liabilities of the state development business were transferred to us.

We provide funding in support of the numerous development activities of Baden-Württemberg, acting as the state’s own development bank. Pursuant to our governing law, we carry out our business not as a competitor to, but as a supportive partner of, private, cooperative and public-sector banks operating in the open market.

We were established as an independent public law institution (Anstalt des öffentlichen Rechts) for an indefinite term under the Act concerning Landeskreditbank Baden-Württemberg – Förderbank (Gesetz über die Landeskreditbank Baden-Württemberg – Förderbank, the “L-Bank Act”), as enacted and amended by the State of Baden Württemberg. Our powers and internal organization are further defined by our statutes (Satzung der Landeskreditbank Baden-Württemberg – Förderbank, the “L-Bank Statutes”). We are a member of the Federal Association of German Public Sector Banks (Bundesverband Öffentlicher Banken Deutschlands e.V.), Berlin.

Our headquarters are located at Schlossplatz 10, 76131 Karlsruhe, Federal Republic of Germany, and our telephone number is +49 (0) 721-1500. We maintain a branch office in Stuttgart.

As Baden-Württemberg’s state development bank our main responsibilities and activities are:

•	the financing, primarily on a subsidized basis, of housing construction, trade, industry, agriculture and forestry, environmental protection, urban renewal and development projects, as well as improvements to the state infrastructure in the form of loans, grants, guaranties or equity capital, with a special focus on providing support for small and medium-sized enterprises (SMEs) in Baden-Württemberg; and

•	administering the application of funds for a large number of state, federal and European Union financial aid programs, especially for family benefits.

We also invest in securities in furtherance of our responsibilities as a development bank.

The government of Baden-Württemberg, the German federal government and other public authorities — including institutions of the European Union — all fund our activities by way of loans and grants. In addition, we employ own funds. The ongoing difficulties of the federal government and the government of Baden-Württemberg to balance their budgets could result in a reduction of the support of development programs, which could negatively affect the volume of our business in the years to come.

In certain areas of financing, for example as part of our lending in support of housing and agriculture, we extend loans on a fiduciary basis by granting loans in our own name but on behalf and at the sole risk of certain German or supranational governmental or quasi-governmental entities on terms specified by such entities (“fiduciary loans”). The funds used for such fiduciary loans are supplied entirely by the relevant financing entity.

We also administer loans granted in the name of other entities on behalf and at the sole direction of such entities, using funds supplied entirely by such entities (“administrative loans”). See “—Business—Loan Portfolio Risks.” We earn a fee for our fiduciary and administrative responsibilities in those transactions.

Under certain public assistance programs, we extend grants to third parties on behalf of Baden-Württemberg, Germany and/or the European Union. In this context, we do not commit our own funds but administer funds of such governmental authorities or their subdivisions. We earn an administration fee for processing applications centrally and settling the relevant payments.

Our activities are not subject to corporate income tax or trade tax in Germany.

Under German law we prepare financial statements on an unconsolidated basis only; we are currently not required to prepare consolidated financial statements. The majority interests declared in the financial statements are of minor significance overall. For this reason, we did not prepare consolidated financial statements for the period (Section 296 sub-section 2 German Commercial Code). Throughout this description we therefore discuss our unconsolidated financial statements, which were prepared in accordance with the provisions of the German Commercial Code, the German Banking Act (Kreditwesengesetz – KWG) and the Regulation on the Accounting Principles applied to Credit Institutions and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute).

At December 31, 2004, we had total assets of EUR 47.7 billion. Our business is concentrated predominantly in lending at fixed interest rates. At the same date, we had outstanding credits of EUR 46.2 billion, of which 28.0% (EUR 13.0 billion) were loans to credit institutions, 52.3% (EUR 24.2 billion) were loans to customers, and 19.6% (EUR 9.1 billion) were holdings of debt or equity securities, excluding equity investments (as defined below) and repurchases of our own notes. All amounts with respect to loans made and securities held by us are based on the book values included in our balance sheet on the relevant date.

The following table sets out our assets and outstanding credits, together with certain other selected financial data, for each of the years indicated:

Assets, Outstanding Credits and Other Selected Financial Data

(in millions of EUR)

	2004	2003	2002
	(in millions of EUR)
Total assets(1)	47,681	46,225	43,585
Total outstanding credits(2)	46,228	44,659	41,910
Loans to credit institutions(3)	12,958	11,761	10,562
Loans to customers(4)	24,178	24,584	23,258
Securities held(5)	9,092	8,314	8,089
Total fiduciary assets(6)	406	512	667
Total guaranties(7)	1,619	1,229	1,069
Total commitments made(8)	8,888	8,960	7,104

Net profit(9)	102	103	87

(1)	Total assets at December 31 of the year indicated.
(2)	Total outstanding credits consist of outstanding loans (other than fiduciary loans and administrative loans) and holdings of debt or equity securities (excluding equity investments and repurchased own notes) at December 31 of the year indicated.
(3)	Loans to credit institutions include mortgage loans, loans to public authorities and entities organized under public law and other obligations of credit institutions.

(4)	Loans to customers (i.e., non-credit institutions) include mortgage loans, loans to public authorities and entities organized under public law and other obligations of customers.
(5)	Aggregate book value of all debt or equity securities (excluding equity investments and repurchased own notes), held by us at December 31 of the year indicated. An “equity investment” (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business. See “—Business—Securities Activities” and “—Glossary—Equity investments in non-affiliated companies; equity investments in affiliated companies.”
(6)	Fiduciary assets consist of loans that are made by us in our name but on behalf of other entities with funds entirely supplied by, and for a purpose and on terms specified by, such other entities. See “—Business—Loan Portfolio Risks” and “—Glossary—Fiduciary assets; fiduciary liabilities.” Amounts are as of December 31 of the year indicated.
(7)	Total guaranties are contingent liabilities in respect of guaranties and indemnity agreements as of December 31 of the year indicated.
(8)	Total commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans in an amount of EUR 121.0 million in 2004, EUR 121.6 million in 2003 and EUR 120.0 million in 2002), grants and guaranties and for the purchase of investment securities during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years. The retroactive change of the figures for new commitments in 2003 is due to the fact that some customers have not drawn certain loans committed by us as of December 31, 2003 (wertbegruendendes Ereignis).
(9)	Net profit is the difference between total income and total expenses before allocations to retained profits and reserves for the year indicated. See also our balance sheets and statements of income included elsewhere in this prospectus.

Responsibility of Baden-Württemberg

Ownership. We are wholly owned by Baden-Württemberg.

Explicit and Unconditional Guaranty of Baden-Württemberg. The L-Bank Act (Section 5(3)) provides expressly that Baden-Württemberg guaranties all of our obligations in respect of money borrowed by us, debt obligations issued by us, forward or future contracts, rights under option agreements, other credits extended to us, as well as credit extended to third parties that we expressly guaranty. Under this explicit guaranty, if we fail to make any payment of principal or interest or any other amount required to be paid with respect to the Debt Securities described herein when that payment is due and payable, Baden-Württemberg will be liable for that payment as and when it becomes due and payable.

Baden-Württemberg’s obligation under this explicit guaranty ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by us may enforce this obligation directly against Baden-Württemberg without first having to take legal action against us. The explicit guaranty of Baden-Württemberg is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to us with respect to the obligations covered. The explicit guaranty constitutes a charge on public funds that, as a legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Württemberg.

In case of a change of Baden-Württemberg’s ownership in us, our liquidation or an amendment to the L-Bank Act, our payment obligations incurred prior to such event, including the obligations in respect of the Debt Securities described herein, the explicit guaranty of Baden-Württemberg would continue to support our payment obligations incurred prior to such an event.

Guaranty Obligation. The guaranty obligation (Gewährträgerhaftung) is based on an express statutory provision included in the L-Bank Act (Section 5(2)). In accordance with this provision, Baden-Württemberg is without restriction directly liable to our creditors for all of our liabilities if they have not been satisfied out of our assets. The guaranty obligation is unlimited in amount and covers any and all of our obligations arising out of the conduct of our business.

The guaranty obligation applies to the Debt Securities described herein in addition to the explicit guaranty of Baden-Württemberg. However, the explicit guaranty confers a stronger right to the holders of our notes insofar as under the explicit guaranty the noteholder does not have to demonstrate to Baden-Württemberg that our obligations have not been satisfied by us out of our assets.

As with the explicit guaranty, the guaranty obligation constitutes a charge on public funds that, as legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Württemberg.

In the event of a change of Baden-Württemberg’s ownership in us, our liquidation or an amendment to the L-Bank Act, our payment obligations incurred prior to such event, including the obligations in respect of the Debt Securities described herein, the guaranty obligation would continue to support our payment obligations incurred prior to such an event.

Maintenance Obligation. The principle of maintenance obligation (Anstaltslast) is independent of and supplements the principle of guaranty obligation. The maintenance obligation is codified in the L-Bank Act (Section 5(1)). It means, in general terms, that the public body that has established and owns a public law institution (Anstalt des öffentlichen Rechts), in particular a public law credit institution such as us, is required under law to maintain the economic viability of such institution, to keep it in a position to perform its functions and to enable it, through the allocation of liquid funds or by other appropriate means, to perform its obligations when due. The maintenance obligation constitutes (i) an obligation to ensure our solvency, because it includes an obligation of Baden-Württemberg to compensate any shortfall by which our liabilities exceed our assets and (ii) an obligation to ensure our liquidity, because it includes an obligation of Baden-Württemberg to provide liquidity to us as necessary to meet our obligations as they become due. Furthermore Baden-Württemberg would be required on its own authority to take steps to enable us to perform our obligations when due. The maintenance obligation is an obligation of Baden-Württemberg only to us, and not to any third party. While the maintenance obligation does not constitute a formal guaranty of our obligations by Baden-Württemberg, the effect of the maintenance obligation is that our obligations, including our obligations to the holders of the Debt Securities described herein, are fully backed by the credit of Baden-Württemberg.

As with the explicit guaranty and the guaranty obligation, the maintenance obligation constitutes a charge on public funds that, as legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Württemberg.

Understanding with the European Commission. Following a complaint lodged with the European Commission by the European Banking Federation alleging that the maintenance obligation and the guaranty obligation constitute state aid within the meaning of Art. 87 of the Treaty establishing the European Community (referred to as “EC Treaty”), an understanding (referred to as “Understanding I”) between the EU Commission and Germany concerning the future successive abolition of those obligations regarding public banks was reached on July 17, 2001. In a further understanding (referred to as “Understanding II”) with Germany on March 1, 2002, the European Commission clarified that the state support mechanisms may continue for development banks engaged in noncompetitive public functions such as for instance, state financing measures concerning housing, small and medium-sized enterprises, environmental protection, technology, innovation, infrastructure and risk capital. Therefore, the maintenance and guaranty obligations and the explicit guaranty of Baden-Württemberg continue to exist for us.

After December 31, 2007, new activities of a development bank falling outside the allowed areas permitted by Understanding II will be treated as state aid under the EC Treaty and must be either discontinued or transferred to independent subsidiaries without state support. As a consequence, the advantages resulting from state guaranties for such new activities will be treated as impermissible state aid within the meaning of Art. 87 EC Treaty. In addition, Understanding II clarifies that a violation of the state aid rules by single development activities will have no effect on the continued existence of the state guaranties as such.

As a development bank engaged in aforementioned noncompetitive public functions, we will remain a beneficiary of the maintenance obligation, the guaranty obligation as well as the explicit guaranty of Baden-Württemberg. On March 10, 2004, the parliament of Baden-Württemberg slightly amended the L-Bank Act and the L-Bank Statutes to reflect more precisely the activities permitted to us by Understanding II; the amendments will become effective as of December 31, 2007. In our view, Understanding II does not, apart from minor adjustments, require us to give up any activities.

Insolvency of L-Bank. Pursuant to Section 12 of the Insolvency Law (Insolvenzordnung) and Section 45 of the Baden-Württemberg Law Implementing the Judiciary Law (Gesetz zur Ausführung des Gerichtsverfassungsgesetzes), certain public law institutions like us are not subject to insolvency proceedings. Therefore, as a public law institution, we can currently only be dissolved in accordance with the L-Bank Statutes and with the L-Bank Act.

Supervision of L-Bank. Pursuant to the L-Bank Act and the L-Bank Statutes, we are subject to supervision by the Ministry of Finance of Baden-Württemberg in consultation with the ministry of Baden-Württemberg having jurisdiction for the particular matter concerned. We are also subject to the supervision of the Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht) in conjunction with the Federal Central Bank (Deutsche Bundesbank). For more information about our supervision, see the discussion under the heading “—Regulation and Supervision of L-Bank in the Federal Republic of Germany.”

In addition, the State Accounting Office (Landesrechnungshof) of Baden-Württemberg, which is responsible to the parliament of Baden-Württemberg (Landtag), has an unrestricted right to audit us at any time, in particular with regard to our compliance with the Baden-Württemberg Budgeting Principles Act (Landeshaushaltsordnung), the law setting forth the principles and guidelines relating to, among other things, the administration of public funds.

Our supervisory board (Verwaltungsrat) establishes guidelines for, and oversees, the conduct of our business. Pursuant to the L-Bank Act, our supervisory board is composed of eight representatives of the government of Baden-Württemberg and seven other members, all of whom are appointed by the government of Baden-Württemberg and vested with voting rights. In addition, the supervisory board includes three advisory members without voting rights. The government of Baden-Württemberg appoints one of the representatives of Baden-Württemberg in our supervisory board as chairman of the supervisory board. See “—Management.”

BUSINESS

Our principal business is providing loans and other types of financings relating to:

•	the construction, purchasing and renovation of housing;

•	trade and industry, business start-ups and small and medium sized enterprises (SMEs);

•	infrastructural development; and

•	social welfare.

We also act as agent for Baden-Württemberg, for Germany and for the European Union in administering a wide range of public financial assistance programs and offer certain other banking-related services. In support of our primary activities as a state development bank and for risk management purposes, we also regularly invest in securities.

Housing

Our principal financing activity consists of the extension of loans and guaranties related to the construction, renovation and purchase of single and multi-family houses and apartment buildings. We also issue grants with respect to such housing. At December 31, 2004, housing loans totaling EUR 21,058 million accounted for 46.2% of our total outstanding loans. Of the outstanding housing loans, a majority was granted to individuals.

The following table sets out our loans and commitments in connection with housing-related financing for each of the years indicated:

Housing-Related Financing

Loans and Commitments

	2004	2003	2002
	(in millions of EUR, except for %)
Loans outstanding(1)	21,058	21,836	21,941
% of total loans outstanding	46.2	56.4	61.0
Commitments made(2)	571	1,132	973
% of total commitments made	6.4	12.6	13.7

(1)	Loans outstanding at December 31 of the year indicated. Loans outstanding do not include fiduciary loans, and administrative loans.
(2)	Commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans), grants and guaranties during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years.

We administer the State Housing Program of Baden-Württemberg, which encompasses several different housing assistance programs, including Baden-Württemberg state programs and joint programs of Baden-Württemberg and Germany. Those programs are intended to address the housing needs of targeted groups of people, such as large families, the elderly, the severely handicapped and single-parent families. Housing assistance programs included in the State Housing Program provide grants and loans at below-market interest rates for the construction, expansion and renovation of residential buildings, including apartment buildings, single and multi-family houses, company housing and special care housing. Such programs provide financing either to the builder or, in the case of housing sold to a member of a targeted group, the purchaser. Some programs promote rental housing while other programs support home-ownership and the purchase of existing housing by members of targeted groups.

Our housing-related activities are funded partly from public funds and partly from our own funds.

Trade and Industry-Related Financings; Financing of Business Start-ups and Small and Medium Sized Companies

In respect of trade and industry related financing, we administer several public assistance programs sponsored by Baden-Württemberg alone or jointly with Germany. Those programs primarily support small and medium-sized businesses located in Baden-Württemberg. They provide business start-up assistance and financing for investments in technology, environmental protection measures, forestry and agriculture. We provide liquidity assistance to companies, offering low-interest financing for growth and consolidation, mergers and acquisitions, debt restructurings and short- and medium-term investments, and also issue guaranties required, for example, in connection with foreign trade activities.

We provide financing both to financial institutions, which then lend the proceeds to eligible borrowers, and to borrowers directly. Our financings take the form of loans, equity capital investments, guaranties and other instruments.

In most cases, we extend loans to financial institutions, typically commercial, cooperative or savings banks, which in turn lend the funds to borrowers. In such financing transactions, the intermediary bank bears the credit risk with respect to the ultimate borrower, while we bear the credit risk with respect to the intermediary bank. In effect, we thereby pass on the responsibility and administrative cost of granting and servicing loans to the intermediary bank. Where we take the credit risk of companies, we do so by taking sub-participations in loans extended by intermediary banks to their customers or, where required by the relevant public assistance program, by extending loans to customers directly.

In order to reduce the credit risk of intermediary banks and thereby enhance their capabilities to extend more loans, especially to small and medium-sized companies, we also extend guaranties of collection in favor of intermediary banks, offer protection with respect to individual creditors or portfolios of creditors by way of credit default swaps and sometimes invest in asset-backed securities sponsored by other banks or in credit linked notes.

Using these financing techniques, we do not, except for direct equity investments described below, establish a direct customer relationship with the ultimate creditor. We thereby fulfill our role as a state development bank, not competing with commercial or public banks.

The following table shows our loans and commitments in this area of business for each of the years indicated:

Trade and Industry-Related Financing

Loans and Commitments

	2004	2003		2002
	(in millions of EUR, except for %)
Loans outstanding(1)	4,182.95	3,775.7	(3)	3,765.73
% of total loans outstanding	9.17	8.58		9.16
Commitments made(2)	1,872.0	1,118.03		1,267.83
% of total commitments made	21.1	12.48		17.85

(1)	Loans outstanding at December 31 of the year indicated. We do not make fiduciary loans or administrative loans in this area of financing.
(2)

Commitments represent the volume of funds committed by us for loans, grants and guaranties during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years.

(3)	Of the total amount of loans outstanding approximately 93% represents loans to credit institutions and 7% represents loans to customers, either directly or by way of sub-participating in loans made by other credit institutions.

In 2003, the majority of our total commitments with respect to financing of start-ups and small and medium-sized enterprises were commitments to financial institutions (L-Bank taking the credit risk of those financial institutions).

Generally, loans that we extend in this area of financing have an original term of between three and 12 years; in exceptional cases the original term may be up to 20 years.

We also provide equity capital to start-up businesses as well as to established small and medium-sized enterprises. We make those investments through a business unit operating under the brand name L-EA (L-EigenkapitalAgentur). However, all investments are included on our balance sheet. Specialized external management teams working on the basis of consultancy contracts advise us in the preparation of our investment decisions. Investment decisions (acquisitions and sales of equity) in this area of business are being taken by our board of management following the completion of a thorough due-diligence process. We try to ascertain the reputational, operational and legal risks of each investment, and especially we examine the business plans, business strategies and, if already available the financial statements of the target companies. If advisable we consult external legal or business advisors before taking a final decision. Investments exceeding the amount of two million Euro are to be decided on by our supervisory board.

The focus of our investments is directed at venture capital, in particular at information and communications technology and biotechnology, and towards equity investments financing the expansion or ownership restructuring of established small and medium-sized enterprises. As a general rule, we only invest in minority holdings and as a co-investor — on equal terms — with other private investors. We generally do not invest in stock exchange listed companies.

The maximum capital we envisage to invest through L-EA over the years amounts to approximately EUR 253 million (including amounts already invested). We do not intend to become a permanent investor in those companies; instead, we intend to exit our investments on terms we deem favorable to us by way of private or public sales. So far, we have also invested in private equity and venture capital funds as well as in companies directly. In exceptional cases we also grant mezzanine financing to companies in which we are invested.

In addition to our own investments, we hold minority interests in two specialized private equity-companies, which undertake similar investments: Mittelständische Beteiligungsgesellschaft Baden-Württemberg mbH, in which we hold 26.8%, and BWK GmbH Unternehmensbeteiligungs-gesellschaft, in which we hold 10%, both located in Stuttgart.

Furthermore, under our equity joint venture guaranty program, we assume the default risk of equity investments by venture capital companies and private investors in small and medium-sized businesses by way of guaranties. Those guaranties cover amounts of up to 50% of the respective individual investments.

The following table sets out the amounts invested in each year indicated:

Total Equity Investments(1)

	2004	2003		2002
	(in thousands of EUR)
Direct investments in companies	4,454	6,508		6,073
Investments in private equity funds	1,272	3,732		4,725
Mezzanine financings	6,766	5,700	(2)	0
Commitments(3)	10,500	12,600		9,319

(1)	Holdings in companies for strategic purposes as of December 31 of the year indicated, not including Mittelständische Beteiligungsgesellschaft Baden-Württemberg mbH and BWK GmbH Unternehmensbeteiligungsgesellschaft.
(2)	As from 2003 onwards, as a matter of policy, we increased our engagement in mezzanine financings to complement our direct equity investment in order to further strengthen the capital structure of our companies we are invested in.
(3)	Outstanding commitments to further payments for equity or parts in equity funds.

Infrastructure

In order to enhance Baden-Württemberg’s economic and technical infrastructure, we administer several public assistance programs and provide financing for different investments in this respect. We administer programs sponsored by Baden-Württemberg, Germany and the European Union. Through those programs we provide assistance and financing primarily for investments in technology, tourism and economic infrastructure predominantly on a local community level, as well as for investments to enhance the development of rural areas and transport infrastructure.

We provide the relevant financing in the form of loans, grants as well as guaranties. Through a network of subsidiaries, we maintain real estate investments focused on business parks, technology parks and industrial parks in Baden-Württemberg.

In most cases, we extend loans to financial institutions, typically commercial, cooperative or savings banks, which on-lend the funds to the ultimate borrower at the interest rate and for the purpose specified by us. The intermediary bank bears the credit risk of the borrower, while we bear the credit risk of the intermediary bank. In some cases we lend directly to borrowers. In addition we increasingly extend funds to local authorities and other political subdivisions of Germany or Baden-Württemberg.

The following table shows our loans and commitments in connection with infrastructure-related financing for each of the years indicated:

Infrastructure-Related Financing(1)

Loans and Commitments

	2004	2003	2002	2001
		(in millions of EUR, except for %)
Loans outstanding(2)	3,984.47	4,043.14	2,156.01	2,172.38
% of total loans outstanding	8.73	9.18	5.25	5.34
Commitments made(3)	2,751.57	3,544.52	1,399.62	1,373.54
% of total commitments made	30.96	39.56	19.7	18.61

(1)	Not including real estate investments.
(2)	Loans outstanding at December 31 of the year indicated. Loans outstanding do not include fiduciary loans and administrative loans.
(3)	Commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans) during the year indicated, including amounts to be disbursed in future years.

Social Welfare

In support of our owner, the State of Baden-Württemberg, we administer a wide range of financial assistance programs, such as for the support of facilities for handicapped or addicted people or for the construction of hospitals, distributing funds provided by German state and federal governments and the European Union. As of December 31, 2004, we administered 46 such programs, an increase of 17 programs compared to the number of programs we administered at December 31, 2003. In the course of 2004, we acted as a conduit for disbursing financial aid totaling EUR 733 million.

We earn a fee for the administration of the funds, which is intended to at least cover the costs we incur in connection with such administration.

Additionally, we are the central authority for distributing federal and state family benefits in Baden-Württemberg. We also provide advice to young families in all matters relating to family benefits and statutory parental leave.

In 2004, we approved 117,633 applications for federal family benefits, a decrease of 14.2% from 2003, and 27,767 applications for state benefits, a decrease of 12.3 % from 2003. The volume of approved federal and state benefits amounted to EUR 327.7 million and EUR 70.8 million, respectively, representing decreases of 11.1% and 11.7%, respectively, compared to 2003. The decreases reflect new lower income thresholds and a decreased number of families eligible for such benefits as well as a lower birth rate.

Securities Activities

To diversify the overall risk profile of our credit-portfolio and in order to stabilize our liquidity position and to manage interest rate risks, we regularly purchase debt securities of financial institutions and other issuers, including public authorities and supranational organizations, in the market. We conduct these activities in support of, and to manage the risks arising from, our primary activities as a state development bank.

At December 31, 2004, 99.9% of the securities in our portfolio were interest-bearing securities and 0.1% consisted of equity securities, such as shares and other non-interest-bearing securities. Equity securities representing an ‘equity investment’ (Beteiligung), that is an investment in another company (whether affiliated or not affiliated with us) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business, are not included in our securities portfolio. See “—Glossary—Equity investments in non-affiliated companies; equity investments in affiliated companies.”

The following table shows the aggregate book value of securities held by us at December 31 of each of the years indicated:

Securities Portfolio

	2004	2003	2002	2001
	(in millions of EUR, except for %)
Total securities held(1) of which:	9,092.5	8,314.2	8,089.3	7,359.2
Interest-bearing securities(2)	9,079.0	8,300.7	8,069.4	7,321.3
% of total securities(2)	99.9	99.8	99.8	99.5
Equity securities(3)	13.5	13.5	20.0	37.9
% of total securities(3)	0.1	0.2	0.2	0.5

(1)	Aggregate book value of debt and equity securities, excluding equity investments and repurchased own notes (Balance Sheet assets items 4a, 4b and 5), held by us at December 31 of the year indicated. An ‘equity investment’ (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business. See “—Glossary—Equity investments in non-affiliated companies; equity investments in affiliated companies.”
(2)	Consists of notes or bonds and other interest-bearing securities (excluding repurchased own notes).
(3)	Equity securities in 2002 and 2001 include profit participation rights (Genussscheine).

Loan Portfolio Risks

We maintain a policy of conservative evaluation of our loan portfolio. We establish what we believe to be adequate reserves to take account of all identifiable risks in our loan portfolio.

At year-end 2004, 54.0% of our total outstanding loans (other than fiduciary loans and administrative loans) and guaranties were backed by credit support, (compared to 56.4% at year-end 2003): 34.6% of total loans (compared to 37.9% at year-end 2003) were secured by mortgages and other collateral and 19.5% (compared to 18.5% at year-end 2003) were loans to, or guarantied by, the Federal Republic of Germany or Baden-Württemberg, political subdivisions thereof or other governmental authorities, or were insured.

According to our internal guidelines determined by the board of management direct lendings generally have to be secured, unless the debtor is, or is guaranteed by, a Member State of the European Union, a municipality or by another public law entity of a Member State of the European Union, or if the debtor is a company engaged in the utility sector and the majority of its equity is owned by any of the public law entities mentioned before. Furthermore, credit support may not be required, if the debtor has a high degree of credit-worthiness and other credit institution would normally extend loans to this company on an unsecured basis. We have established an internal rating framework and each debtor is classified according to a predefined rating methodology suitable for the category of debtors to which the debtor belongs. As a general rule, credit support is not necessary, if the debtor is classified in one of the two highest internal rating categories.

At December 31, 2004, most of our loans and guaranties not backed by credit support were made to banks and other credit institutions.

As part of our lending in support of housing and agriculture, we make fiduciary loans, which are loans in our name on behalf of other entities, and administrative loans, which are loans in the name of other entities on behalf of the other entities, in each case using funds supplied by other entities. We do not bear any credit risk in connection with fiduciary loans and administrative loans. See “General—Introduction” and “—Glossary—Fiduciary assets; fiduciary liabilities.”

In accordance with the L-Bank Statutes, if loans and guaranties extended by us are secured, they are generally secured on a junior basis. Housing-related loans are usually secured by junior mortgages or, on a temporary basis until the perfection of a mortgage, by bank guaranties or guaranties by local authorities or entities established under public law. Bridge loans to persons with an unmatured building-society savings contract (nicht zuteilungsreifer Bausparvertrag) are additionally secured by an assignment of such contract. Because of the risk inherent in junior mortgages, the municipality in which the housing construction is located is, subject to its prior approval, obligated by law to cover one-third of any losses incurred by us, provided that the relevant loan is granted under the State Housing Program and is used for the construction of houses or apartments. A Baden-Württemberg state administrative regulation, however, limits our claims under the guaranty to an amount based on a ratio of 75% of the overall reasonable cost.

In certain areas of financing, such as trade-, industry- and agriculture-related lending, we very frequently extend loans through intermediary banks that on-lend the funds to their own borrowers — the end customers. In addition to assuming the credit risk, we generally require intermediary banks to secure such loans. To a very limited extent we may guaranty collection of loans made by intermediary banks. Trade and industry-related loans are in most cases secured by mortgages or security interests in equipment, accounts receivable and other collateral.

In various areas of our business we make loans, including fiduciary loans, to entities and, to a limited extent, to individuals — German and foreign — that are incorporated or located outside of Germany, purchase debt securities of foreign issuers and make equity investments in foreign entities. To the extent these transactions are not denominated in Euros, we generally hedge any currency risks by means of currency swaps. See “Business—Funding and Investment Policy.”

The following table sets forth our cross-border loans, securities holdings, guaranties and derivatives at December 31, 2004:

Cross-Border

Loans, Securities Holdings, Guaranties and Derivatives

	Total	European Monetary Union(1)	Other Member States of the European Union(2)	USA	Other industrialized countries(3)	Other countries and supra- national organizations
	As of December 31, 2004
	(in thousands of EUR(4))
Loans(5)	330,061	207,203	27,097	46,917	23,577	25,267
Securities(6)	4,981,606	3,683,333	1,123,073	104,390	64,891	5,919
Equity investments	7,113	1	0	6,136	0	976
Guaranties(7)	902,724	843,619	2,986	0	0	56,119
Derivatives(8)	2,212,776	471,666	620,964	943,564	176,582	0

Total	8,434,280	5,205,822	1,774,120	1,101,007	265,050	88,281

(1)	The countries participating in the European Monetary Union are Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.
(2)	As of December 31, 2004, the Member States of the European Union that did not participate in the European Monetary Union were the Czech Republic, Cyprus, Denmark, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, Sweden and the United Kingdom
(3)	Includes Australia, Canada, Iceland, Japan, New Zealand, Norway, Switzerland and Turkey.
(4)	Any amounts denominated in foreign currencies are expressed in Euros based on the rate of exchange on December 31, 2004.
(5)	This item includes loans to credit institutions, companies, individuals and public authorities, but does not include fiduciary loans. We generally do not make cross-border administrative loans.
(6)	This item includes debt securities (excluding repurchased own notes) and equity securities.
(7)	This item includes contingent liabilities in respect of guaranties, check guaranties and indemnity agreements.
(8)	This item consists primarily of interest rate and currency swaps for hedging purposes, including credit derivatives.

Approximately 62% (EUR 5,206 million) of the amount of our cross-border loans, securities holdings, guaranties and derivatives involve individuals or entities located in countries participating in the European Monetary Union. Approximately 83% (EUR 6,980 million) involve individuals or entities located within the European Union.

Loan and Securities Loss Reserves

Our public mandate requires us to consider loan and other investments that, due to their risk profile, commercial banks would refuse to contemplate for commercial reasons. This is reflected in our contributions to risk provisions. We make extensive specific and general loan loss reserves in our loan and securities portfolio. We believe that our policy in this respect is prudent and that our reserves are sufficient to provide for all identifiable and potential risks in our loan and securities portfolio.

We establish specific reserves to provide for any identifiable risks relating to specific loans or securities, specific reserves to provide for identifiable risks relating to groups of borrowers or types of loans and a general reserve intended to provide for potential risks not presently identifiable but that are inherent in the loan and securities portfolio. In accordance with German law and generally accepted accounting principles in Germany, the foregoing reserves are created by reducing the loan and securities balances reserved against and are not separately reflected as a reserve in the balance sheet. On the liabilities side of our balance sheet, we are permitted according to section 340g German Commercial Code, as a credit institution, to establish reserves against general banking risks in a special item called “Fund for general bank risks”. Allocations to, or withdrawals from, this item must be reflected in our income statement. See “—Summary of Certain Differences Between Generally Accepted German and United States Accounting Principles.”

Loans and payments made under guaranties are written off when our management determines that there is no chance of recovery.

The following table sets forth the aggregate amount of interest and principal payments in arrears on claims with an original maturity of four years or more, the aggregate amount of loans and guaranty payments (and housing-related loans and guaranty payments) written off by us and the aggregate amount of recoveries on loans and guaranty payments previously written off for each of the years indicated:

Credit Arrears, Write-Offs and Recoveries

	2004	2003	2002
	(in millions of EUR)
Arrears(1)	76.7	68.0	57.6
Write-offs(2):
Total	190.8	116.8	95.6
Housing-related	174.1	106.0	88.8
Recoveries(3)	1.8	2.2	3.0

(1)	Aggregate amount of principal and interest payments in arrears on claims at December 31 of the year indicated.
(2)	Aggregate amount of loans and guaranty payments written off during the year indicated.
(3)	Aggregate amount received during the year indicated in connection with loans and guaranty payments written off in previous years.

In connection with our establishment on December 1, 1998, all assets of the state development agency business of the former Landeskreditbank Baden-Württemberg were transferred to us. Part of those assets was a large portfolio of housing-related loans in eastern Germany, primarily in the federal state of Saxony, which are secured by junior mortgages. The table above therefore includes loan loss reserves with respect to commercial properties and building projects in eastern Germany, established in accordance with generally accepted German accounting principles. Except for the extension of loans in connection with the restructuring of existing loans, we have not extended new loans relating to real estate located in eastern Germany since our establishment and are merely servicing those loans currently in our portfolio. Due to the deterioration of recovery values in the East German housing market, we decided to increase the amount of our write-offs in 2004 compared to previous years.

Reserves for Interest Subsidies

We also maintain reserves to support interest rate subsidies, which is the difference between the prevailing market interest rate and the interest rate we charge our customers under the public economic and social assistance programs that we administer. These reserves are calculated on the basis of an amount representing the difference between a fictitious yield over the entire term of the subsidized loan, which is based on the market interest rate at the time that the loan is being made, and the actual aggregate interest payments to be made by the customer over the term of the loan. The reserves for interest subsidies are funded by Baden-Württemberg and the German federal government, other public authorities and by us. See “—Glossary—Deferred items” and “—Contingency reserves.”

Sources of Funds

Our principal sources of funds are the capital and money markets, subscribed capital, capital surplus, retained profit and reserves as well as public funds. At December 31, 2004, our total assets, excluding fiduciary assets of EUR 406.3 million, amounted to EUR 47.3 billion. Of those total assets, 89.2% were financed through long-term and short-term borrowings in the capital and money markets, and 1.1% were financed through our retained profit and reserves. The balance was financed from other liabilities, including reserves.

We raise funds in the capital markets by issuing a variety of bonds, notes as well as medium and long term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen). In 2004, we raised EUR 7,984 million (a 24.3% increase from EUR 6,422 million in 2003) through 54 issuances (40 in 2003) of bonds and notes in the German and international capital markets. In 2001, we established a debt issuance program (which has now a maximum volume of EUR 25 billion), under which we have issued EUR 13.1 billion by December 31, 2004.

The following table shows our borrowings made in the capital markets, categorized by type of instrument, during each of the years indicated:

Capital Market Borrowings(1)

	2004		2003		2002
	millions of EUR	%	millions of EUR	%	millions of EUR	%
Types of borrowings

Bonds and notes	5,495	68.8	4,973	77.4	6,096	73.9
Schuldscheindarlehen and other borrowings(2)	2,489	31.2	1,449	22.6	2,152	26.1

Total capital market borrowings	7,984	100.0	6,422	100.0	8,248	100.0

(1)	For information on the maturities of our outstanding capital markets borrowings, see “Financial Statements of L-Bank—Supplementary Information on Debt of L-Bank.”
(2)	Schuldscheindarlehen are a financing method of the German capital market, where the lending entity, generally a bank, insurance company or public pension fund, receives a promissory note evidencing its loan to the borrower and stating the terms of such loan. Original maturities of Schuldscheindarlehen range from one to 30 years.

As part of our liquidity management, we also raise funds in the money markets, including short-term deposits from other banks. To fund our loans, we also use the overdraft facility of the European Central Bank (drawdowns from this facility are secured by eligible securities) and securities repurchase agreements. See the notes to our financial statements included in this prospectus.

We also borrow from credit institutions, insurance companies and other lenders under loan agreements. To fund loans under various public assistance programs, we borrow funds appropriated in the Baden-Württemberg and German federal budgets. Baden-Württemberg and Germany also contribute all the funds for grants. We use funds supplied by the Baden-Württemberg and German federal governments and other German, foreign or supranational entities to make fiduciary loans and administrative loans. Grants and administrative loans do not appear on our balance sheet.

The following table shows our borrowings outstanding at December 31 of each of the years indicated:

Outstanding Borrowings(1)

	2004	2003	2002
	(in millions of EUR)
Bonds and notes issued(2)	18,111.1	16,415.7	14,582.2
Liabilities to credit institutions(3)	18,295.7	18,900.4	19,729.2
Liabilities to customers(3)	4,832.3	5,160.3	3,996.1
Subordinated liabilities	912.3	598.8	444.8

Profit participation rights	519.8	0	0

Total	42,671.2	41,075.2	38,752.3

(1)	See our financial statements, together with the related notes, included in this prospectus and “—Glossary.”
(2)	The equivalent balance sheet item is “certificated liabilities”; see “—Glossary—Certificated liabilities.” This item includes bearer mortgage-backed bonds (Hypothekenpfandbriefe).
(3)	Includes registered mortgage-backed bonds (Hypothekennamenspfandbriefe).

For more information concerning our borrowings at the end of 2004, including the range of interest rates paid by us and a repayment schedule, see “Financial Statements of L-Bank—Supplementary Information on Debt of L-Bank.”

Funding and Investment Policy

Through our funding and investment policy we seek to achieve the most favorable terms possible with respect to funds raised in the capital and money markets. We also seek to minimize interest rate, exchange rate and currency risks by using various hedging instruments.

The terms of most of our fixed-interest loans prohibit prepayments by the borrower prior to ten years after the loan is made. Variable-rate loans, however, may generally be prepaid at any time upon three months’ notice. 94 % of our loans outstanding as of December 31, 2004 were at fixed interest rates. It is our policy to exercise our right to preclude prepayments or to charge a breakage fee to compensate us for any loss that we would incur by reinvesting the loan proceeds at the prevailing market rate.

As of December 31, 2004, we were party to interest rate and currency derivatives transactions with a total notional value of EUR 92.6 billion. We use interest rate and currency swaps for the purpose of hedging our investments in debt securities and our own issuance of debt and, in the past, to a limited extent, for trading purposes. We principally enter into swap transactions only with counterparties with a rating at least comparable to A3 or A- by a reputable rating agency.

We use derivative transactions for hedging purposes only, either in form of micro hedges (hedging single transactions) or macro hedges. We implement separate portfolio hedges to a very limited extent only. We employ micro hedges to hedge all our assets or liabilities containing an interest rate structure. Currency positions will be hedged once marketable sizes have been attained in the respective currency. According to German GAAP, such derivative transactions are not to be included in the balance sheet, but have to be disclosed separately, see “Financial Statements of L-Bank—Notes to the annual financial statements of Landeskreditbank Baden-Württemberg – Förderbank for the financial year ended December 31, 2004.”

The total income and expenses of micro and macro hedges are reflected in the positions “Interest Income” and “Interest Expenses” in our income statement, without differentiating between micro and macro hedges.

Separate portfolio hedges are of minimal importance in the context of our activities. The net effect of hedging in the context of portfolio hedges is reflected in the position “Net Income from Financial Operations” in our income statement. Losses reflecting negative market values of those portfolio hedges are being accounted for in the balance sheet under the item “Contingency Reserves” together with all other reserves built by us.

Risk Control

The measurement, monitoring and control of risks are all integral functions of our global bank control system. Our board of management formulates our risk policy and establishes the appropriate procedural framework for its implementation. Our risk management system was designed to ensure that we can estimate our risk exposure at any time and implement alternative risk management options as required. The system consists of five subprocesses: risk identification, risk evaluation, risk management, risk monitoring and risk communication.

Risks are identified — that is, analyzed, structured and allocated — by our risk controlling team in cooperation with the individual divisions in which the risks arise. Our risk categories, which correspond to those set forth in the German accounting standards, include counterparty default risk, market risk, liquidity risk and operational risk. The data resulting from our risk identification process are used as the basis for the quantitative and qualitative evaluation of risks. For market risks and counterparty default risks, we calculate the value at risk. For other risks, we use estimates as the basis for evaluation. The results of the evaluation process are continually documented, monitored by our risk controlling team and reported in near real-time. At the same time, our operating units evaluate the market risk for management purposes.

Risk management is the responsibility of our operating units, our board of management and our lending committee, in each case acting within approved limits and up to certain assigned competence levels.

Counterparty default risk

Counterparty default risks embody the greatest proportion of specific risks to which we as a whole are exposed. They comprise credit risk, settlement risk, country risk and investment portfolio risk. We evaluate counterparty default risks using rating methods tailored to the peculiarities of each market segment. In the case of commercial transactions and loans connected with liquid investments and management of our own books of account, counterparty default risks are limited by applying counterparty and country limits, which are proposed by our lending analysis division and approved by our board of management. Individual country limits are allocated and supervised according to a set of guidelines established each year by our board of management.

Market risk

Our market risks consist primarily of interest rate risks and, to a lesser extent, of currency risks. In addition, certain of our subsidiaries, such as property development companies, are also exposed to price risks in the form of real estate risks. These companies may incur potential losses as a result of adverse developments affecting building costs or property prices and rents. To control these risks, our board of management specifies value-at-risk and stop-loss limits. Each day the risk controlling team uses the historical simulation method to calculate the value at risk represented by interest rate and currency risks. Back testing is used to check the reliability of the calculation method applied. To estimate potential losses in the event of extreme market fluctuations, we also carry out stress tests and simulate extreme and worst-case scenarios.

To further limit our interest rate risk, our board of management regularly defines a budgeted risk structure, which represents the target interest rate risk profile. The permissible variance of the actual risk structure to the budgeted risk structure is defined by setting a limit per range of maturities. To quantify real-estate risks, we use worst-case projections to calculate the potential reduced return on invested capital at the time of sale. The shortfall in earnings is estimated by reference to historical and projected trends in real-estate prices. Our risk controlling team monitors interest rate and currency risks. The value-at-risk and stop-loss figures calculated each day are compared with the specified limits. The team also monitors adherence to the budgeted risk structure and authorized limits. A daily risk and performance report is submitted to our board member responsible for controlling risks and the board member responsible for the trading divisions.

Liquidity risk

Our liquidity management, which is the responsibility of our treasury division, is based on a computer-generated liquidity projection, which takes into account all foreseeable, scheduled payment flows over the next twelve calendar months. The reporting system assesses, monitors and reports on the liquidity risk. Our liquidity factor is calculated monthly, in line with the reporting requirements of Principle II (governing liquidity) of the German Banking Act (see “—Regulation and Supervision of L-Bank in the Federal Republic of Germany—Liquidity Requirements”).

Operational risk

Operational risk covers the potential for losses as a result of risks associated with operational systems or processes. It includes operating risks arising as a result of human or technical error, as well as legal risks arising from contractual agreements or the underlying legislative framework. In accordance with our system for analyzing and evaluating operational risks, all product-related processes in the individual divisions are analyzed once a year and evaluated with the help of experts. Any risks identified are assigned to one of five risk categories. These are measured according to the financial impact that potential exposure may have on our net worth and the frequency with which such risks may arise over a twelve-month period. The value at risk is calculated by analyzing the loss rate separately from the extent of the losses.

DEBT RECORD

We have always paid promptly when due the full amount of principal of and interest on our indebtedness.

CAPITALIZATION

The following table shows our capitalization at December 31, 2004:

Capitalization at December 31, 2004(1)

(in millions of EUR)

Liabilities
Liabilities to credit institutions(2)	18,296
Liabilities to customers(3)	4,832
Certificated liabilities(4)	18,111
Subordinated liabilities(5)	912
Profit participation rights	520

Equity
Subscribed capital(6)	250
Capital surplus	951
Retained profit and reserves(7)	428

Total capitalization	44,300

(1)	See our balance sheet included elsewhere in this prospectus.
(2)	Includes EUR 12,245.6 million of liabilities with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. Liabilities to credit institutions include registered mortgage-backed bonds (Hypothekennamenspfandbriefe).
(3)	Includes EUR 985.4 million of debt with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. Liabilities to customers (i.e. non-credit institutions) include registered mortgage-backed bonds (Hypothekennamenspfandbriefe).
(4)	Includes EUR 15,539.7 million of bonds and notes with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. This item includes bearer mortgage-backed bonds (Hypothekenpfandbriefe).
(5)	Includes EUR 341.9 million of liabilities with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. See “Financial Statements of L-Bank—Financial Statements of L-Bank as of and for the year ended December 31, 2003—Notes to the Financial Statements.”
(6)	Our original subscribed capital was DM 450 million (equivalent of EUR 230.1 million). As of January 1, 1999, the subscribed capital was increased to EUR 250 million.
(7)	For capitalization purposes, we are not subject to any legal reserves.

Between January 1, 2005, and May 31, 2005, we publicly issued bonds, notes and miscellaneous liabilities (including privately placed bonds and notes, Schuldscheindarlehen and other borrowings) with an aggregate value of EUR 3,256 million. These items are not reflected in the capitalization table above. Apart from these items, there have been no material changes in our capitalization since December 31, 2004.

MANAGEMENT INFORMATION

Introduction

The following Management information is based on our audited unconsolidated annual financial statements as of and for the fiscal years ended December 31, 2004, 2003 and 2002.

Our financial statements as of and for the fiscal years ended December 31, 2004, 2003 and 2002 were prepared using German GAAP, as contained in the German Commercial Code (Handelsgesetzbuch), in particular in the Supplemental Regulations for Banks (Sections 340 et seq. of the German Commercial Code), and in the German Regulation on the Accounting Principles applied to Credit Institutions and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute).

For details regarding the principles governing the preparation of our financial statements, see the notes to our financial statements included in this prospectus and “—Regulation and Supervision of L-Bank in the Federal Republic of Germany—Financial Statements and Audits.” For a description of certain terms used in our balance sheet and statement of income, see “Glossary.”

German GAAP differs in certain respects from the generally accepted accounting principles of other countries, such as the United States. For a discussion of certain differences between German GAAP and U.S. GAAP, see “—Summary of Certain Differences between Generally Accepted German and United States Accounting Principles.”

Balance Sheet

Our total assets increased by EUR 1.5 billion, or 3.1%, in 2004 to EUR 47.7 billion at December 31, 2004, as compared to EUR 46.2 billion at December 31, 2003. In addition to liquidity and risk management activities, loans to small and medium sized enterprises have been the major contributor to this growth. Loans to credit institutions (assets item 2, “receivables from credit institutions”) increased by 10.2% in 2004 to EUR 13.0 billion and represented 27.2% of total assets at December 31, 2004 (compared to 25.4% at December 31, 2003). Loans to customers other than credit institutions (assets item 3, “receivables from customers”) decreased by 1.7% in 2004 to EUR 24.2 billion and represented 50.7% of total assets at December 31, 2004 (compared to 53.2 % at December 31, 2003).

Borrowings from credit institutions (liabilities item 1, “liabilities to credit institutions”) decreased by 3.2% over the previous year and amounted to an aggregate of EUR 18.3 billion at December 31, 2004. Borrowings from customers (liabilities item 2, “liabilities to customers”) decreased by 6.4% and amounted to an aggregate of EUR 4.8 billion at December 31, 2004. On the other hand, at December 31, 2004, the outstanding amount of bonds and notes (certificated liabilities) had increased by 10.3% to EUR 18.1 billion from EUR 16.4 billion at December 31, 2003, which in turn was a 12.6% increase over EUR 14.6 billion in 2002. The Debt Issuance Program, which was established in 2001, permitted us to attract an increased funding volume via certificated liabilities. See “—Business—Sources of Funds.”

The following table shows the development in certain balance sheet items at December 31 of the year indicated:

Development of the L-Bank Balance Sheet

	2004	2003	2002
	(in millions of EUR)
ASSETS
Cash reserve	332.4	257.5	246.0
Total receivables(1)	37,136.5	36,344.8	33,820.4
Receivables from credit institutions	12,958.4	11,760.7	10,562.2
Receivables from customers (i.e. non-credit institutions)	24,178.1	24,584.1	23.258.2
Fiduciary assets	406.3	511.9	666.6
Securities(2)	9,216.5	8,511.4	8,296.8
Other Assets(3)	588.8	599.1	555.1

Total Assets	47,680.5	46,224.7	43,584.9

EQUITY AND LIABILITIES
Liabilities(4)	23,128.0	24,060.7	23,725.3
Liabilities to credit institutions	18,295.7	18,900.4	19,729.2
Liabilities to customers	4,832.3	5,160.3	3,996.1
Certified liabilities	18,111.1	16,415.7	14,582.2
Subordinated liabilities	912.3	598.8	444.8
Profit participation rights	519.8	0	0

Fund for general bank risks	129.0	129.0	108.9
Contingency reserves	740.4	749.8	817.5
Deferred items	861.5	977.5	1,087.6
Other liabilities(5)	1,547.3	1,663.9	1,260.5
Own resources (including subscribed capital, capital surplus, retained profit and reserves and distributed profit)	1,731.1	1,629.3	1,558.2

Total liabilities	47,680.5	46,224.7	43,584.9

(1)	Total receivables include loans and other obligations with an original maturity or non-prepayment period of less than five years as well as those with an original maturity or non-prepayment period of five years or longer.
(2)	Aggregate book value of all debt and equity securities (including repurchased own notes) except equity investments, held by us at December 31 of the year indicated. An ‘equity investment’ (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish permanent relationship that contributes to our own business. See “—Business—Securities Activities” and “—Glossary—Equity investments in non-affiliated companies; equity investments in affiliated companies.”
(3)	Includes equity investments in affiliated and non-affiliated companies, tangible assets, deferred charges and prepaid expenses and other assets (assets item 11).
(4)	Liabilities include liabilities with an original maturity or non-prepayment period of less than five years as well as those with an original maturity or non-prepayment period of five years or longer.
(5)	Includes fiduciary liabilities.

Our “credit volume” consists of loans to credit institutions and loans to customers other than credit institutions. As of December 31, 2004, our credit volume amounted to EUR 37.1 billion, an increase of 2.2% compared to year-end 2003. At December 31, 2004, loans to credit institutions accounted for approximately 34.9% of our credit volume, compared to 32.4% at December 31, 2003. The outstanding amount for loans to credit institutions increased by 10.2% to EUR 13.0 billion in 2004, compared to EUR 11.8 billion in 2003. Loans to customers other than credit institutions accounted for approximately 65.1% of the credit volume at December 31, 2004, compared to 67.6% at December 31, 2003. The outstanding amount of loans to such customers decreased by 1.7% to EUR 24.2 billion in 2004, compared to EUR 24.6 billion at December 31, 2003. The outstanding amount of securities holdings (i.e. assets items 4a, 4b and 5) increased by 9.4% to EUR 9.1 billion (EUR 8.3 billion at December 31, 2003).

We are not required to classify our loans according to their maturity. Our assets can, however, be characterized as long term. At December 31, 2004, 39.1%, or EUR 5.1 billion, of the loans to credit institutions and 78.8%, or EUR 19.0 billion, of the loans to customers other than credit institutions were long-term loans (i.e., loans with an original maturity and non-prepayment period of five years or longer). The notes to our financial statements required by the German Commercial Code present our loans according to their original maturity. See “Financial Statements of L-Bank—Financial Statements of L-Bank as of and for the year ended December 31, 2004—Notes to the Financial Statements.”

At December 31, 2004 our commitments for loans and guaranties totaled EUR 8.9 billion, a decrease of EUR 0.1 billion or 1.1% from EUR 9.0 billion of commitments at December 31, 2003. As compared to the figures in the Registration Statement as filed on March 28, 2005, we have adjusted the figures for new commitments in 2003. The retroactive change of these figures is due to the fact that some customers have not drawn certain loans committed by us as of December 31, 2003 (wertbegruendendes Ereignis).

Commitments for infrastructure decreased by 23.0% to EUR 2.8 billion at December 31, 2004, compared to a 155% increase to EUR 3.6 billion at December 31, 2003. The significant increase in 2003 is due to the fact that the area of infrastructure financing was explicitly mentioned as a permitted business activity of state development banks in the context of Understanding II (for a discussion of Understanding II, see “—General—Responsibility of Baden-Württemberg—Understanding with the European Commission”). We therefore placed a specific emphasis on the development of this business area in 2003. The decrease in new commitments in 2004 reflects our intention to develop this business area in line with all other business areas of our bank.

Housing loan commitments decreased by 49.8% to EUR 0.6 billion at December 31, 2004, compared to a 17.1% increase to EUR 1.1 billion in 2003. The increase in 2003 is to be seen in the context of publicly announced plans by the federal government to cut subsidies for families to buy or build their first homes. This caused many families to invest in first homes in 2003 and led to a comparatively lower demand for housing loans in 2004. In trade and industry-related financing, there was a 65.5% increase to EUR 1.9 billion in commitments at December 31, 2004, compared to a 10.8% decrease to EUR 1.1 billion at December 31, 2003. The increase in 2004 was due to a restructuring in our subsidized lending programs which made funding more attractive to borrowers.

Our equity ratio (the percentage of equity to total assets) increased to 3.6% at December 31, 2004, compared to 3.5% at December 31, 2003 and to 3.6% at December 31, 2002.

Statement of Income

In a still difficult economic environment for credit institutions, we realized comparatively stable earnings. Our operating profit increased by EUR 11.7 million to EUR 329.2 million for the year ended December 31, 2003.

The following table shows our earnings position for the years 2004, 2003 and 2002:

Earnings Position

		Change(1)			Change(1)			Change(1)
	2004	2004/2003		2003	2003/2002		2002	2002/2001
	(in EURO millions)		(in %)	(in EURO millions)		(in %)	(in EURO millions)		(in %)
Interest and similar income(2)	2,386.8	6.0	0.3	2,380.8	(115.5)	(4.6)	2,496.3	100.6	100.2
Interest expenses	(1,954.2)	17.9	(0.9)	(1,972.1)	131.7	(6.2)	(2,103.8)	98.3	4.9

Net interest income	432.7	23.9	5.9	408.8	16.3	4.1	392.5	2.3	0.6
Net fee and other income(3)	49.7	(10.0)	(16.7)	59.7	4.8	8.8	54.9	3.3	6.3

Gross profit	482.4	13.9	3.0	468.5	21.1	4.7	447.4	5.6	1.3
General administrative expenses(4)	(124.4)	(3.5)	2.9	(120.9)	7.6	(5.9)	(128.5)	(7.9)	6.5
Other operating expenses	(28.8)	1.3	(4.3)	(30.1)	6.7	28.5	(23.4)	(14.9)	174.5

Operating profit	329.2	11.7	3.7	317.5	22.1	7.5	295.5	(17.2)	(5.5)
Non-operating expenses(5)	(222.6)	(13.3)	6.2	(214.1)	(5.2)	2.5	(208.9)	(1.9)	0.9

Net profit	101.9	(1.5)	(1.5)	103.4	16.9	19.5	86.6	(19.1)	(18.1)

Allocation to retained profit and reserves	0	(103.0)	100.0	103.0	17.5	20.5	85.5	(18.6)	(17.8)
Carried forward from previous year	0.4	(1.6)	(80.0)	2.0	(31.3)	(94.1)	33.2	1.6	5.1
Distributable profit	102.3	99.9	4,161.7	2.4	(31.9)	(93.0)	34.3	1.1	3.2

(1)	Percentage changes are calculated on the basis of unrounded figures.
(2)	Similar income consists of current income from stocks, shares and other non-interest bearing securities and equity investments in non-affiliated companies and affiliated companies.
(3)	Other income consists of net income from financial transactions and other operating income.
(4)	Includes depreciation and accumulated amortization on tangible and intangible assets.
(5)	Consists of write-offs, reserves in respect of loans and securities, allocations to reserves for interest subsidies and income tax.

Net Interest Income. In addition to interest income from lending and money market transactions and from interest-bearing securities and debt register receivables (Schuldbuchforderungen), our net interest income also includes current income from stocks, shares and other non-interest-bearing securities and equity investments in non-affiliated and affiliated companies.

In a continuing low-interest rate environment, our interest and similar income increased by EUR 6.0 million, or 0.3%, to EUR 2,386.8 million in 2004, as compared to EUR 2,380.8 million in 2003. At the same time, the amount of interest paid decreased by EUR 17.9 million, or 0.9%, from EUR 1,972.1 million in 2003 to EUR 1,954.2 million in 2004. In total, net interest income of EUR 432.7 million at year end 2004 increased by EUR 23.9 million, or 5.9%, from EUR 408.8 million in 2003.

In 2003, net interest income increased by EUR 16.3 million, or 4.1%, from EUR 392.5 million in 2002 to EUR 408.8 million in 2003.

To control the risks of unhedged positions, our board of management specifies tight value-at-risk and stop-loss limits. Each day the risk controlling team uses the historical simulation method to calculate the value at risk represented by interest rate and currency risks. Back testing is used to check the reliability of the calculation method applied. To estimate potential losses in the event of extreme market fluctuations, we also carry out stress tests and simulate extreme and worst-case scenarios.

To further limit our interest rate risk, our board of management regularly defines a budgeted risk structure, which represents the target interest rate risk profile. The permissible variance of the actual risk structure to the budgeted risk structure is defined by setting a limit per range of maturities. The value-at-risk and stop-loss figures calculated each day are compared with the specified limits. We also monitor adherence to the budgeted risk structure and authorized limits. A daily risk and performance report is submitted to our board member responsible for controlling risks and the board member responsible for the hedge activities. For a general discussion on our measurement, monitoring and control of risks, see “—Business—Risk Control.”

Net Fee and Other Income. Net fee and other income consist of net commission income, net income from financial transactions and other operating income. Net fee and other income decreased by EUR 10.0 million, or 16.8%, from EUR 59.7 million in 2003 to EUR 49.7 million in 2004.

Net fee and other income increased by EUR 4.8 million, or 8.8%, from EUR 54.9 million in 2002 to EUR 59.7 million in 2003.

General administrative expenses. The following table sets forth the principal components of our general administrative expenses for the years ended December 31, 2004, 2003 and 2002:

General Administrative Expenses

		Change(1)			Change(1)			Change(1)
	2004	2004/2003		2003	2003/2002		2002	2002/2001
	(in millions of EUR)		(in %)	(in millions of EUR)		(in %)	(in millions of EUR)		(in %)
Wages and salaries	59.0	0.8	1.3	58.3	2.0	3.5	56.3	4.4	8.5
Social security, pension and other benefit and welfare expenses	20.4	4.7	29.9	15.7	(7.1)	(31.0)	22.8	6.6	40.7

Total expenditure on personnel	79.4	5.4	7.4	74.0	(5.1)	(6.4)	79.1	11.0	16.2
Other general administrative expenses	34.9	(0.9)	(2.5)	35.8	(2.5)	(6.6)	(38.3)	5.1	15.2
Depreciation and amortization on intangible and tangible assets	10.0	(1.1)	(9.6)	11.1	0.0	0.0	11.1	(8.2)	(42.6)

Total general administrative expenses	124.4	3.5	2.9	120.9	(7.6)	(5.9)	128.5	7.9	6.5

(1)	Percentage changes are calculated on the basis of unrounded figures.

Total personnel expenses (wages and salaries, fringe benefits and expenses for retirement pensions and benefits) increased by EUR 5.4 million, or 7.4%, to EUR 79.4 million in 2004, while they decreased by EUR 5.1 million, or 6.4%, from EUR 79.1 million in 2002 to EUR 74.0 million in 2003. The increase in 2004 was caused by increased reserves for the reduction of staff, in part due to early retirement schemes. At the same time, the number of our employees decreased by 2.4% from 1,134 at December 31, 2003 to 1,107 at December 31, 2004.

Total general administrative expenses, which in addition to personnel expenses also include other general administrative expenses and depreciation and amortization on intangible and tangible assets, increased by EUR 3.5 million, or 2.9%, to EUR 124.4 million in 2004, following a EUR 7.6 million, or 5.9%, decrease from EUR 128.5 million in 2002 to EUR 120.9 million in 2003.

Other Operating Expenses. Other operating expenses decreased by 4.3%, or EUR 1.3 million, to EUR 28.8 million in 2004, after having increased by EUR 6.7 million, or 28.5%, to EUR 30.1 million in 2003 from EUR 23.4 million in 2002. The increase in other operating expenses in 2003 compared to 2002 was caused by exceptional maintenance costs for buildings.

Operating Profit. Our operating profit (before non-operating expenses) increased by EUR 11.7 million, or 3.7%, to EUR 329.2 million in 2004 compared with EUR 317.5 million in 2003. The operating profit for 2003 represented a EUR 22.1 million, or 7.5%, increase over the 2002 operating profit of EUR 317.5 million.

Non-operating expenses. The following table sets forth the principal components of our non-operating expenses for the years ended December 31, 2004, 2003 and 2002:

Non-Operating Expenses

	2004	Change(1) 2004/2003		2003	Change(1) 2003/2002		2002	Change(1) 2002/2001
	(in millions of EUR)		(in %)	(in millions of EUR)		(in %)	(in millions of EUR)		(in %)
Depreciation and amortization on receivables and certain securities, together with allowances for possible loan losses(2)	(136.4)	1.9	(1.4)	(138.3)	(5.7)	4.3	(132.7)	39.3	(22.8)
Income (loss) from write-ups (write-downs on equity investments in non-affiliated and affiliated companies and securities treated as fixed assets	(3.8)	2.8	(42.1)	(6.6)	(2.0)	42.6	(4.6)	(57.8)	(108.7)
Cost arising from assignments	(0.0)	0.0	(26.0)	(0.0)	0.0	(20.0)	(0.0)	13.0	(99.6)
Taxes	(0.6)	(0.3)	100.0	(0.3)	0.4	(58.0)	(0.8)	0.1	(11.4)

Allocation to reserves for interest rate reductions(3)	(86.6)	(17.8)	25.8	(68.8)	2.0	(2.8)	(70.8)	3.6	(4.8)
Total non-operating expenses	(227.4)	(13.3)	6.2	(214.1)	(5.2)	2.5	(208.9)	(1.9)	0.9

(1)	Percentage changes are calculated on the basis of unrounded figures.
(2)	Includes a transfer of EUR 20.1 million to the fund for general bank risks for the year ended December 31, 2003. See “—Business—Loan and Securities Loss Reserves” and “—Glossary.”
(3)	See “—Business—Reserves for Interest Subsidies.”

The net effect of non-operating expenses increased by EUR 13.3 million, or 6.2%, to EUR 227.4 million in 2004, after having increased by EUR 5.2 million, or 2.5%, from EUR 208.9 million in 2002 to EUR 214.1 million in 2003.

Net profit. Our net profit (after non-operating expenses) decreased to EUR 101.9 million for the year ended December 31, 2004, compared to EUR 103.4 million for the year ended December 31, 2003, after having increased by EUR 16.9 million, or 19.5%, from EUR 86.6 million for the year ended December 31, 2002.

RECENT DEVELOPMENTS

Development of our Business

As of March 31, 2005 and 2004, respectively, we had committed funds as follows:

	March 31, 2005	March 31, 2004
	(in millions of EUR)
Housing	123.5	72.0
Trade and Industry	648.1	368.2
Infrastructure	446.5	635.8
Family support	94.5	110.0
Securities	143.4	713.0

The figures for commitments for housing-related loans shown for the first quarter 2005 are in line with our planning for the current year. The increase in trade and industry-related financing is due to a certain extent to a growing demand from small and medium-sized enterprises.

The decrease in infrastructure financing is particularly due to a decrease in public-sector funding demand accounted for in this context. The decrease in investments in securities was caused by the lack of securities meeting our criteria for risk diversification and the liquidity profile requirements at acceptable spreads.

On May 9, 2005, in the context of our legal and statutory missions, we financed the acquisition of shares by our counterparty in a publicly listed Baden-Württemberg company. As a consequence of the transaction, we bear the risk of price fluctuations of the target company’s shares over the term of the agreement (approximately seven years). Those shares, at the date of our financing agreement, had a value of approximately EUR 500 million.

Change of Ownership Structure in our Equity Investments

With effect from January 1, 2005 we acquired a participation of 4.923 % in Landesbank Baden-Württemberg (“LBBW”). Thereby we have become one of the guarantors (Gewährträger) of LBBW, which means that we are jointly and severally liable to creditors of LBBW, together with the other guarantors – the other owners of LBBW – for obligations of LBBW. However, according to Section 4(4) of the LBBW Act and Section 2(4) of LBBW’s statutes, in relation to the other guarantors of LBBW our liability is limited to that portion of the obligations incurred by LBBW on or after January 1, 2005 that corresponds to our ownership interest in LBBW. To the extent we are required to make payments to LBBW’s creditors under our guaranty obligation in excess of our liability in relation to the other guarantors, we will have an indemnity claim against the other guarantors.

In addition, we are required, together with the other guarantors, to maintain the economic viability of LBBW, to keep it in a position to perform its functions and to enable it, through the allocation of liquid funds or by other appropriate means, to perform its obligations when due. However, similar to the guaranty obligation mentioned above, in relation to the other guarantors of LBBW our liability is limited to an amount equal to that portion that corresponds to our ownership interest in LBBW. To the extent we are required to make payments to LBBW under our maintenance obligation in excess of our liability in relation to the other guarantors, we will have an indemnity claim against the other guarantors.

For a general description of these support mechanisms see “—General—Responsibility of Baden-Württemberg—Guaranty Obligation” and “—Maintenance Obligation.”

On July 18, 2005 the maintenance obligation in respect of LBBW will cease to exist pursuant to Understanding I and the guaranty obligation will only have effect for then existing obligations of LBBW that mature until December 31, 2015. See “—General—Responsibility of Baden-Württemberg—Understanding with the European Commission.”

Budget of Baden-Württemberg for 2005/2006

Pursuant to the new budget for the years 2005 and 2006, which the parliament of Baden-Württemberg adopted on February 23, 2005, we are expected to distribute EUR 100 million to Baden-Württemberg in each of 2005 and 2006 out of our annual net profit.

In connection with the Baden-Württemberg budget for 2005 and 2006, Baden-Württemberg sold certain claims for future interest payments from third parties, in particular from LBBW, in the amount slightly short of EUR 707 million in net present value in May 2005.

MANAGEMENT

Board of Management

Our business is managed by our board of management (Vorstand), which consists of at least three members: the chairman, the vice chairman and at least one other member. Members of the board of management are full-time employees of L-Bank and are employed for terms not longer than five years. Their contracts may be renewed for consecutive terms. The chairman and the vice chairman of our board of management are nominated by our supervisory board and appointed on the basis of a resolution of the government of Baden-Württemberg. The supervisory board appoints the remaining members of the board of management.

The chairman of the board of management serves as our chief executive officer. The members of our board of management and the dates of their first appointments are:

Name	Date of first appointment
Christian Brand, Chairman	1998
Jürgen Hägele, Vice Chairman	1998
Dr. Manfred Schmitz	2000

Supervisory Board

Our supervisory board (Verwaltungsrat) establishes guidelines for the conduct of our business and supervises the overall conduct of our affairs.

Pursuant to the L-Bank Act, our supervisory board consists of 15 members, of which eight are representatives of the government of Baden-Württemberg and the remaining seven are non-governmental members. The current Chairman of our supervisory board is the Baden-Württemberg Minister of Economic Affairs and the Vice Chairmen are the Minister of Finance, the Minister of the Interior and the Minister for Food and Rural Planning, respectively. Alternates are designated for each member. The members and alternates of the supervisory board are appointed by the government of Baden-Württemberg for five-year terms of office and may serve consecutive terms.

We are not subject to the Co-Determination Law (Mitbestimmungsgesetz), which requires that the supervisory board of a company includes representatives of the employees. Our supervisory board does, however, include representatives of our staff as consultative members.

The members of our supervisory board and their respective deputy members are:

Full members:	Deputy members:

Ernst Pfister*, Chairman Baden-Württemberg Minister of Economic Affairs	Dr. Horst Mehrländer* State Secretary at the Baden-Württemberg Ministry of Economic Affairs	Prof. Dr. Willi Weiblen* Assistant Undersecretary and Head of the Department of Economic and Structural Policy at the Baden-Württemberg Ministry of Economic Affairs

Gerhard Stratthaus*, Vice Chairman Baden-Württemberg Minister of Finance	Dieter Hillebrand* State Secretary at the Baden-Württemberg Ministry of Finance	Walter Leibold* Assistant Undersecretary and Head of the Department of Financial Policy and Investments at the Baden-Württemberg Ministry of Finance

Heribert Rech*, Vice Chairman Baden-Württemberg Minister of the Interior	Max Munding Undersecretary at the Baden-Württemberg Ministry of the Interior	Prof. Konrad Freiherr von Rotberg* Assistant Undersecretary and Head of the Department of Constitutional, Municipal, Savings Bank and Legal Affairs at the Baden-Württemberg Ministry of the Interior

Peter Hauk*, Vice Chairman Baden-Württemberg Minister for Food and Rural Planning	Rainer Arnold* Undersecretary at the Baden-Württemberg Ministry for Food and Rural Planning	—

Tanja Gönner* Baden-Württemberg Minister of the Environment	Dr. Helmut Birn* Undersecretary at the Baden-Württemberg Ministry of the Environment	Klaus Röscheisen* Assistant Undersecretary and Head of the Administration Department of the Baden-Württemberg Ministry of the Environment

Andreas Renner* Baden-Württemberg Minister of Labor and Social Affairs	Bernhard Bauer* Undersecretary at the Baden-Württemberg Ministry of Labor and Social Affairs	Markus Sorg* Assistant Secretary and Head of the Central Office at the Baden-Württemberg Ministry of Labor and Social Affairs

Rudolf Böhmler* State Secretary at the Baden-Württemberg Ministry of State	Hermann Strampfer* Assistant Undersecretary and Head of Dept. I at the Baden-Württemberg Ministry of State	Reiner Moser* Assistant Secretary and Head of the Budget and Fiscal Policy, Tax Appraisal, Real Estate and Investments Section of the Ministry of State

Dr. Rainer Hägele* Undersecretary at the Baden-Württemberg Ministry of Finance	Dr. Rudolf Kühner* Assistant Undersecretary and Head of Dept. III at the Baden-Württemberg Ministry of State	Norbert Schmitt* Assistant Secretary and Head of the State Investment and Banking Section at the Baden-Württemberg Ministry of Finance

Klaus Hackert President of the Baden-Württemberg Association of Craftsmen	Joachim Wohlfeil President of the Karlsruhe Chamber of Craftsmen	—

Wirtsch.-Ing. Bernd Bechtold President of the Chamber of Commerce and Industry, Karlsruhe, Managing director of b.i.g. Bechtold Ingenieurgesellschaft mbH, Karlsruhe	Dr.-Ing. Hansjörg Rieger Managing Partner of RUD-Kettenfabrik Rieger & Dietz, Aalen	—

Heinz Kälberer Lord Mayor of Vaihingen	Gerhard Roßwog Chairman of the Board of Badischer Genossenschaftsverband Raiffeisen-Schulze-Delitzsch e.V., Karlsruhe	—

Gisela Gräber Deputy Chairman of the Regional Chapter VER.DI e.V., Stuttgart	Frank Zach Head of the Trade and Industry Department of the Baden-Württemberg Chapter of Deutscher Gewerkschaftsbund	—

Otwin Brucker President of the Baden-Württemberg Association of Municipalities	Dr. Jürgen Schütz Vice President of the Baden-Württemberg Association of District Councils	—

Gerhard Burkhardt Chairman of the Board of Management of the Verband Baden-Württembergischer Wohnungsunternehmen e.V., Stuttgart	Andreas Schmitz Spokesman of the General Partners of HSBC Trinkaus & Burkhardt KGaA, Düsseldorf	—

Marco Freiherr von Maltzan Chairman of the Board of Management of BERU AG, Ludwigsburg	Wilhelm Freiherr von Haller Member of the Board of Management of Deutsche Bank AG, Stuttgart	—

*	Representatives of the government of Baden-Württemberg.

Advisory members:

Reiner Enzmann	Chairman of the Central Staff Council at L-Bank, Karlsruhe

Clemens Meister	Chairman of the Staff Council of L-Bank, Karlsruhe

Thomas Dörflinger	Chairman of the Staff Council of L-Bank, Stuttgart

An advisory board (Beirat) consisting of 54 members advises the board of management and the supervisory board on general matters relating to us and furthers the exchange of experience among us, private business and public administration. Members of our advisory board are appointed by our board of management in consultation with the Baden-Württemberg Ministry of Finance for a term of five years.

Remuneration

For the year ended December 31, 2004, the aggregate amount of the direct remuneration paid by us to members of our board of management was EUR 1.516 million, to members of our supervisory board EUR 0.155 million and to members of the Advisory Board and its committees (including travel expenses) EUR 0.138 million. In 2004, the aggregate amount of remuneration paid to retired members of our board of management and their surviving dependents was EUR 0.914 million. Provisions amounting to EUR 11.198 million were set-aside in 2004 to cover pension liabilities in respect of retired members of our board of management. See also the notes to our financial statements included in this prospectus.

EMPLOYEES

During 2004, the average number of employees employed by us was 1,107 persons (including part-time employees and excluding trainees, staff gaining work experience, cleaning and temporary staff). See also the notes to our financial statements included in this prospectus.

Our employee-related expenses, including salaries and wages, pension contributions and other employee benefits, amounted to EUR 79.4 million in 2004. We provide various employee benefits, including a non-contributory pension (supplemental to the statutory pension). Most of our employees are covered by collective bargaining agreements negotiated with the union VER.DI.

REGULATION AND SUPERVISION OF L-BANK

IN THE FEDERAL REPUBLIC OF GERMANY

Introduction to the German Banking System

The German banking system comprises a variety of public sector and private sector banks of two general types: universal banks and specialized banks. We are a specialized state development bank (Förderbank) that is subject to the same regulation, in particular the German Banking Act (Kreditwesengesetz – KWG), as all other German banks.

The German Banking Act and Regulation by the Federal Supervisory Authority for Financial Services

On May 1, 2002, the three former separate supervisory authorities for the financial sector, — the Federal Banking Supervisory Office (Bundesaufsichtsamt für das Kreditwesen), the Federal Securities Supervisory Office (Bundesaufsichtsamt für den Wertpapierhandel) and the Federal Insurance Supervisory Office (Bundesaufsichtsamt für das Versicherungswesen) — were combined into a single comprehensive financial services supervisory authority, the Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht, the “BaFin”). The BaFin supervises banks, insurance companies and financial services institutions.

All banks in Germany, including us, are subject to comprehensive governmental supervision and regulation on a consolidated basis by the BaFin in accordance with the German Banking Act. The BaFin is authorized to issue regulations and guidelines implementing the provisions of the German Banking Act and other laws affecting German banks. Its main purpose is to protect the soundness of the German banking system. The German Banking Act and the regulations issued thereunder have been amended over time in order to keep them in line with internationally accepted principles. In doing so, Germany has implemented the recommendations on banking supervision issued by the Basle Committee on Banking Supervision (the “Basle Committee”) at the Bank for International Settlements and transformed the relevant European Council Directives into German law.

In April 2003, the Basle Committee on Banking Supervision issued its third Consultative Paper for a New Basle Capital Accord (“Basle II”) that will replace the current Basle Capital Standards. On June 25, 2004, the Basle Committee on Banking Supervision approved, and one day later the central bank governors and the heads of bank supervisory authorities in the Group of Ten (G10) countries endorsed, the publication of the International Convergence of Capital Measurement and Capital Standards: a Revised Framework. The goal of the Basle Committee is that implementation by the member states shall take place by year-end 2006. Basle II focuses on three key elements, or pillars: (i) minimum capital requirements, which enhance the measurement framework of Basle I, the first pillar; (ii) supervisory review of bank’s capital adequacy, the second pillar; and (iii) market discipline through effective public disclosure to provide for sound banking practices, the third pillar.

In addition to this capital regulation, Basle II has the goal to increase substantially the risk sensitivity of the minimum capital requirements by closely aligning banks’ capital requirements with prevailing modern risk management practices.

Under the German Banking Act, all German banking and financial services institutions are required to have a license from the BaFin to carry on business. The BaFin supervises the operations of all banks, including us, to ensure that they conduct their business in accordance with the provisions of the German Banking Act and other applicable German laws and regulations. Particular emphasis is placed on compliance with capital adequacy and liquidity requirements, lending limits and prudential standards governing lending imposed by the German Banking Act and the regulations promulgated thereunder.

Cooperation by the BaFin and the Bundesbank

The BaFin carries out its banking supervisory role in cooperation with the Federal Central Bank (Deutsche Bundesbank, the “Bundesbank”), as required under the German Banking Act. The BaFin has the sole authority to issue administrative orders (Verwaltungsakte) and general regulations (Verordnungen) binding on German banks. The BaFin must obtain the Bundesbank’s consent before it issues any general regulations in areas that require the Bundesbank’s consent under the German Banking Act, such as the regulations concerning capital adequacy and liquidity requirements.

The Bundesbank is responsible for the ongoing monitoring of German banks. This comprises in particular the analysis of submitted reports and examinations for the purpose of determining capital adequacy and risk management. The Bundesbank performs its monitoring functions primarily through its nine regional offices (Hauptverwaltungen) which are responsible for different states and the banks that have their corporate seat therein. We report to, and are monitored by, the Hauptverwaltung for the State of Baden-Württemberg, which is based in Stuttgart.

Capital Adequacy Requirements

The German Banking Act and the regulations promulgated thereunder contain certain capital adequacy requirements.

Solvency Ratio

Under the German risk-based capital adequacy rules as set forth in the so-called Principle I of the “Principles on the Own Funds and Liquidity of Institutions” (Grundsätze über die Eigenmittel und die Liquidität der Institute), each bank’s ratio (the “Solvency Ratio”) of Liable Capital (defined below) to risk-weighted assets and certain off-balance sheet items (described below) must equal at least 8% at the end of each business day.

Solvency Ratio =	Liable Capital
Risk-weighted assets and off-balance sheet items

The above formula does not relate to a bank’s market risk position and to Tier III Capital, both of which are discussed below.

Liable Capital

As described below, at least half of Liable Capital must be Core Capital. Pursuant to the German Banking Act and calculated on the basis of the accounting rules of the German Commercial Code, for a bank such as us, “Liable Capital” (the numerator of the Solvency Ratio) consists principally of:

(1)	paid-in subscribed capital;

(2)	capital reserves;

(3)	profit and reserves which are disclosed in the bank’s annual balance sheet;

(4)	net profits which are shown in audited interim financial statements and which will not be used for distribution or the payment of taxes;

(5)	the fund for general bank risks (pursuant to Section 340g of the German Commercial Code, a bank may create a reserve fund from its after-tax retained profit and reserves if advisable in its reasonable commercial judgment in light of the special risks inherent in the banking business);

(6)	capital paid in by silent partners which meets certain conditions set forth in the German Banking Act, including subordination to all creditors and participation in the bank’s losses;

(7)

reserves for general banking risks (pursuant to Section 340f of the German Commercial Code, a bank may record on its balance sheet certain receivables and securities, which are neither investment securities nor part of the trading portfolio, at a lower value than that permitted for industrial and other non-banking corporations if the use of a lower value is advisable in its reasonable commercial judgment to safeguard against the special risks inherent in the banking business), provided that such reserves may not exceed 4% of the book value of such receivables and securities;

(8)	capital paid in consideration of profit participation rights (Genussrechte) which meets certain conditions set forth in the German Banking Act, including subordination to all creditors and participation in the bank’s losses;

(9)	long-term subordinated debt (with a term of at least five years) meeting certain conditions set forth in the German Banking Act, including subordination to all non-subordinated creditors;

(10)	certain revaluation reserves (banks may allocate amounts equaling a certain percentage of the difference between the book value and the actual value of certain assets to revaluation reserves; these revaluation reserves may, in an amount up to 1.4% of the risk-weighted assets and certain off-balance sheet items, be counted as Liable Capital, if the Core Capital of the bank amounts to at least 4.4% of such risk-weighted assets and off-balance sheet items); and

(11)	reserves pursuant to Section 6b of the German Income Tax Act (Einkommensteuergesetz).

The German Banking Act also requires that balance sheet losses and certain intangible assets (including goodwill), certain investments in banks or financial services institutions and certain other items be deducted in computing Liable Capital.

Core Capital is the portion of Liable Capital set forth in items (1) through (6) above, less balance sheet losses, certain intangible assets (including goodwill) and certain other items. Supplementary Capital is the portion of Liable Capital referred to in items (7) through (11), less certain deductions. In our case, Core Capital consists of (i) paid-in subscribed capital, (ii) retained profit and reserves (including capital surplus) and (iii) the fund for general bank risks pursuant to Section 340g of the German Commercial Code.

In our case Supplementary Capital consists of (i) long-term subordinated debt, (ii) profit participation capital and (iii) reserves for general bank risks pursuant to Section 340f of the German Commercial Code. The German Banking Act provides that the aggregate amount of Supplementary Capital must not exceed the Core Capital. In addition, the sum of long-term subordinated debt must not exceed 50% of the Core Capital. Core Capital reflects the same concept as Tier I Capital and Supplementary Capital reflects a similar concept as Tier II Capital (as such terms are used in the United States capital adequacy rules).

Risk Weighted Assets and Off-Balance Sheet Items

To compute risk-weighted assets (the first part of the denominator of the Solvency Ratio), the assets of a bank are assigned to six broad categories (0%, 10%, 20%, 50%, 70% and 100%) of relative credit risk depending on the debtor or on the type of instrument or collateral securing the asset. The valuation basis of each asset, being its book value subject to certain accounting adjustments, is multiplied by the percentage weight applicable to its risk category to arrive at the risk-weighted value.

The valuation basis for computing risk-weighted off-balance sheet items (the second part of the denominator of the Solvency Ratio) depends on the type of the off-balance sheet item. The valuation basis (1) for swap transactions and any credit support obligation assumed in connection therewith is the principal amount or — in absence of such principal amount — the current market value of the underlying asset, and (2) for forward or futures contracts and rights under option agreements and any credit support obligation assumed in connection therewith, the current market value of the right of the bank to obtain delivery or of the obligation of the counterparty to accept delivery of the underlying asset assuming actual performance of the contract. For all other off-balance sheet items, the valuation basis is their book value subject to certain accounting adjustments.

To compute risk-weighted off-balance sheet items (the second part of the denominator of the Solvency Ratio), different rules apply depending on the type of off-balance sheet items. The valuation basis of off-balance sheet items, other than swap transactions, forward or futures contracts and rights under option agreements, is adjusted according to their risk classification depending on the type of instrument (20, 50 and 100 percent). Swap transactions, forward or futures contracts, and rights under option agreements, along with any credit support obligation assumed in connection therewith, are taken into account according to the mark-to-market method. Under that method, the asset is taken into account with the amount required to cover (replacement value) if the counterparty defaults plus an additional amount for future increase of risk.

After such adjustment of the valuation basis, the off-balance sheet items are risk-weighted in the same manner as on-balance sheet items and for that purpose are assigned to the credit risk categories depending on the type of the counterparty or the debtor and multiplied by the applicable percentage weights.

Own Funds

The Solvency Ratio deals with the credit risks of a bank. The German Banking Act also requires market risk positions of banks to be covered by adequate capital. In that regard, two concepts are used by the German Banking Act: (1) Own Funds (Eigenmittel) and (2) the distinction between trading transactions which are allocated to a bank’s trading book (Handelsbuch) (the “Trading Book”) and non-trading transactions which are allocated to a bank’s investment book (Anlagebuch) (the “Investment Book”).

Own Funds consist of Liable Capital plus Tier III Capital. Tier III Capital consists of:

(1)	short-term subordinated debt (with a term of at least two years but less than five years) that meets certain conditions set forth in the German Banking Act, including subordination to all non-subordinated creditors, and

(2)	the net profits which would be realized if, at the end of a given day:

(i)	all positions in the Trading Book were settled,

(ii)	all foreseeable expenses and distributions on capital were deducted, and

(iii)	all probable losses that would be incurred in the Investment Book if the bank were liquidated were deducted.

The sum of Tier III Capital plus the portion of Supplementary Capital that is not required to cover risk positions in the Investment Book (in order to meet the Solvency Ratio requirement) and therefore is eligible to support market risks must not exceed 250% of the portion of Core Capital that is not required to cover risk positions in the Investment Book (in order to meet the Solvency Ratio requirement) and therefore is eligible to support market risks.

Trading Book and Investment Book

The Trading Book of a bank is comprised of the following:

(1)	securities, money market instruments, derivatives and marketable obligations and participations (all “instruments”) that are held by the bank for its own account for resale or trading;

(2)	instruments held and transactions entered into for the purpose of hedging the market risk of the Trading Book and transactions to refinance such hedging;

(3)	transactions subject to the designation of the counterparty (Aufgabegeschäfte);

(4)	receivables for fees, interest and dividends related to positions in the Trading Book; and

(5)	repurchase agreements, loans or similar transactions related to positions in the Trading Book.

Banks must establish guidelines for the inclusion of transactions in their Trading Book, which must be submitted to the BaFin and the Bundesbank. The Investment Book of a bank consists of all transactions that are not contained in the Trading Book as set forth above.

Covering Market Risk Positions

Market risk positions are foreign exchange positions, commodity positions and positions allocated to the Trading Book. The sum of the amounts of market risk positions and, under certain circumstances, separately computed option positions, may not exceed, at the close of each business day, the difference between the bank’s Own Funds and an amount equal to 8% of the risk-weighted assets and off-balance sheet items. Additionally, an overall ratio of the bank’s eligible capital (numerator) to the sum of (1) risk-weighted assets and off-balance sheet items plus (2) market risk positions and certain option positions, both multiplied by 12.5 (denominator), must be computed and must also be equal to at least 8%. The eligible capital is composed of the Liable Capital not used to cover other risks under Principle I and that portion of the Tier III Capital that is used to cover market risk positions and options. (The bank must also report to the BaFin for information purposes the ratio of Tier III Capital that remains unused but constitutes part of Own Funds to the above-mentioned denominator of the overall ratio). As a result, the amount of market risk positions must be covered by Liable Capital or Tier III Capital, whereas under the Solvency Ratio requirement, risk weighted assets and off-balance sheet items must be covered by Liable Capital. Therefore, (1) Tier III capital may only be used to cover market risk positions but not counterparty risk related to assets or off-balance sheet items, and (2) Liable Capital not used to cover counterparty risk related to assets and off-balance sheet items may be used to cover market risk positions. Principle I does not permit Own Funds that have already been used to cover a risk to cover other risks under Principle I.

The risk-weighted values of such market risk positions and certain option positions must be computed in accordance with rules set forth in Principle I or, in the case of market risk positions, in accordance with the bank’s internal risk computation models which have been approved by the BaFin.

During the period covered by this prospectus we have always met the risk-weighted capital adequacy rules of the German Banking Act.

Liquidity Requirements

The German Banking Act and the regulations issued by the BaFin and its predecessors also contain liquidity requirements. According to Principle II, banks must compute a liquidity factor at the end of every calendar month. The liquidity factor is the quotient of liquid assets to payment obligations during four time bands: (1) one day to one month; (2) more than one month to three months; (3) more than three months to six months; and (4) more than six months to twelve months. The liquidity factor for the one-month time band must not be less than 1. The excess of liquid assets over payment obligations in one of the other time bands may be counted as liquid assets for the succeeding time band. The ratios between the respective liquid assets over the payment obligations in the other three time bands are calculated for monitoring purposes only. The liquidity factor and the monitoring ratios must be submitted at the end of each calendar month to the Bundesbank, which passes the reports on to the BaFin.

At December 31, 2004 and at the end of every calendar month during the period covered by this prospectus, we met the liquidity requirements of the German Banking Act.

Limitation on Large Credits

Own Funds and the distinction between Trading Book and Investment Book are also relevant for the limitations on large credits. The term “credit” is defined to include all items on the asset side of the balance sheet, derivative transactions and related guaranties and equivalent off-balance sheet positions. The term includes equity investments. Large credits are credits to a single borrower or a connected group of borrowers that equal or exceed 10% of the Liable Capital or Own Funds depending on whether the credit is allocated to the Investment Book or to the combined Investment Book and Trading Book. There is no separate Trading Book lending limit. The term “borrower” includes certain affiliates of the borrower. The limitations on large credits are applied on a risk-weighted basis in a manner similar to the application of the risk-weighted capital adequacy rules discussed above.

The German Banking Act as it applies to us establishes the following lending limits:

(1)	A bank’s aggregate disbursed large Investment Book credits may not exceed eight times the bank’s Liable Capital. A large Investment Book credit of a bank is defined as the sum total of credits extended to any one borrower or connected group of borrowers that are allocated to the Investment Book and that, in the aggregate, are equal to or exceed 10% of the bank’s Liable Capital.

(2)	A bank’s aggregate disbursed large combined Investment Book/Trading Book credits may not exceed eight times the bank’s Own Funds. A large combined Investment Book/Trading Book credit of a bank is defined as the sum total of all credits extended to any one borrower or connected group of borrowers (allocated to the Investment Book or to the Trading Book) that, in the aggregate, are equal to or exceed 10% of the bank’s Own Funds.

(3)	The aggregate amount of credits extended by a bank to one borrower or connected group of borrowers that are allocated to the Investment Book, i.e., a borrower’s Investment Book credit position, may not exceed 25% of the bank’s Liable Capital (20% in the case of a credit to the bank’s unconsolidated parent, subsidiary or sister company).

(4)	The aggregate amount of credits extended by a bank to one borrower or connected group of borrowers that are allocated to the Investment Book or the Trading Book, i.e., the borrower’s aggregate credit position, may not exceed 25% of the bank’s Own Funds (20% in the case of a credit to the bank’s unconsolidated parent, subsidiary or sister company).

(5)	In case total aggregate credits extended to one borrower or connected group of borrowers that are allocated to the Trading Book or the Investment Book, i.e., the borrower’s aggregate credit position (see (4) above), exceed (even with approval of the BaFin) the 25% (or 20% in the case of a credit to the bank’s unconsolidated parent, subsidiary or sister company) of the bank’s Own Funds ceiling, credits extended to such borrower or connected group of borrowers that are allocated to the Trading Book shall not, in the aggregate, exceed five times the bank’s Own Funds that are not required to cover risk positions in the Investment Book.

(6)	There is an additional over-all lending limit to the effect that the aggregate portions of the borrower’s aggregate credit position (credits that are allocated to the Trading Book or the Investment Book) (see (4) above) that exceed 25% (or 20% in the case of a credit to the bank’s unconsolidated parent, subsidiary or sister company) of the bank’s Own Funds ceiling for more than ten days shall, in the aggregate, not exceed six times the bank’s Own Funds that are not required to cover risk positions in the Investment Book.

A bank must report its large credits to the Bundesbank, which forwards the reports with its comments to the BaFin. With the approval of the BaFin, a bank may exceed the eight times Liable Capital or Own Funds and the 25% (or 20%) of Liable Capital or Own Funds ceilings referred to in paragraphs (1) to (4) above, if the amount exceeding these ceilings is covered by Liable Capital and Own Funds, respectively. The amounts of Liable Capital used to cover such excess amount must be disregarded when computing the adequacy of Liable Capital under the capital adequacy rules discussed above. If the 25% (or 20%) ceiling and the eight times Liable Capital ceiling or Own Funds ceiling are exceeded, the larger of both excess amounts must be covered by Liable Capital (in the cases of paragraphs (1) and (3) above) and (in the cases of paragraphs (2), (4), (5) and (6) above), Own Funds, respectively. A bank must notify the BaFin and the Bundesbank without delay if it exceeds these ceilings. If a bank exceeds the five times Own Funds ceiling referred to in paragraph (5) above or the six times Own Funds ceiling referred to in paragraph (6) above, it must report this fact to the BaFin and the Bundesbank and must cover such excess amounts with Own Funds.

Limitations on Qualified Participations

The total nominal value (as opposed to the book value or price paid) of a deposit-taking bank’s Qualified Participations (as defined below) in an enterprise (other than a bank, financial services institution, financial enterprise, insurance company or bank service enterprise) may not exceed 15% of the Liable Capital of such bank, and the aggregate nominal value of all such Qualified Participations may not exceed 60% of such bank’s Liable Capital. With the approval of the BaFin, a bank may exceed the 15% and 60% limitation on investments if it covers the Qualified Participations in excess of these limits by Liable Capital. If both limitations are exceeded, the larger of both excess amounts must be covered by Liable Capital. “Qualified Participation” is defined in the German Banking Act as a (1) direct or indirect investment in at least 10% of the capital or the voting rights of the target enterprise or (2) the ability to exercise a significant influence over the management of the target enterprise. An investment is indirect not only when it is made by one or more subsidiaries but also when it is made by an enterprise with a “similar relationship”. All of the shares of an enterprise which the bank owns indirectly through one or more subsidiaries are fully attributed to the bank.

Policies on Trading Activities

Pursuant to a 1995 release of the predecessor of the BaFin, German banks must observe minimum requirements with respect to transactions relating to money market activities, securities, foreign exchange, precious metals and derivatives. The release stresses the responsibility of senior management for the proper organization and monitoring of trading and sales activities, requires that banks adopt written policies regarding such activities, imposes specific requirements with respect to activities in new products and deals with the qualifications and remuneration of trading and sales staff, record retention, risk controlling and management and the internal organization of trading, sales, settlement and accounting.

Reporting Requirements

In order to enable the BaFin and the Bundesbank to monitor compliance with the German Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the BaFin and the Bundesbank require the periodic filing of information.

Each bank must file with the BaFin or the Bundesbank, or both, among other things, the following information:

(1)	immediate notice of certain organizational changes, the extension or increase of large credits, the acquisition or disposal of 10% or more of the equity of another company or certain changes in the amount of such equity investment, and the commencement or termination of certain non-banking activities;

(2)	monthly balance sheet and statistical information and annual audited unconsolidated and consolidated financial statements;

(3)	the acquisition or disposal of a Substantial Participation, or an increase or decrease of a Substantial Participation which results in the investment reaching or passing the threshold of 20%, 33% or 50% of such voting rights or capital, as well as the fact that the bank became or ceased to be a subsidiary of another enterprise, if the bank has knowledge of such facts; and on an annual basis, the names and addresses of holders of Substantial Participations in the bank and its foreign subsidiary banks, and the amount of such investment if the bank has knowledge of such facts (the definition of “Substantial Participation” is substantially identical to the definition of Qualified Participation, as set forth above);

(4)	monthly compliance statements with regard to the capital adequacy rules and the requirements on liquidity and statements on certain foreign lending; and

(5)	quarterly statements listing the borrowers to whom the reporting bank has outstanding loans of EUR 1.5 million or more and certain information about the amount and the type of the loan, including syndicated loans exceeding this amount even if the reporting bank’s share does not reach EUR 1.5 million.

If several banks report to the Bundesbank loans of EUR 1.5 million or more to the same borrower, the Bundesbank must inform the reporting banks of the total reported indebtedness and of the type of such indebtedness of such borrower and of the number of reporting lending banks.

Enforcement Powers

In order to secure compliance with the German Banking Act and the regulations issued thereunder, the BaFin and the Bundesbank may require information and documents from a bank and the BaFin may examine a bank without having to give any particular reason. The BaFin may attend meetings of the bank’s supervisory board, its managing board and shareholders (and require such meetings to be convened). In practical terms, because the BaFin has access to our books and records in Germany, it is able to monitor our worldwide activities.

To ensure that German banks, including us, fully comply with all applicable legislation and reporting requirements, the BaFin requires that they maintain an effective and independent internal auditing department of adequate size and quality. A bank must also establish a written plan of organization, which sets forth the responsibilities of its employees and operating procedures. The internal auditing department must examine compliance with this plan and these responsibilities and procedures.

If the BaFin discovers irregularities, it has a wide range of enforcement powers. The BaFin can challenge the qualifications of the bank’s management. If the Own Funds of a bank are not adequate, or if the liquidity requirements are not met and if the bank has failed to remedy the deficiency within a period set by the BaFin, the BaFin may prohibit or restrict the distribution of profits or the extension of credit.

If a bank is in danger of defaulting on its obligations to creditors, the BaFin may take emergency measures to avert default. In this connection, it may, inter alia: (1) issue instructions relating to the management of the bank, (2) prohibit or restrict the acceptance of deposits and the extension of credit, (3) prohibit or restrict the management of the bank from carrying on their functions and (4) appoint supervisors. If these measures are inadequate, the BaFin may revoke the bank’s license and, if appropriate, order that the bank be closed. To avoid the insolvency of a bank, the BaFin has the authority to prohibit payments and disposals of assets, to suspend customer services, and to prohibit the acceptance of payments other than the payment of debt owed to the bank. In addition, violations of the German Banking Act may result in criminal and administrative penalties.

Powers of the European Central Bank Affecting L-Bank’s Conduct of Business

The European System of Central Banks (“ESCB”) consists of the European Central Bank (“ECB”) and the national central banks of the 25 Member States of the European Union (the “National Central Banks”). The ECB and the National Central Banks of the 12 Member States of the European Union that have transferred their monetary sovereignty to the ECB and have introduced the Euro as their currency are referred to as the “Eurosystem”. The primary objective of the ESCB is to maintain price stability, to define and implement the monetary policy of the European Community, to conduct foreign exchange operations, hold and manage the official foreign reserves of the Member States and promote the smooth operation of payment systems. The ESCB is governed by the decision-making bodies of the ECB.

The National Central Banks of the Member States of the European Union that are part of the Eurosystem retain the functions that are not transferred to the Eurosystem. Thus, the Bundesbank continues to act as discount window for banks for eligible securities whereby the discount rate is computed on the basis of the so-called base rate. The base rate is adjusted on January 1 and July 1 of each year by the number of percentage points by which the ECB’s interest rate for its most recent main refinancing operations has been raised or lowered since the last change in the base rate.

The ECB requires credit institutions, including us, established in the 12 Member States of the European Union that are members of the Eurosystem, to hold minimum reserves on accounts maintained with their respective National Central Banks, which, in our case, are held by the Bundesbank. In its regulation on minimum reserves, the ECB, currently as of September 12, 2003, set a 0% reserve ratio on the following liability categories: “deposits with agreed maturity over two years,” “deposits redeemable with notice period over two years,” “repurchase agreements (repos)” and “debt securities issued with an agreed maturity over two years.” For all other deposits, debt securities issued and money market instruments, the ECB set a 2% reserve ratio. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the Eurosystem’s minimum reserve system and liabilities to the ECB and the National Central Banks are not included in the basis for minimum reserves. Furthermore the ECB imposes statistical reporting obligations on credit institutions resident in Member States of the Eurosystem to enable the ECB to fulfill the ESCB’s tasks.

Securities Trading—Regulation by the BaFin

The Securities Trading Act (Wertpapierhandelsgesetz) of 1995, as amended (the “Securities Trading Act”), prohibits insider trading with respect to securities admitted to trading or included in the over-the-counter market at a German exchange or the exchange in another Member State of the European Union or the European Economic Area. The Securities Trading Act also requires that the issuer of securities admitted to trading on a German stock exchange publish promptly any new fact relating to the issuer which is not publicly known if such fact could have a material influence on the market price of such securities due to its effects on the financial condition or the overall business performance of the issuer.

The BaFin supervises securities trading and deals with irregularities in the securities market. To enable the BaFin to carry out its securities trading supervisory functions, the German banks and the other institutions that are members of a German stock exchange are subject to comprehensive reporting requirements with respect to all transactions in securities and derivatives that are listed or traded on an exchange or other organized market in Germany or another Member State of the European Union or a Member State of the European Economic Area. The reporting obligation applies to transactions for a bank’s own account as well as for the account of its customers.

The Securities Trading Act also introduced so-called “Rules of Conduct” for securities services enterprises, i.e., credit institutions and financial services institutions engaged in the purchase and sale of securities or derivatives for others or the intermediation of transactions in securities or derivatives. In practice, the Rules of Conduct therefore apply principally to all German banks. The BaFin has broad powers to investigate securities services enterprises with a view to monitoring compliance with the Rules of Conduct. The Securities Trading Act provides for an annual examination by the BaFin of a bank’s compliance with its obligations under the Securities Trading Act; in addition, independent accountants are required to prepare a report annually on a bank’s compliance with the reporting requirements under the Securities Trading Act.

Supervision by the State of Baden-Württemberg

Pursuant to the L-Bank Act and the L-Bank Statutes, we are subject to supervision by the Ministry of Finance of Baden-Württemberg in consultation with the ministry of Baden-Württemberg having jurisdiction over the particular matter concerned. The ministries are entitled to request information, undertake audits, send representatives to meetings of our supervisory board, request that such meetings be called and rescind unlawful resolutions and other actions of our supervisory board or board of management. Furthermore, those ministries may order us to perform legally required actions and, if we do not comply with such demand or order, the ministries may themselves take such action. These supervisory powers do not include the right to exercise influence over business decisions by our board of management or supervisory board.

In addition, we are subject to auditing by the State Audit Office (Landesrechnungshof) of Baden-Württemberg.

Financial Statements and Audits

Our financial statements are prepared in accordance with the German Commercial Code, the German Banking Act (Kreditwesengesetz – KWG), general corporate law, and the Regulation on the Accounting Principles applied to Credit Institutions and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute) issued by the Federal Minister of

Justice. The accounting principles set forth in the above statutes and regulations are referred to herein as “German GAAP.”

Under German law, we must be audited annually by German independent accountants (Wirtschaftsprüfer) who are appointed annually by our supervisory board. The BaFin must be informed of and may reject such appointment. The independent accountants are required to prepare annually a long form audit report (Prüfungsbericht) on the financial statements prepared by our management, and submit it to our supervisory board, our Guarantor, the BaFin and the Federal Central Bank. This comprehensive audit report is in contrast to the much shorter audit reports typically prepared for other German companies. The contents of the report are prescribed in a regulation issued by the BaFin. In particular, the auditor must review that the bank is in compliance with: (1) the regulatory reporting requirements; (2) the large credit limitations; (3) the limitations on extension of credit to related companies; (4) the requirements of the capital adequacy and liquidity principles (described above) and (5) the regulations concerning the prudent granting of credit. The audit report must also discuss in detail certain large or important loans and review compliance with certain provisions of the German Banking Act, match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods, and explain the effect of a change in interest rates on the unmatched portion of such assets and liabilities, respectively. The auditor’s opinion opines as to compliance with German GAAP and all applicable legal requirements.

The audit reports of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”) for the years ended December 31, 2004, 2003 and 2002, dated March 1, 2005, March 29, 2004 and April 8, 2003, respectively, each refer to a management report that has not been included to this prospectus. The examinations of and the audit reports upon such management reports are required under German auditing standards. Those examinations were not made in accordance with Statement on Standards for Attestation Engagements No. 10, “Management’s Discussion and Analysis.” PwC does not provide an opinion on this information or on the financial statements included in this prospectus in accordance with U.S. GAAP or U.S. attestation standards.

In addition, each year an independent accountant designated by the BaFin must conduct an examination of any bank that acts as depositary of customers’ securities under the German Depositary Act (Depotgesetz). The examination is made in accordance with the Depositary Act and concludes with an opinion as to the proper execution of trading orders by such bank for its customers and as to the safekeeping of securities for such customers.

Deposit Protection and Investor Compensation

In Germany, private sector commercial banks, credit institutions organized under public law and credit cooperative institutions each have their own system of deposit protection and investor compensation. According to the German Act on Deposit Protection and Investor Compensation of 1998, as amended (“Deposit Protection Act”, Einlagensicherungs- und Anlegerentschädigungsgesetz), the association of the German credit institutions organized under public law (Bundesverband Öffentlicher Banken Deutschlands e.V., “VÖB”) established a company under the name Entschädigungseinrichtung des VÖB GmbH (“Entschädigungseinrichtung GmbH”) to provide deposit protection and investor compensation for customers of German credit institutions organized under public law. We are a member of the Entschädigungseinrichtung GmbH.

A creditor of L-Bank has a direct claim against Entschädigungseinrichtung GmbH if (i) the BaFin determines that we are unable to repay deposits (as defined in the Deposit Protection Act) or to satisfy obligations resulting from the securities businesses for reasons that are directly connected to our financial situation, and that no prospects exist for the repayment of the deposits or the satisfaction of the obligations and (ii) the creditor is eligible for compensation. A direct claim against Entschädigungseinrichtung GmbH is limited to 90% of the customer’s deposits and our obligations to the customer resulting from the securities businesses respectively, and may not exceed in any case EUR 20,000.

The Entschädigungseinrichtung GmbH is funded through annual contributions by its members in the amount of 0.008% of their liabilities to non-bank customers as shown in their most recent balance sheet. In such determination, certain liabilities may be excluded. Member institutions may be required to make additional contributions in case the funds of the Entschädigungseinrichtung GmbH fall below an amount that equals twice the amount of the aggregate contributions of all member institution for the previous year.

Furthermore, we are a member of the Freiwilliger Einlagensicherungsfonds des VÖB, a voluntary deposit protection fund, established by the VÖB, that supplements the statutory protection of the Deposit Protection Act. This deposit protection fund covers deposits and obligations to customers. The compensation by this fund is not limited, but customers do not have a claim against this fund.

The Debt Securities described herein are not covered by the funds referred to above.

DENMARK
Baltic Sea
North Sea
SCHLESWIG-HOLSTEIN
MECKLENBURG-VORPOMMERN
(Mecklenburg-Western Pomerania)
BREMEN
HAMBURG
NIEDERSACHSEN
(Lower Saxony)
POLAND
BERLIN
NETHERLANDS
BRANDENBURG
SACHSEN-ANHALT
(Saxony-Anhalt)
NORDRHEIN-WESTFALEN
(North Rhine-Westphalia)
SACHSEN
(Saxony)
HESSEN
(Hesse)
THÜRINGEN
(Thuringia)
BELGIUM
CZECH REPUBLIC
RHEINLAND-PFALZ
(Rhineland-Palatinate)
LUXEMBOURG
Mannheim
Heidelberg
SAARLAND
BAYERN
(Bavaria)
Karlsruhe
Stuttgart
FRANCE
BADEN-WÜRTTEMBERG
Freiburg
SWITZERLAND
AUSTRIA

THE STATE OF BADEN-WÜRTTEMBERG

GENERAL

Location, Area and Population

The Federal Republic of Germany was founded on May 24, 1949 when its constitution, codified in the Grundgesetz (the “German Constitution”), took effect. Baden-Württemberg is one of Germany’s 16 states (Länder), together with Bavaria (Bayern), Berlin, Brandenburg, Bremen, Hamburg, Hesse (Hessen), Lower Saxony (Niedersachsen), Mecklenburg-Western Pomerania (Mecklenburg-Vorpommern), North-Rhine Westphalia (Nordrhein-Westfalen), Rhineland-Palatinate (Rheinland-Pfalz), Saarland, Saxony (Sachsen), Saxony-Anhalt (Sachsen-Anhalt), Schleswig-Holstein and Thuringia (Thüringen).

The State of Baden-Württemberg

Baden-Württemberg is located in southwestern Germany. It is bordered on the east by Bavaria, on the north by Hesse, on the west by the Alsace region of France and Rhineland-Palatinate, and on the south by Switzerland. The largest cities are Stuttgart, Mannheim, Karlsruhe, Freiburg and Heidelberg.

Baden-Württemberg encompasses an area of 13,803 square miles, or approximately 10% of Germany’s total area of 137,829 square miles. Baden-Württemberg is the third-largest state of Germany by area, after Bavaria and Lower Saxony.

At the beginning of 2003, Baden-Württemberg had 10.7 million inhabitants, or 12.9% of Germany’s total population of 82.5 million. Baden-Württemberg is the third largest state of Germany by population, after the states of North Rhine-Westphalia and Bavaria.

Politics and Foreign Relations

Many governmental powers have been allocated by the Constitution to the federal government. The states have for instance legislative jurisdiction regarding such areas as the educational system, cultural affairs and police powers. The state enforces and administers not only state laws but also, subject to supervision by federal authorities, most of the federal laws in Germany. The administration of the courts on the lower level is the responsibility of the states whereas the administration of the highest court is the responsibility of the federal government. There is no separation between the state and the federal judicial system as in the United States. Baden-Württemberg, like the other states of Germany, has an elected parliament and an administration headed by a Prime Minister (Ministerpräsident) who is elected by the state parliament.

On March 25, 2001, elections for representatives to the parliament of Baden-Württemberg were held. The parliament of Baden-Württemberg currently consists of the following numbers of representatives of four political parties: the Christian Democratic Union (CDU), 63 representatives; the Social Democratic Party (SPD), 45 representatives; Alliance 90/the Greens, 10 representatives; and the Free Democratic Party (FDP/DVP), 10 representatives; the CDU and FDP have formed a government in coalition. The next elections will be held in the spring of 2006.

Because foreign relations are reserved to the German federal government under Article 32 of the German Constitution, Baden-Württemberg may not maintain foreign relations with other countries without the consent of the German federal government.

ECONOMY

General

Germany

The economy of Baden-Württemberg, as a state of Germany, must be considered in the context of the German economy as a whole. Germany’s economic system has developed since 1945 into what has come to be called the soziale Marktwirtschaft, generally understood to mean a socially-conscious market economy, combining the free initiative of the individual with social principles. The German Constitution guaranties freedom of private enterprise and private property. The state mainly has an administrative function in the market economy, setting the general framework of conditions within which market processes take place. In Germany, there is almost no state intervention in price and wage competition.

The German economy is one of the largest in the world. Compared with its international rank as an industrialized nation, Germany is relatively poor in raw material resources. It depends largely on imports for its raw material needs. This foreign dependence is particularly significant in minerals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. Germany currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas, as well as all of the enriched uranium needed for nuclear energy.

Exports and imports of goods and services contributing to the GDP (at current prices) since 2001 have developed as follows:

Contribution of Exports and Imports of Goods and Services to GDP* in Germany

	2004	2003	2002	2001
	(in %)
Exports/GDP	39.7	37.3	36.6	35.2
Imports/GDP	34.0	32.7	31.4	31.9

*	Date of computation of GDP: August 2004 and January 2005.

Source:	Own calculations, based on: German Central Bank, Monthly Report, November 2004, Table IX. 1 and February 2005, Table IX. 1.

Baden-Württemberg

Baden-Württemberg is one of the most highly industrialized states in Germany and has one of the strongest economies of all the German states. In terms of GDP and employment, approximately one-half of Baden-Württemberg’s economy is based on the activities of small and medium-sized commercial enterprises, many of which are involved in manufacturing and focused on technology, and the other half consists of large industry. Several well-known companies are located in Baden-Württemberg, such as DaimlerChrysler AG, Porsche AG, Robert Bosch GmbH, IBM Germany, Asea Brown Boveri Germany and Hewlett-Packard Germany. This strong concentration of manufacturing activity exposes the economy of Baden-Württemberg to a degree of cyclical pressure. In addition to manufacturing enterprises, many universities and research institutions also support the Baden-Württemberg economy.

The real growth rates of Baden-Württemberg’s and Germany’s GDP (at 1995 prices) since 2000 have developed as follows:

Real Growth Rates*

	2004	2003	2002	2001
	(in %)
Baden-Württemberg	1.6	(0.1)	(0.9)	2.5
Germany	1.6	(0.1)	0.1	0.8

*	Date of computation: August 2004/February 2005.

Source:	State Statistical Office Baden-Württemberg and Federal Statistical Office, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/VolkswPreise/ArbeitskreisVGR/tab02.asp.

Gross Domestic Product

The following table shows the GDP of Baden-Württemberg in comparison to the GDP of Germany for each of the years indicated:

Development of GDP*

	2004	2003	2002	2001
	(in billions of EUR)
At current prices for the year indicated:
Baden-Württemberg’s GDP	319.4	312.3	309.1	305.5
Germany’s GDP	2,177.0	2,128.2	2,107.3	2.074.0
At constant 1995 prices:
Baden-Württemberg’s GDP	292.3	287.6	287.8	290.5
Germany’s GDP	2,016.1	1,985.2	1,987.6	1,986.0

*	Date of computation: August 2004/February 2005.

Source:	State Statistical Office Baden-Württemberg and Federal Statistical Office, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/VolkswPreise/ArbeitskreisVGR/tab01.asp and …/tab02.asp.

The following table shows the per capita GDP of Baden-Württemberg in comparison to the per capita GDP of Germany for each of the years indicated:

Per Capita GDP in Baden-Württemberg and Germany*

	2004	2003	2002	2001
	(in thousands of EUR)
At current prices for the year indicated:
Baden-Württemberg	29.8	29.2	29.1	28.9
Germany	26.4	25.8	25.6	25.2

*	Date of computation: August 2004/February 2005.

Source:	State Statistical Office Baden-Württemberg and Federal Statistical Office, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/VolkswPreise/ArbeitskreisVGR/tab01.asp.

Industrial Structure

General Position of Industry

The largest share of the gross value added to the GDP of Baden-Württemberg is attributable to services and other activities and to manufacturing. Commerce and transportation, like agriculture and forestry, are of less significance.

The following table shows the gross value added in current prices to the GDP of Baden-Württemberg during each of the years indicated:

Gross Value Added in Baden-Württemberg*

	2003	2002	2001	2000	1999
	(in %)
Attributable to:
Manufacturing	37.3	37.7	38.3	38.7	38.2
Agriculture and forestry	0.8	0.8	0.9	1.0	1.0
Commerce and transportation	15.8	15.8	15.8	15.2	14.7
Services and other activities	46.1	45.7	44.9	45.0	46.2

*	Date of computation: August 2003/February 2004.

Source:	State Statistical Office Baden-Württemberg and own calculations, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/Veroeffentl/Statistische_Berichte/Sachgeb.asp?P, PDF 4151 03001.

Branches of Industry

The branches of industry with the greatest significance in Baden-Württemberg are the machinery, electrical engineering and automotive industries. Of somewhat less importance are the chemical industry and the textile and garment industries. Together with the metalworking industries, these six branches employ about three quarters of the persons employed in industrial enterprises in Baden-Württemberg.

From a geographic perspective, Baden-Württemberg’s industrial structure is evenly spread throughout its territory. In addition to the industrial center in the central Neckar area around Stuttgart, there are a number of other industrial centers, including Mannheim, Karlsruhe, Ulm, Heilbronn and Villingen-Schwennigen. The primarily rural, less densely-populated areas of Baden-Württemberg are also for the most part well supplied with industrial enterprises. The small and medium-sized (SME) component of the economy of Baden-Württemberg is particularly pronounced.

Tourism

Baden-Württemberg has numerous bathing resorts and is one of the most significant states for spas in Germany. The city of Heidelberg, home of the oldest university in Germany, and other well known tourist destinations, such as the Black Forest and Lake Constance, attract many German and foreign tourists. Baden-Württemberg is one of the states with the largest amount of tourist traffic in Germany.

Prices and Wages

Prices in Germany generally have been stable. In 2003, prices increased by 1.1%, and in 2002 by 1.4%. Since January 1, 1999, the European Central Bank (ECB) has assumed the task of conducting the single monetary policy for the Euro-zone, having a free hand to maintain price and currency stability in the Euro-zone. Before 1999, monetary policy in Germany was conducted by the Deutsche Bundesbank, which served as a model for the ECB in respect of its independence from political influence.

The following table shows the development of prices in Germany during each of the years indicated:

Cost-of-living Index for all Households

(changes from previous year in %, 1995 = 100)

	2004	2003	2002	2001
Total	1.6	1.1	1.4	2.0
Food	(0.3)	(0.1)	1.0	5.1
Other consumer goods without energy	1.5	0.3	0.8	0.3
Energy*	4.2	4.0	0.3	5.7
Services without rents	2.3	1.4	2.4	2.4
Rents	1.0	1.2	1.4	1.2

*	Electricity, gas and fuel.

Source:	German Central Bank, Monthly Report February 2005, Table IX. 7.

The following table shows information concerning wages and salaries in industry and commerce (including construction) in Baden-Württemberg for each of the years indicated:

Wages and Salaries in Industry and Commerce

	2004	2003	2002	2001
	(monthly averages in EUR)
Industry:
Gross weekly earnings
Blue collar, male	644	628	614	606

Blue collar, female	471	461	449	441
Industry and Commerce:
Gross monthly earnings
White collar, male	3,984	3,889	3,775	3,688
White collar, female	2,760	2,677	2,587	2,516

Source:	State Statistical Office Baden-Württemberg, data on employment, available at www.statistik.baden-wuerttemberg.de/ArbeitsmErwerb/Landesdaten/LRt1901.asp and …/LRt1902.asp.

Employment and Labor

Unemployment rates reached high levels during the 1980s and 1990s, exceeding 9% from 1994 on, compared to unemployment rates in the 1970s of between 0.9% and 4.7%. These high unemployment rates were due to a variety of reasons, including competition from inexpensive foreign products, computerization of factories and offices, the reunification of Germany and the effects of a world economic recession. The unemployment rate in Baden-Württemberg remains consistently lower than that of Germany as a whole. In December 2004 the unemployment rate in Baden-Württemberg was 6.3% (in thousands: 346), compared with the unemployment rate for Germany of 10.8% (in thousands: 4,464 in the same month. Since January 1, 2004, labor market statistics no longer classify unemployed persons who take part in suitability statement measures and training measures as unemployed. Using the same criteria, the unemployment rates for the previous years would, therefore, have been lower by approximately 0.2%.

Source:	Federal Labor Office, data on employment, available at www.pub.arbeitsamt.de/hst/services/statistik/detail/d.html, Arbeitslose - nach Ländern - Arbeitslosenquoten.

The following table shows the amount and rate of unemployment for each of the years indicated:

Unemployment

	2003	2002	2001	2000	1999
	(annual average)
Baden-Württemberg Unemployment (in thousands)	337	295	264	281	325
Unemployment rate (in %)	6.1	5.4	4.9	5.4	6.5
Germany
Germany Unemployment rate (in %)	10.5	9.8	9.4	9.6	10.5

Source:	Federal Labor Office, data on employment, Jahresberichte, Arbeitsmarkt 2001, pp. 165 and Arbeitsmarkt 2003, pp. 131 and 134, available at www.pub.arbeitsamt.de/hst/services/statistik/000100/html/jahr/index.shtml.

Trade unions are few but large in Germany and in Baden-Württemberg. The largest labor organization is the German Trade Union Federation (Deutscher Gewerkschaftsbund), which, as of August 2004, was the umbrella organization for eight individual trade unions. Trade unions enroll workers from an entire industry, regardless of the kind of work a person does (the “one union, one industry” principle). Generally, the employers of a given industry deal with only one negotiating partner on the labor side. In comparison to other countries, there are relatively few labor strikes in Germany because of certain statutory provisions that regulate labor disputes. For example, any strike must be approved by an affirmative vote of three quarters of a trade union’s members.

Unions and employers, without government intervention, enter into collective bargaining agreements called Tarifverträge. The Tarifverträge apply in practice to all workers in the industry concerned, whether they are unionized or not, if the employing firm is a member of the relevant association of employers, as most are. The terms of Tarifverträge are binding on both sides. Deviations are permissible only if they benefit employees. Such deviations regarding salaries and wages are fairly frequent.

Social Legislation and Services

Baden-Württemberg and its inhabitants participate in Germany’s comprehensive system of social legislation and services. This system includes public health insurance, retirement and disability pensions, workmen’s compensation, unemployment insurance, child welfare programs, care of the physically and mentally handicapped, allowances to orphans and single persons with dependents, and general public assistance to persons in need.

The costs of the social insurance system are borne by the insured and their employers through social contributions (Sozialbeiträge), by direct contributions from federal, state and municipal governments, and by others. The most important part of the social insurance system—retirement pensions, health insurance, insurance for nursing care, and unemployment insurance—is funded primarily by equal contributions from employers and employees.

FOREIGN TRADE AND FOREIGN EXCHANGE

Foreign Trade

The economy of Baden-Württemberg has a substantial connection to foreign trade. Preliminary figures show that in 2004, goods with a value of approximately EUR 733.5 billion were exported from Germany, approximately EUR 114.3 billion of which were exported from Baden-Württemberg. In comparison, imports to Germany for 2004 have been preliminarily valued at EUR 581.8 billion, approximately EUR 91.3 billion of which were imported to Baden-Württemberg. According to these figures, exports from and imports to Baden-Württemberg in 2004 constituted 15.6% of the exports and 15.7% of the imports, respectively, of Germany.

Source:	Date of computation: March 2005

http://www.destatis.de/basis/d/aussh/aushtab1.php.

The following table shows information concerning the foreign trade of Baden-Württemberg for each of the years indicated:

Baden-Württemberg’s Foreign Trade

	2004*	2003	2002
	(in millions of EUR)
Total exports	114,323	107,682	103,762
Machinery	26,537	24,244	24,345
Automotive	27,110	27,729	27,441
Electrical products	11,016	10,131	10,800
Chemical products	11,050	12,886	9,376

Fine mechanical and optical products	6,690	6,241	6,249

Ultimate destinations of exports
Industrialized western countries(1)	n/a	83,359	80,492
USA	13,595	13,113	14,003
EU countries (25) (2)	66,464	63,759	59,422
France	11,777	10,737	10,885
Great Britain and Northern Ireland	8,068	7,859	7,914
Italy	8,748	8,306	7,818
Austria	6,077	5,635	5,494
Switzerland	6,704	6,289	6,459
Developing countries(1)	n/a	10,349	11,186
Countries in the process of reform(1) (3)	n/a	13,100	12,013
Total imports	91,292	83,670	77,928

	2004*	2003	2002
Industrialized western countries(1)	n/a	64,768	60,144
EU countries (25) (2)	55,436	51,217	46,333
Developing countries(1)	n/a	7,578	7,899
Countries in the process of reform(1) (3)	n/a	11,644	9,878

Source:	State Statistical Office Baden-Württemberg, Außenhandelsdatenbank, available at http://www.statistik.baden-wuerttemberg.de/AHDB and www.statistik.baden-wuerttemberg.de/HandelBeherb/Landesdaten/LRt1303.asp and …/LRt1306.asp and www.statistik.baden-wuerttemberg.de/HandelBeherb/Landeskennzahlen.asp.

Preliminary figures:

(1)	The State Statistical Office Baden-Württemberg discontinued to produce these figures. Due to the EU enlargement and other facts the categories of countries were changed.
(2)	On May 1, 2004, the number of EU member states rose from 15 to 25. The figures for the past years were adapted as if these countries had been member states at that time.
(3)	Consists of former Eastern Bloc countries and Asian countries with state-run economies.

Foreign Exchange

Since January 1, 1999 Germany’s currency is the Euro, the common currency of the Member States of the European Union participating in the third stage of the EU’s Economic and Monetary Union. The Euro is freely convertible. Currency and capital transactions may be made without approval or a license.

The Euro-zone follows a mutual monetary policy formulated by the European Central Bank, or ECB. The ECB is a politically independent institution whose main goal is to pursue price stability free of political influence.

The following table sets forth, for the periods indicated, average exchange rates between the Euro and the U.S. dollar, the Swiss Franc and the Japanese Yen:

Average Exchange Rate

Currency	4th quarter 2004	3rd quarter 2004	2nd quarter 2004	1st quarter 2004	2003	2002	2001
U.S. Dollar	1.2977	1.2220	1.2046	1.2497	1.1312	0.9456	0.8956
Swiss Franc	1.5335	1.5363	1.5374	1.5686	1.5212	1.4670	1.5105
Japanese Yen	137.11	134.38	132.20	133.97	130.97	118.06	108.68

Source:	European Central Bank, Monthly Bulletin, November 2004, Table 8.2, page S 68 and March 2005, Table 8.2, page S 67.

PUBLIC FINANCE

State Budget

The state government of Baden-Württemberg has its own budget independent from the budget of the federal government of Germany. The state budget is drafted for one year or two consecutive years (the current budget is drafted for the years 2005 and 2006) and adopted by the Baden-Württemberg parliament (Landtag). The fiscal year for the state budget is the calendar year. In addition, the Minister of Finance presents in parliament a medium-term financial plan based on planning figures collected from the various state ministries. In general, a medium-term plan is drafted each year, and sets forth for the current year and the four years to come the projected expenditures that the Baden-Württemberg government believes will be necessary, how funds to meet those expenditures are expected to be obtained, and how the projected budgetary development will fit into the projected development of the economy as a whole. The currently applicable plan runs from 2004 to 2008. The medium-term financial plan assists the parliament in adopting the budget and provides the bases for the next budget.

Generally, expenditures by Baden-Württemberg are permitted only if they are explicitly provided for in the budget. In the event that the factual basis for the budget calculation changes significantly during the fiscal year, the Ministry of Finance must draft a supplementary budget, which also must be adopted by parliament.

The appropriations in the budget are administered by Baden-Württemberg ministries. This administration is under the unlimited supervision of the State Accounting Office (Landesrechnungshof) of Baden-Württemberg, an agency organized under public law. The State Accounting Office is strictly separated from the state administration and is responsible only to parliament.

The following table provides a summary of Baden-Württemberg’s revenues and expenditures for each of the years indicated:

Revenues and Expenditures

	2004	2003	2002	2001	2000
	(in billions of EUR)
Revenues (1)(2)	31.6	31.4	30.5	31.9	30.6
Taxes	22.3	22.0	21.3	22.1	23.0
Other	9.3	9.4	9.2	9.9	7.6
Expenditures (1)(3)	31.7	31.7	31.0	31.7	30.4

(1)	Because, in 2000, Baden-Württemberg began to use a valuation method that employed net borrowings, rather than gross borrowings as in previous years, a comparison of the figures for 2000 to those for previous years has only limited value. Repayment expenses that were included in Revenues totaled EUR 3.5 billion in 2004, EUR 3.1 billion in 2003, EUR 3.5 billion in 2002, EUR 2.6 billion in 2001 and EUR 3.5 billion in 2000.
(2)	Includes revenues from borrowings and special financial transactions.
(3)	Includes redemption of borrowings and special financial transactions.

Source:	State Ministry of Finance, Department (Abteilung) 2, Team (Referat) 21.

For further information concerning the budget of Baden-Württemberg, see “—Budget of the State of Baden-Württemberg.”

Taxation

The system of apportionment of the tax revenues in Germany and its states is governed by Articles 106, 106a and 107 of the German Constitution.

Article 106 allocates customs duties and specified special taxes to the federal government and estate taxes, automobile taxes and other specified transaction taxes to the states. Article 106 further provides that revenue arising from personal income tax, corporate income tax and value added tax shall belong jointly to Germany and the individual states (Gemeinschaftsteuern). The revenue of municipalities consists principally of portions of personal income tax, payments from the states, non-personal taxes, such as real estate (Grundsteuer) and trade tax (Gewerbesteuer), and local tax on consumption and expenditures (örtliche Verbrauchs- und Aufwandsteuern). Since January 1, 1996, pursuant to Article 106a of the German Constitution, a certain amount of the federal government’s revenue has been allocated to public transportation in the various states.

Accordingly, the tax revenues of Baden-Württemberg include taxes that are due solely to Baden-Württemberg and Baden-Württemberg’s share of the joint federal and state taxes.

The following table sets forth the tax revenues of Baden-Württemberg for each of the years indicated:

Tax Revenues

	2004	2003	2002	2001	2000
	(in millions of EUR)
Share of the Gemeinschaftsteuern and share of trade tax	19,611	19,387	18,669	19,342	20,369
Taxes exclusively allocated to the state	2,694	2,610	2,634	2,721	2,618
Total	22,305	21,997	21,304	22,063	22,987

Source:	State Ministry of Finance, Department 5, Team 52.

The following table sets forth the projected tax receipts of Baden-Württemberg for each of the years indicated:

Projected Tax Revenues

	2008(1)	2007(1)	2006(1)	2005(1)
	(in millions of EUR)
Projected tax revenues (1)	25,100	24,060	22,960	21,880

(1)	Tax Appraisal May 2004.

Source:	State Ministry of Finance, Department 5, Team 52.

Revenue Equalization

While the German federal government and the individual German states have separate budgets and different sources of revenue enabling them to carry out their respective functions and duties, a system of revenue equalization (Finanzausgleich) is intended to ensure that each state, irrespective of its own revenues, is sufficiently funded to fulfill its constitutional functions. This system of revenue equalization has both “horizontal” and “vertical” aspects.

So-called “horizontal” revenue equalization (Länderfinanzausgleich), provided for in Article 107 of the German Constitution, is intended to effect an appropriate financial equalization among financially weaker and stronger states. The German Constitution requires the federal legislature to ensure by federal law that states whose revenues are on the average greater than those of other states are obligated to transfer part of their tax revenues to the financially weaker states. Horizontal revenue equalization has the effect that the financial condition of an individual state, and thus its credit standing, is for the most part consistent with the average level of all states.

Since Baden-Württemberg has an above-average economy in comparison with the other German states, it is considered a “stronger” state for the purpose of revenue equalization. It is therefore obligated to make regular equalization payments.

Articles 106, 106a and 107(1) of the German Constitution provide for the allocation, adjustments and distribution of tax revenues between the federal government and the states (so called “vertical” revenue equalization). In addition, they provide for special support payments from the federal government to individual states in order to enable such states to meet financial burdens imposed by the federal government or to support financially weaker states. Furthermore, pursuant to Article 107(2) of the German Constitution, the federal statute implementing the “horizontal” revenue equalization may also provide for special support payments by the federal government to financially weaker states in order to provide supplemental coverage for their general financial needs.

The federal government and the individual states are jointly entitled to the revenues from personal income tax, corporate income tax and value added tax. Whereas the revenues from personal and corporate income tax are shared equally by the federal government and the individual states, the revenues from the value added tax are prorated from time to time subject to the financial needs of the federal government and the several states.

In the event of an extreme budget emergency in any state, the constitutional principle of federal solidarity requires the federal government and the other state governments to support, by appropriate constitutional means such as – ultimately – financial aid, such state in order to enable it to remedy its budget emergency and to fulfill its constitutional functions.

German Unity Fund

Pursuant to the Act of June 25, 1990 implementing the treaty of May 18, 1990, between the Federal Republic of Germany and the German Democratic Republic, which laid the foundation for German unification in October 1990, the German legislature established the German Unity Fund (Fonds Deutsche Einheit) to provide financial support to the new German states. The federal government is liable for the repayment of principal of and interest on the borrowings of the German Unity Fund. (Source: Bundesgesetzblatt (BGBl) II 1990, pp. 518 seq.)

Until December 31, 2004, for the payment of interest on such securities and borrowings, the German Unity Fund receives contributions from the federal budget in the amount of 10% of the total borrowings outstanding at the end of the preceding year. The 11 original German states must reimburse the federal government for 50% of such contributions. In addition, beginning in 1995, the 11 original German states were each obligated to provide for an additional payment in the amount of EUR 1.1 billion annually to the central government. The five new German states are exempt from any payments. Because of low market interest rates, the total regular annual payments were reduced from 10% in 1998 to 6.8% in 2004.

The following table sets forth the incurred and projected payments of Baden-Württemberg with respect to the German Unity Fund for each of the years indicated:

German Unity Fund Repayment Obligations

	2004	2003	2002	2001	2000
	(in millions of EUR)
Baden-Württemberg payments	344	379	389	461	500
Payments of all obligated German states	2,071	2,208	2,185	2,570	2,725

Source:	State Ministry of Finance, Department 5, Team 52.

PUBLIC DEBT

Summary of Debt

At December 31, 2004, Baden-Württemberg’s total outstanding direct debt amounted to EUR 37.6 billion. In 2004, Baden-Württemberg spent 8.4% of its tax revenues on interest payments.

The following table sets forth the total principal amount of direct debt of Baden-Württemberg outstanding at December 31 of each of the years indicated:

	2004(3)	2003(3)	2002(3)	2001(3)	2000(2)
	(in millions of EUR)
Direct debt(1)	37,554	35,676	33,378	31,897	29,506

(1)	Does not include public sector debt.
(2)	Includes borrowing for the purchase of a silent participation in LBBW for an amount of EUR 302.9 million.
(3)	Includes borrowing for the purchases of silent participations in LBBW for a total amount of EUR 1,312.6 million (EUR 302.9 million in 2000 and EUR 1,009.7 million in 2001).

Source:	State Ministry of Finance, Department 2, Team 26.

In addition to its own direct debt obligations, at December 31, 2004, Baden-Württemberg had liabilities to the public sector and others in the amount of approximately EUR 1.6 billion. Furthermore, Baden-Württemberg guarantied the payment of the principal of and interest on certain obligations of various public and private enterprises.

The following table sets forth the aggregate principal amount of such debt guarantied by Baden-Württemberg outstanding at December 31 of each of the years indicated:

	2004	2003	2002	2001	2000
	(in millions of EUR)
Guarantied Debt(1)	10,870	10,895	10,720	10,437	10,396

(1)	Does not include obligations under existing support mechanisms, such as maintenance obligation (Anstaltslast), explicit guaranty or guaranty obligation (Gewährträgerhaftung) with respect to liabilities of certain state-owned entities organized under public law.

Source:	State Ministry of Finance, Department 5, Team 54.

In the period from 1952 to 2003, the long-term average default rate for the aggregate guarantied debt amounted to 0.91%. The aggregate guarantied debt contains guarantied debt for economic development programs, the long-term average default rate of which amounted to 7.33%.

For more detailed information regarding Baden-Württemberg’s debt and guaranties, see the tables in “Debt Record.”

Debt Service

The following table sets forth the projected debt service requirements for each of the years indicated in respect of all of the direct debt of Baden-Württemberg outstanding at December 31 of each of the years indicated:

	2008	2007	2006	2005
	(in millions of EUR)
Debt Service Requirements	8,473	7,847	7,516	7,172

Source:	State Ministry of Finance, Department 2, Team 26.

DEBT RECORD

Since its formation in 1952, Baden-Württemberg has always paid promptly when due the full amount of the principal of and interest on its indebtedness.

Direct Debt of Baden-Württemberg as of December 31, 2004(1)

Debt	Interest rate (%)	Date of issue	Maturity	Principal Amount Outstanding
	(in millions of EUR)
Bonds and Government bonds
(1.) 6.20% of 1993	6.20	1993	2013	255.6
(2.) 6.50% of 1993	6.50	1993	2024	43.5
(3.) 6.50% of 1995	6.50	1995	2005	255.6
(4.) 6.00% of 1996	6.00	1996	2006	255.6
(5.) 6.50% of 1996	6.50	1996	2006	255.6
(6.) 6.50% of 1996	6.50	1996	2006	255.6
(7.) 6.25/7.75% of 1996	6.25/7.75	1996	2026	127.8
(8.) 6.125% of 1996	6.125	1996	2006	306.8
(9.) 6.00/7.625% of 1996	6.00/7.625	1996	2027	153.4
(10.) 6.75% of 1996	6.75	1996	2026	51.1
(11.) 5.75% of 1998	5.75	1998	2028	511.3
(12.) 4.75% of 1998	4.75	1998	2008	383.5
(13.) 5.50% of 2000	5.50	2000	2008	50.0
(14.) 6.90% of 2000 (HKD500 million)(2)	6.90	2000	2005	75.0
(15.) 2.03% of 2001 (JPY3.0 billion)(3)	2.03	2001	2016	27.3
(16.) 3-M-GBPLibor–0.205% of 2002 (100 Mio.GBP)(4)	3-M-GBP Libor-0.205%	2002	2005	161.3
(17.) 4.50% of 2002	4.50	2002	2005	750.0
(18.) 4.75% of 2002	4.75	2002	2008	500.0
(19.) 4.78% of 2002	4.78	2002	2008	100.0
(20.) 2.75% of 2002 (600 Mio CHF)(5)	2.75	2002	2007	408.9
(21.) 3.25% of 2003	3.25	2003	2008	1,500.0
(22.) 3.50% of 2003	3.50	2003	2010	1,000.0
(23.) 3.38% of 2004	3.38	2004	2009	1,250.0
Total bonds and government bonds				8,678.1	(6)
Other borrowings(7)				28,875.6	(6)

Baden-Württemberg’s total direct debt(1)				37,553.6	(6)

(1)	Does not include liabilities to the public sector.
(2)	This debt is carried at a value of EUR 75 million, which expresses a notional Euro/Hong Kong dollar exchange rate of EUR 1.00 = HKD 6.66667.
(3)	This debt is carried at a value of EUR 27.3 million, which expresses a notional Euro/Japanese yen exchange rate of EUR 1.00 = JPY109.89011.
(4)	This debt is carried at a value of EUR 161.3 million, which expresses a notional Euro/pound Sterling exchange rate of EUR 1.00 = GBP0.61996.
(5)	This debt is carried at a value of EUR 408.9 million, which expresses a notional Euro/Swiss Francs exchange rate of EUR 1.00 = CHF1.46735.
(6)	The total shown here is the rounded exact amount.
(7)	Medium- and long-term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen) and credit line agreements with a remaining term of up to approximately 35 years (2038). The following table presents a maturity break down of these borrowings:

Maturity	Outstanding Principal Amount
(in millions of EUR)
2005	3,836.2
2006	2,834.3
2007	4,030.1
2008	2,455.8
2009	1,704.0
>2009	14,015.2
Total	28,875.6

Source:	State Ministry of Finance, Department 2, Team 26.

Internal Guaranteed Debt as of December 31, 2004, 2003, 2002 and 2001

	2004	2003	2002	2001
	(in millions of EUR)
1. Suretyships(1)
(a) Economic development	50.3	50.3	42.4	46.6
(b) Housing	204.1	204.1	204.1	204.1
(c) Public Enterprises	10,117.6	10,143.2	9,990.0	9,705.4
(d) Charitable and educational institutions and other purposes	10.9	10.9	10.9	10.9
2. Guaranties(2) and other credit support
(a) Economic development	10.2	10.2	15.3	15.3
(b) Contingent liabilities under the Nuclear Energy Law (Atomgesetz)	52.3	52.4	52.3	50.3
(c) Other	6.1	6.1	6.1	6.1
3. Suretyships for Sureties(3) and Guaranties for Guarantors(4) for the benefit of Bürgschaftsbank Baden-Württemberg GmbH	418.1	418.1	398.4	398.4
Total(5)	10,869.6	10,895.3	10,719.5	10,437.1

(1)	Surety (Bürgschaft) by the State for the performance of the obligations of another (Administrative Rule No. 1 to Section 39 of the Budgeting Principles Act of Baden-Württemberg (Landeshaushaltsordnung) in connection with Sections 765 et seq. of the German Civil Code (Bürgerliches Gesetzbuch — BGB)).
(2)	Agreements, independent of the underlying agreement, by which the state secures a monetary interest of the recipient of the guaranty by agreeing to assume the responsibility for the occurrence of a specific event, in particular to assume, in whole or in part, the risk of a future contingent loss (Administration Rule No. 2 to Section 39 of the Budgeting Principles Act of Baden-Württemberg).
(3)	A suretyship for a surety (Rückbürgschaft) is a suretyship within the meaning of Sections 765 et seq. BGB that is given by the State in favor of a surety by which the State promises to reimburse the surety, in whole or in part, for payments made by the surety under his suretyship.
(4)	A guaranty for a guarantor (Rückgarantie) is a guaranty, being an agreement independent of the underlying agreement, that is given by the State in favor of a guarantor by which the State promises to reimburse the guarantor, in whole or in part, for payments made by the guarantor under his guaranty.
(5)	In addition to the contingent liabilities arising from Bürgschaften, Garantien, and other warranties shown in the table above, Baden-Württemberg is currently liable under existing support mechanisms, such as maintenance obligation (Anstaltslast), explicit guaranty or guaranty obligation (Gewährträgerhaftung) with respect to liabilities of certain state-owned entities organized under public law.

Source:	State Ministry of Finance Baden-Württemberg, Department 5, Team 54.

BUDGET OF THE STATE OF BADEN-WÜRTTEMBERG

The following table sets forth the revenues and expenditures of Baden-Württemberg for the years indicated.

Revenues and Expenditures for the fiscal years ended December 31, 2004, 2003, 2002, and 2001

	Year ended December 31, 2004	Change(1)	Year ended December 31, 2003	Change(1)	Year ended December 31, 2002	Change (1)	Year ended December 31, 2001
	(in billions of EUR)	(in %)	(in billions of EUR)	(in %)	(in billions of EUR)	(in %)	(in billions of EUR)
I. Revenue
1. Taxes	22.3	1.4	22.0	3.3	21.3	(3.4)	22.1
2. Net borrowing(2)	2.0	0.0	2.0	9.4	1.9	(17.4)	2.3
3. Miscellaneous revenues	7.2	(2.2)	7.4	1.0	7.3	(3.0)	7.6
4. Total	31.6	0.5	31.4	3.1	30.5	(4.3)	31.9

II. Expenditures
1. Public servants	13.1	2.1	12.8	0.5	12.7	3.5	12.3
2. Investments(3)	2.6	(10.8)	2.9	(5.3)	3.1	(25.1)	4.1
3. Interest payments	1.9	3.2	1.8	8.0	1.7	4.8	1.6
4. Principal payments	0.1	30.9	0.1	2.0	0.1	68.9	0.0
5. Payments for horizontal revenue equalization(4)	2.1	14.2	1.9	2.6	1.8	(21.3)	2.3
6. Miscellaneous expenditures	11.5	(6.2)	12.3	5.7	11.6	2.7	11.3
7. Total	31.7	(0.1)	31.7	2.4	31.0	(2.2)	31.7
III. Adjusted total expenditures(5)	31.3	0.7	31.0	0.9	30.8	(2.5)	31.6

(1)	Percentage changes are calculated on the basis of unrounded figures.
(2)	In the capital markets. Net borrowings include borrowings to finance the purchases of silent participations in LBBW for an amount of EUR 1,009.7 million in 2001.
(3)	Investments include the purchases of silent participations in LBBW for an amount of EUR 1,009.7 million in 2001.
(4)	Actual payments, not payment obligations, for the year indicated.
(5)	Formal budget volume minus retirement of debt in the capital markets and special financing procedures.

Source:	State Ministry of Finance, Department 2, Team 21.

Projected Total Indebtedness

The following table sets forth projected total indebtedness of Baden-Württemberg as formulated in the State’s most recent medium term plan drafted in 2005:

	2005	2006	2007	2008
	(in millions of EUR)
Projected total indebtedness incurred	1,990	1,990	1,7	1,500

Source:	State Ministry of Finance, Department 2, Team 21.

DESCRIPTION OF THE DEBT SECURITIES

The following is a brief summary of the terms and conditions of the Debt Securities to be issued by L-Bank in distinct series from time to time, and an agency agreement dated March 22, 2005, among L-Bank, Deutsche Bank Aktiengesellschaft and Deutsche Bank Trust Company Americas, pursuant to which the Debt Securities will be issued (the “Agency Agreement”). Copies of the Agency Agreement and the forms of the Debt Securities are filed as exhibits to the Registration Statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits. The particular terms of each issue of Debt Securities will be described in the prospectus supplement relating to such Debt Securities. Matters presented in this summary may be varied if so specified in a prospectus supplement.

General

The prospectus supplement that relates to your Debt Securities will specify the following terms:

•	the title of the Debt Securities;

•	whether the Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

•	the price or prices at which we will issue the Debt Securities;

•	the aggregate principal amount, and any limitation of that amount, of the Debt Securities;

•	the currency in which the Debt Securities will be denominated and the denominations in which we may issue the Debt Securities;

•	the maturity date or dates of the Debt Securities, on which we must repay principal;

•	the currency or currencies and in which we may pay principal and interest;

•	the interest rate, if any, which the Debt Securities will bear and, if variable, the method by which the interest rate will be determined;

•	the date from which interest will accrue, and the dates on which we must pay interest, and the record dates for payment of interest;

•	whether any amount payable on the Debt Securities will be determined based on an index, price or formula, and how any such amount will be determined;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the Debt Securities may be redeemed before maturity;

•	whether the Debt Securities may be issued in fully registered form, in bearer form with interest coupons, or both and any restrictions on the exchange of one form for the other;

•	in the case of bearer Debt Securities, any applicable United States tax restrictions;

•	whether any part or all of the Debt Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) Debt Securities; and

•	any other terms of the Debt Securities.

If applicable, the prospectus supplement that relates to your Debt Securities will describe whether and in what circumstances they will be exchangeable for other Debt Securities. The prospectus supplement that relates to your Debt Securities will also describe any special United States federal income tax or other considerations applicable to your Debt Securities.

There will be a registrar and principal paying agent or a principal paying agent, as applicable, generally referred to as “Agents”, for us in connection with each series of Debt Securities. The duties of the Agents are governed by the Agency Agreement and the particular terms of each issue of Debt Securities. The Agents may resign from their office and we may replace any Agent, which is our agent. The Agents are not trustees for the holders of Debt Securities, nor do they have trustees’ responsibilities or duties to act for them. So long as no conflict of interest arises, the Agents may engage or be interested in any financial or other transaction with us.

The Debt Securities will not be insured by the FDIC (Federal Deposit Insurance Corporation).

Rank of Securities

The applicable Pricing Supplement will specify whether the Debt Securities will be Senior Debt Securities or Subordinated Debt Securities.

Senior Debt Securities

The Senior Debt Securities will constitute our unsecured and unsubordinated obligations, and will rank pari passu in priority of payment and in all other respects without any preference among themselves (whether by reason of priority of date of issue or otherwise) and pari passu with all our other unsecured and unsubordinated obligations that have not been accorded by law preferential rights.

Subordinated Debt Securities

The Subordinated Debt Securities will constitute our unsecured obligations, and will rank pari passu in priority of payment and in all other respects without any preference among themselves (whether by reason of priority of date of issue or otherwise) and pari passu with all our other unsecured subordinated obligations that have not been accorded by law preferential rights. The Subordinated Debt Securities will be subordinate and junior in right of payment, in the events and to the extent and in the manner provided in the Subordinated Debt Security, to all our other obligations except those which by their terms rank pari passu with or junior to the Subordinated Debt Securities.

Subordination. Our obligations to pay the principal amount of the Subordinated Debt Securities will be our subordinated obligations, which means that, in the event of insolvency proceedings over our assets or our liquidation, our obligations under the Subordinated Debt Securities will be subordinated to the claims of all our unsubordinated creditors so that in any such event no amounts will be payable under the Subordinated Debt Securities until the claims of all our unsubordinated creditors have been satisfied in full.

Pursuant to a Baden-Württemberg statute adopted in accordance with German federal law, bankruptcy or insolvency proceedings cannot be instituted by or against us. In the case of a change in our ownership or liquidation or an amendment to the L-Bank Act, our obligation to pay liabilities incurred prior to such event, including our obligations to the holders of the Subordinated Debt Securities, would continue to be supported by Baden-Württemberg’s Guaranty Obligation. See “L-Bank—General—Responsibility of Baden-Württemberg.”

We intend that the proceeds of the Subordinated Debt Securities of any series qualify as Supplementary Capital under German capital adequacy rules implementing pertinent EU capital adequacy regulations described above in “L-Bank—Regulation and Supervision of L-Bank in Germany—Capital Adequacy Requirements.” Certain provisions in the Subordinated Debt Securities relate to such capital treatment as set forth in the German Banking Act. Such provisions include, without limitation:

(i) the subordination in right of payment under the Subordinated Debt Securities described above in “Subordination”;

(ii) the requirement that Subordinated Debt has been made available to us for a period of at least 5 years;

(iii) a prohibition of any amendment to the Subordinated Debt Securities to shorten the term thereof, to shorten any applicable notice period or to change, modify or restrict the subordination provisions thereof, in each case irrespective of any consent of the holders thereof;

(iv) a waiver by the holders of the Subordinated Debt Securities of any and all rights they may have to set off claims under the Subordinated Debt Securities against any claims they may have against us;

(v) a reference to German law that may require that, in the event that we redeem or repay the Subordinated Debt Securities other than in accordance with the terms provided therein, the holders of such Subordinated Debt Securities, notwithstanding any agreements to the contrary, pay to us any amounts received by them from us or any Agent in such redemption or repayment, unless, at the time of such redemption or repayment, we shall have replaced the Liable Capital created by such Subordinated Debt Securities with capital of equal or higher status under the capital adequacy rules applicable to us or the German Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht) has consented to such redemption or repurchase;

(vi) except to the extent permitted by applicable law, an express prohibition on us, directly or indirectly, acquiring for our own account any of the Subordinated Debt Securities, financing the acquisition for the account of any other person of any of the Subordinated Debt Securities or accepting a lien, security interest or other encumbrance on any of the Subordinated Debt Securities to secure any obligation owed to us; and

(vii) except to the extent permitted without impairing the qualification of the proceeds of the initial sale of the Subordinated Debt Securities as our Tier 2 Capital pursuant to German capital adequacy law and regulations, an express prohibition on the direct or indirect provision by us or any third party of security for our obligations under Subordinated Debt Securities.

Taxes

Unless otherwise specified in the applicable prospectus supplement, all payments by us in respect of the Debt Securities shall be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the Debt Securities.

No Termination for Default

Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will not provide for any defaults or events of defaults entitling the holders thereof to demand immediate redemption of the Debt Securities.

Clearing and Settlement

Provisions relating to the clearing and settlement of the Debt Securities will be described in the applicable prospectus supplement.

Substitution of L-Bank

We may at any time substitute for us any other company as principal debtor in respect of the Debt Securities. Any such substitution will not require the consent of holders of the Debt Securities, but we will be required to guaranty the obligations of the substitute obligor under the Debt Securities. No substitution may occur if such substitution would result in the loss for holders of Debt Securities of the benefit of the guaranty obligation, the maintenance obligation and the explicit guaranty of Baden-Württemberg, and unless the substitute obligor is in a position to fulfill all payment obligations under the Debt Securities without being required to withhold tax at source in an amount which exceeds at the time of effectiveness of such substitution the relevant amounts levied by withholding or deduction in the place of our domicile or tax residence.

It is possible that a substitution of another company as principal debtor in respect of the Debt Securities will result in the recognition of gain or loss for United States federal income tax or German tax purposes by the holders of the Debt Securities of that series and possibly other adverse tax consequences to those holders. Neither the issuer nor the substitute obligor will be required to indemnify the holders of Debt Securities against any tax imposed on a holder of Debt Securities in respect of such substitution. Holders should consult their own tax advisors regarding the tax consequences of such a substitution. See “—Taxation—Federal Republic of Germany Taxation” and “—Taxation—United States Federal Income Taxation.”

Additional Debt Securities

We reserve the right, from time to time without the consent of the Debt Securities holders of the Debt Securities, to issue additional Debt Securities, on terms identical in all respects to those set forth in the terms and conditions of the Debt Securities (except as to the date from which interest shall accrue), so that such additional Debt Securities shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the Debt Securities. The term “Debt Securities” shall, in the event of such increase, also include such additional issued Debt Securities.

Governing Law; Jurisdiction

Governing law. The Agency Agreement is and the Debt Securities as well as our rights and duties and those of the holders of the Debt Securities will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany.

Jurisdiction. The courts in Frankfurt am Main, Germany have jurisdiction for any action or other legal proceedings (“Proceedings”) arising out of or in connection with the Notes. The jurisdiction of such courts is exclusive according to Section 38 of the German Code of Civil Procedure (Zivilprozessordnung) for proceedings solely involving merchants (Kaufleute), legal persons under public law (juristische Personen des öffentlichen Rechts), special funds under public law (öffentlich-rechtliche Sondervermögen) or persons not subject to the general jurisdiction of the courts of Germany (Personen ohne allgemeinen Gerichtsstand), otherwise it is nonexclusive.

CURRENCY CONVERSION RATES

The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Euros and U.S. dollars based on the noon buying rates in The City of New York for cable transfers in Euros, as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rates” and each a “Noon Buying Rate”):

	Period End(1)	Average(1)(2)
	($ per EUR 1.00)
2001	0.8901	0.8952
2002	1.0485	0.9454
2003	1.2597	1.1315
2004	1.3538	1.2438
2005 (through June 17)	1.2240	1.2800

(1)	The Noon Buying Rates at each period end and with respect to the average for each period differed from the exchange rates used in the preparation of our financial statements.

Source: http://www.federalreserve.gov/releases/g5a/, http://www.federalreserve.gov/releases/G5/ and http://www.federalreserve.gov/releases/h10/Hist/dat00_eu.txt.

(2)	The average of the Noon Buying Rates on the last business day of each month during the relevant period.

	Monthly Average Exchange Rates Euro to U.S. Dollar (1)
2004	January	1.2638
	February	1.2640
	March	1.2261
	April	1.1989
	May	1.2000
	June	1.2146
	July	1.2266
	August	1.2191
	September	1.2224
	October	1.2507
	November	1.2997
	December	1.3406
2005	January	1.3123
	February	1.3013
	March	1.3185
	April	1.2943
	May	1.2697

(1)	Source: Federal Reserve Bank of New York, Federal Reserve Statistical Release, Foreign Exchange Rates (monthly), http://www.federalreserve.gov/releases/G5/

On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the “participating states”) commenced a new stage of economic and monetary union and introduced a single currency, the Euro, in substitution for their prior currencies. Greece adopted the Euro as its legal currency effective January 1, 2001. Bills and coins in Euros were circulated for the first time on January 1, 2002. On June 17, 2005, the Noon Buying Rate between the Euro and U.S. dollar was EUR 1.00 = U.S.$ 1.2240.

The conversion rates between the former currencies of each participating state and the Euro were fixed irrevocably by the Council of the European Union on December 31, 1998. The prior currency of Germany, the Deutsche Mark or DM, had a fixed value relative to the Euro of EUR 1.00 = DM 1.95583.

No representation is made that the Euro or U.S. dollar amounts referred to herein could have been or could be converted into Euro or U.S. dollars, as the case may be, at any particular rate.

There are, except in limited embargo circumstances, no legal restrictions in Germany on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in Germany must report to the Federal Central Bank (Deutsche Bundesbank), subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside Germany if such payment exceeds EUR 12,500 (or the equivalent in a foreign currency).

TAXATION

UNITED STATES FEDERAL INCOME TAXATION

The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Debt Securities to U.S. Holders (as defined below) is based upon U.S. laws (including the Internal Revenue Code of 1986, as amended (the “Code”)), regulations, rulings, judicial decisions and administrative pronouncements, currently in effect, all of which are subject to change or changes in interpretation, possibly on a retroactive basis. It deals only with Debt Securities that are purchased at their original issue price (as defined below) and held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding Debt Securities as a straddle, hedging or conversion transaction, persons owning (directly, indirectly or by attribution) 10% or more of our outstanding share capital or voting stock, persons whose functional currency is not the U.S. dollar or holders other than original purchasers.

Prospective purchasers of Debt Securities should consult the relevant prospectus supplement for any additional or modified disclosure of tax consequences that may be relevant to that particular issue of Debt Securities and are urged to consult their own tax advisors in determining the United States, German and any other tax consequences to them of the purchase, ownership and disposition of Debt Securities.

As used herein, the term “U.S. Holder” means a beneficial owner of a Debt Security that is for United States federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership holds Debt Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Debt Securities is urged to consult its own tax advisor regarding the specific tax consequences of the purchase, ownership and disposition of the Debt Securities.

For purposes of this summary, a “Foreign Currency Debt Security” means a Debt Security on which all payments which a U.S. Holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency, as defined below.

Debt Securities Denominated in U.S. dollars

Payments of Interest. Payments of qualified stated interest (as defined below) on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting.

The interest income received by a U.S. Holder generally will be income from sources outside the United States, and with certain exceptions, will be treated separately, together with other items of “passive” income, or in certain cases, “financial services” income, for purposes of calculating any foreign tax credit allowable under U.S. federal income tax laws. Under recently enacted legislation, for taxable years beginning after December 31, 2006, interest income generally will constitute “passive category” income or, in the case of certain U.S. Holders, “general category” income, for foreign tax credit purposes.

Original Issue Discount. The following summary is a general discussion of the U.S. federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount (“Discount Debt Securities”) (other than Short-Term Debt Securities, which are discussed below) under applicable Treasury regulations (the “OID Regulations”) issued by the U.S. Treasury and the Internal

Revenue Service (“IRS”). Additional rules applicable to Discount Debt Securities that are denominated in or determined by reference to a currency other than the U.S. dollar are described under “Foreign Currency Debt Securities” below. Notice will be given in the applicable prospectus supplement when the Issuer determines that a particular Debt Security will be a Discount Debt Security.

For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally 0.25% of the Debt Security’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Debt Security providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Debt Security). The issue price of each Debt Security in an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (or a variable rate, in certain circumstances described below under “—Variable Debt Securities”). In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any “true” discount on such Debt Security (i.e., the excess of the Debt Security’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting. A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Debt Security. The daily portion of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The adjusted issue price of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

Variable Debt Securities. Under the OID Regulations, “Variable Debt Securities” are subject to special rules whereby a Variable Debt Security will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Debt Security by more than an amount equal to the lesser of (x) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or (y) 15% of the total noncontingent principal payments and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Debt Security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such restrictions are fixed throughout the term of the Debt Security or are reasonably expected not to affect the yield on the Debt Security significantly. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a “qualified inverse floating rate” if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Debt Security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a variable rate debt instrument under the OID Regulations and if the interest on such Debt Security is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Debt Security will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a variable rate debt instrument under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Debt Security is issued at a “true” discount (i.e., at a price below the Debt Security’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Debt Security is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other Variable Debt Security that qualifies as a variable rate debt instrument will be converted into an equivalent fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Debt Security. The OID Regulations generally require that such a Variable Debt Security be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Debt Security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. In the case of a Variable Debt Security that qualifies as a variable rate debt instrument and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Debt Security as of the Variable Debt Security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Debt Security is then converted into an equivalent fixed rate debt instrument in the manner described above.

Once the Variable Debt Security is converted into an equivalent fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument and a U.S. Holder of the Variable Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Debt Security during the accrual period.

If a Variable Debt Security does not qualify as a variable rate debt instrument under the OID Regulations, then the Variable Debt Security would be treated as a contingent payment debt obligation under applicable Treasury regulations (the “CPDI Regulations”). The CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, retirement or other disposition of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The United States federal income tax treatment of any Variable Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement. Persons considering the purchase of Variable Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the tax consequences of holding and disposing of Variable Debt Securities.

Sale or other Disposition of a Debt Security. Except as discussed elsewhere in this summary, upon the sale, retirement or other disposition of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, retirement or other disposition (other than amounts attributable to accrued and unpaid interest, including accrued original issue discount, that a Holder has not already included in gross income, which will be taxable as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Debt Security. A U.S. Holder’s adjusted tax basis in a Debt Security generally will equal such U.S. Holder’s initial investment in the Debt Security increased by any original issue discount included in income and decreased by any payment on the Debt Security other than a payment of qualified stated interest. Any gain or loss recognized on a sale, retirement or other disposition of a Debt Security, other than amounts attributable to interest, generally will be treated as U.S. source gain or loss and generally will be long-term capital gain or loss if the Debt Security was held for more than one year. In the case of a U.S. Holder who is an individual, capital gains, if any, generally will be subject to U.S. federal income taxation at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to limitations.

Optional Redemption

Certain of the Debt Securities may be redeemable at our option prior to their stated maturity and/or may be repayable at the option of the holder prior to their stated maturity. Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should carefully examine the applicable prospectus supplement and should consult their own tax advisors, since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and features of the purchased Debt Securities.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder generally may elect to include in income all interest (including stated interest, original issue discount, de minimis original issue discount and unstated interest) that accrues on a Debt Security by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the advisability of making this election.

Short-Term Debt Securities

Debt Securities that have a fixed maturity of one year or less (“Short-Term Debt Securities”) generally will be treated as having been issued with original issue discount in an amount equal to the excess of the sum of the total principal and the interest payments on the Debt Security over its issue price. Except as noted below, an individual and certain other cash method U.S. Holders generally are not required to include accrued original issue discount on Short-Term Debt Securities in their income currently. However, such Holders may be required to include any stated interest in income when the interest is received if such receipt occurs prior to maturity. Any gain realized by such U.S. Holders on the sale, exchange or maturity of Short-Term Debt Securities generally will be ordinary income to the extent of the original issue discount accrued through the date of the sale, retirement or other disposition. In addition, a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security may be required to be deferred until the Debt Security matures. Notwithstanding the foregoing, a cash method U.S. Holder of a Short-Term Debt Security may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders (including banks and dealers in securities), are required to accrue original issue discount on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

In the case of a Short-Term Debt Security that is also a single Foreign Currency Debt Security, the amount of original issue discount subject to current accrual and the amount of any exchange gain or loss on a sale, retirement or other disposition generally are determined under the same rules that apply to accrued interest on a single Foreign Currency Debt Security held by a holder using the accrual method of accounting.

Investors considering the purchase of Short-Term Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of such Debt Securities.

Index Linked Debt Securities

The applicable prospectus supplement will discuss the material U.S. federal income tax consequences with respect to any Debt Securities the payments on which are determined by reference to any index. Investors considering the purchase of Index-Linked Interest Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of such Debt Securities.

Dual Currency Debt Securities

A Debt Security may be issued in circumstances where interest payments on the Debt Security is denominated in or determined by reference to one currency and the principal portion of the Debt Security may be denominated in or determined by reference to another currency (“Dual Currency Debt Securities”). Investors considering the purchase of Dual Currency Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of such Debt Securities.

Foreign Currency Debt Securities

As used herein, “Foreign Currency” means a currency or currency unit other than U.S. dollars.

Interest—Cash Method. A U.S. Holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Debt Security (other than original issue discount, the treatment of which is described below under “—Interest—Accrual Method”) will be required to include in income the U.S. dollar value of the Foreign Currency interest amount (based on the exchange rate on the date of receipt) regardless of whether the payment is in fact converted to U.S. dollars at that time. A cash method U.S. Holder, therefore, may recognize exchange gain or loss (as discussed below) on the receipt of an interest payment on a Foreign Currency Debt Security if such payment is converted from Foreign Currency by an entity in the chain of payment using an exchange rate other than the spot rate on the date of constructive receipt of the payment by the U.S. Holder. A cash method U.S. Holder will have exchange gain or loss attributable to a subsequent disposition of any Foreign Currency received as payment.

Interest—Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount and reduced by any principal payments previously received to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Debt Security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange in effect for the interest accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. Holder’s taxable year. A U.S. Holder may elect, however, to translate such accrued interest income at the spot rate on the last day of the accrual period, or the last day of the taxable year in the case of a partial accrual period. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest at the spot rate on the date of receipt. The above election will apply to all debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest on the date such interest is received, and generally will not be treated as an adjustment to interest income or expense. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment (determined on the basis of the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Original Issue Discount. In the case of a Discount Debt Security denominated in a Foreign Currency, a U.S. Holder must determine original issue discount allocable to each accrual period in units of the Foreign Currency using the constant yield method described in “—Debt Securities Denominated in U.S. Dollars—Original Issue Discount.” Accrued original issue discount is translated into U.S. dollars and the amount of Foreign Currency gain or loss on the accrued original issue discount in the same manner as described in “—Interest—Accrual Method” above for qualified stated interest accrued by an accrual method U.S. Holder. U.S. Holders should note that because the cash payment in respect of accrued original issue discount generally will not be made until maturity or other disposition of the Discount Debt Security, a greater possibility exists for fluctuations in foreign currency exchange rates (and the required recognition of exchange gain or loss) than in the case of Foreign Currency Debt Securities issued without original issue discount. U.S. Holders are urged to consult their tax advisors regarding the interplay between the application of the original issue discount and foreign currency exchange gain or loss rules.

Sale, Retirement or other Disposition of Foreign Currency Debt Securities. Except as discussed above with respect to Short-Term Debt Securities, upon the sale, retirement or other disposition of a Debt Security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and the U.S. Holder’s adjusted tax basis in the Debt Security. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income as described above. The amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Debt Security is disposed of (or deemed disposed of as a result of a material change in the terms of the Debt Security). In the case of a Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency at the spot rate on the settlement date of the sale.

A U.S. Holder’s initial tax basis in a Debt Security will be the U.S. dollar value of the Foreign Currency amount paid for such Debt Security, determined on the date of such purchase. A U.S. Holder’s adjusted tax basis in a Debt Security generally will equal the cost of the Debt Security to such Holder, increased by the amounts of original issue discount previously included in income by the Holder with respect to such Debt Security and reduced by any payment under the Debt Security other than a payment of qualified stated interest. In the case of a Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount paid by translating the Foreign Currency at the spot rate on the settlement date of the purchase.

Except as discussed in the following paragraph with respect to exchange gains or losses, any gain or loss recognized upon the sale, retirement or other disposition of a Debt Security generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other disposition the Debt Security has been for more than one year. The deductibility of capital losses is subject to significant limitations.

Gain or loss realized upon the sale, retirement or other disposition of a Debt Security that is attributable to fluctuations in currency exchange rates will constitute exchange gain or loss with respect to the principal amount and generally will be taxable as U.S. source ordinary income or loss and will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between the U.S. dollar value of the Foreign Currency purchase price of the Debt Security, determined on the date the payment is received or the Debt Security is disposed of, and the U.S. dollar value of the Foreign Currency purchase price of the Debt Security, determined on the date the U.S. Holder acquired the Debt Security. Such exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, retirement or other disposition.

Disposition of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, retirement or other disposition of a Debt Security equal to the U.S. dollar value of such Foreign Currency at the spot rate on the date the Foreign Currency is received. Any exchange gain or loss realized by a U.S. Holder on a subsequent conversion of Foreign Currency generally will be ordinary income or loss.

Foreign Source Income

Interest income (including any amounts deducted or withheld on account of foreign taxes) and original issue discount on a Debt Security generally will constitute foreign source income, and generally will be considered “passive” income (or, for certain U.S. Holders, “financial services” income) for purposes of computing the foreign tax credit allowable under U.S. federal income tax laws. Under recently enacted legislation, for taxable years beginning after December 31, 2006, interest income generally will constitute “passive category” income or, in the case of certain U.S. Holders, “general category” income. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors in this regard.

Withholding Taxes

In the event that foreign law requires the Issuer to deduct or withhold from payments on the Debt Securities, the Issuer will not be required to pay a gross-up or any additional amounts. In such case, U.S. Holders will recognize more income for U.S. federal income tax purposes than the actual amounts received from the Issuer.

Substitution of L-Bank

It is possible that a substitution of another company as principal debtor in respect of the Debt Securities will cause a taxable exchange for U.S. federal income tax purposes of existing Debt Securities for new Debt Securities by the holders of the Debt Securities. Such an exchange would require holders to recognize taxable gain or loss for U.S. federal income tax purposes. In the event that such a substitution results in the recognition of taxable income or gain to any holder, neither the Issuer nor the substitute obligor will be required to indemnify a holder for any tax incurred by such holder as a result of such a substitution (see “Description of the Debt Securities—Substitution of L-Bank”). Holders should consult their own tax advisers regarding the possible tax consequences of a substitution of the Issuer including any tax consequences arising in any other taxing jurisdiction.

U.S. Information Reporting and Backup Withholding

Payments of principal, premium, if any, and interest (including original issue discount) on, and proceeds from the sale, retirement or other disposition of the Debt Securities may be subject to information reporting to the IRS and possible backup withholding. Backup withholding of United States federal income tax at a current rate of 28% may apply to payments made in respect of the Debt Securities to holders who are not exempt recipients and who fail to provide certain identifying information (such as the holder’s taxpayer identification number) and make any other required certification. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. Holders generally will not be subject to U.S. information reporting and backup withholding. However, these Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder’s United States federal income tax liability and a Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing all required information to the IRS in a timely manner.

Tax Return Disclosure Requirements

A U.S. Holder may be required to report a sale, retirement or other taxable disposition of its Debt Securities on IRS Form 8886 (Reportable Transaction Disclosure Statement) if it recognizes a foreign currency exchange loss that exceeds $50,000 in a single taxable year from a single transaction in the Debt Securities, if such U.S.

Holder is an individual or trust, or higher amounts for other non-individual U.S. Holders. U.S. Holders are advised to consult their tax advisors in this regard.

We have included the federal income tax discussion above for holders’ general information only and it may not be applicable depending upon a holder’s particular situation. U.S. Holders should consult their own tax advisors with respect to the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

FEDERAL REPUBLIC OF GERMANY TAXATION

German Tax Considerations

The following is a general discussion of certain German tax consequences of the acquisition, ownership and disposition of the Debt Securities offered by us. This discussion does not purport to be a comprehensive description of all tax consequences that may be relevant to a decision to invest in the Debt Securities. In particular, this discussion does not consider any specific tax consequences that may apply due to facts or circumstances of a particular investor. This summary is based on the laws of Germany as currently in force and applied on the date of this prospectus. Such laws are subject to changes, possibly with retroactive effect.

Prospective investors in the Debt Securities are urged to consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of the Debt Securities, including the effect of any state or local taxes, under the tax laws of Germany and any other relevant jurisdiction.

German Residents

Taxation of Interest Income

Under German tax law payments of interest on the Debt Securities (including payments made in respect of interest that accrued up to a disposition of a Debt Security and is credited separately, in the following “Accrued Interest”—Stückzinsen) to persons who are residents of Germany (in particular, persons whose residence, habitual abode, statutory seat or place of management is located in Germany, a “German Holder”) are subject to German income or corporate income tax (plus solidarity surcharge thereon, which is currently levied at a rate of 5.5%). Payments for Accrued Interest rendered upon the acquisition of a Debt Security may be deducted from the Debt Security holder’s income, if separately accounted for, and may, therefore, reduce such Debt Security holder’s personal income tax liability. Corresponding to such reduction, however, the Debt Security holder will be taxable in respect of interest payments that accrued when the Debt Security holder was not actually holding the Debt Security to the extent such interest is paid to the Debt Security holder. Interest income derived from the Debt Securities will also be subject to trade tax on income if the Debt Securities are held in a German business establishment for trade tax purposes.

Withholding Tax on Interest Income

If the Debt Securities are kept or administered in a custodial account maintained by a German Holder with a German branch of a German or foreign bank or financial services institution (a “German Disbursing Agent”), a 30% withholding tax (Zinsabschlag) on the gross amount of interest payments, including Accrued Interest, plus a 5.5% solidarity surcharge thereon, will be levied, resulting in a total withholding tax charge of 31.65%.

Withholding tax (including a solidarity surcharge thereon) might be credited as prepayments against the German Holder’s liability for German personal or corporate income tax (and the respective solidarity surcharge), or, if in excess of such liability, refunded upon application.

German Holders who are individuals holding the Debt Securities as private assets (“Private German Investors”) are entitled to an annual standard deduction (Werbungskosten-Pauschbetrag) of €51 (€102 for married couples filing jointly) in computing their income from capital investment (including income earned from the Debt Securities) as well as an annual exemption (Sparer-Freibetrag) of €1,370 (€ 2,740 for married couples filing jointly) with respect to income from the Debt Securities and other investment income they receive.

Disposition or Redemption of the Debt Securities

The following applies in respect of Debt Securities that do not qualify as Financial Innovations (as described under the following caption “Special Rules for Financial Innovations”).

Capital gains resulting from the disposition or redemption of Debt Securities (or, as the case may be, from the payment at maturity of the Debt Securities) realized by Private German Investors are generally taxable if the capital gain is realized within one year after the acquisition of the Debt Securities. Capital losses realized by Private German Investors may only be offset against capital gains resulting from a disposition of Debt Securities or from other private transactions within the same calendar year and, subject to various limitations, in the preceding year or in subsequent years.

Capital gains realized by Private German Investors are only taxable if the aggregate amount derived from all taxable private transactions equals or exceeds an amount of € 512 in one calendar year.

Capital gains derived by Private German Investors from the disposition or redemption of Debt Securities are not subject to German income tax if the Debt Securities are sold or redeemed more than one year after their acquisition.

Irrespective of a holding period, any capital gain resulting from the disposition or redemption of Debt Securities (or, as the case may be, from the payment at maturity of the Debt Securities) are subject to income or corporate income tax, including trade tax, if such Debt Securities are held as business assets of a German Holder.

Special Rules for Financial Innovations

To the extent Debt Securities are classified as financial innovations (“Financial Innovations”; Finanzinnovationen), special provisions apply to the disposition or redemption, or upon maturity, of the Debt Securities. In particular, any debt instrument may classify as a Financial Innovation if it provides for a floating interest rate, an issue discount or an optional redemption right.

In case Debt Securities are classified as Financial Innovations, capital gains arising upon the disposition or redemption, or upon maturity, of the Debt Securities realized by a German Private Investor (including capital gains so derived by a secondary or subsequent purchaser who is a German Private Investor) are fully subject to income tax, provided no yield to maturity (Emissionsrendite) can be established. In case a yield to maturity can be established, only the extent of the capital gain attributable to such yield to maturity during the period the respective German Private Investor held the Debt Security is subject to income tax.

The amount taxed due to the classification of a Debt Security as a Financial Innovation is subject to 30% withholding tax (plus a solidarity surcharge of 5.5% thereon) if the Debt Securities are kept or administered in a custodial account by the same German Disbursing Agent since the acquisition of the Debt Securities. If the Debt Securities have not been so kept in a custodial account by the same German Disbursing Agent, withholding tax will be imposed at the same rate on 30% of the proceeds received upon a disposition or redemption, or upon the maturity, of the Debt Securities. As described above, such withholding tax might be credited or refunded upon application.

Non-German Residents

Income derived from the Debt Securities by persons who are not tax residents of Germany (“Non-German Holders”) is in general exempt from German income or corporate income taxation, and no withholding tax must be withheld (even if the Debt Securities are kept with a German Disbursing Agent), provided the Debt Securities are not (i) held as German business assets by the Non-German Holder or (ii) presented for payment at the offices of a German branch of a German or foreign bank or financial services institution in an over-the-counter-transaction (Tafelgeschäft).

If the Debt Securities are held as German business assets by a Non-German Holder, such holder is subject to a tax treatment similar to that described above under the caption “German Residents.”

If the Debt Securities are involved in an over-the-counter-transaction, as described above, income derived therefrom will be subject to withholding tax.

European Union Directive on the Taxation of Savings Income

The Council of the European Union (the “Council”) on June 3, 2003 adopted a directive regarding the taxation of savings income (the “Directive”). Under the Directive, Member States will be required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual resident in that other Member State except that, from the date of implementation of the Directive, Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments (the ending of such transitional period being dependent upon the conclusion of agreement relating to information exchange with certain other countries and, in the case of Austria, to approval by the Austrian Parliament). The Directive will take effect from July 1, 2005 (subject to the ratification of the agreements entered into with certain third countries, including dependent and associated territories of Member States) or such other date as the Council may determine.

Gift or Inheritance Taxation, Stamp Duty

No estate, inheritance or gift taxes with respect to any Debt Securities will arise under the laws of Germany, if, in the case of estate and inheritance taxes, both the decedent and the beneficiary, and, in the case of gift taxes, both the donor and the donee, are Non-German Holders and such Debt Securities are not attributable to a permanent establishment in Germany. In the case of a decedent, donor or heir who is a German national, this only applies if such person has been a Non-German Holder for more than five consecutive years. No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Debt Securities.

Substitution of L-Bank

It is possible that a substitution of L-Bank by another company as principal debtor in respect of the Debt Securities could lead to gain equal to the difference between the fair market value of the Debt Securities as of the date of the substitution and the relevant acquisition cost of the Debt Securities, which would be subject to the same rules applicable to a disposition of the Debt Securities (discussed above). In the event that such a substitution results in the recognition of taxable income or gain to any holder, neither the issuer nor the substitute obligor will be required to indemnify a holder for any income tax or tax incurred by such holder as a result of such a substitution (see “Description of the Debt Securities—Substitution of L-Bank”).

Prospective investors are urged to consult their own tax advisers regarding the possible tax consequences of such a substitution of L-Bank including any tax consequences arising in any other taxing jurisdictions.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN GENERALLY ACCEPTED GERMAN

AND UNITED STATES ACCOUNTING PRINCIPLES

Our audited financial statements for the years ended December 31, 2004, 2003 and 2002 have been prepared in accordance with generally accepted accounting standards in Germany (“German GAAP”) (see “Regulation and Supervision of L-Bank in the Federal Republic of Germany—Financial Statements and Audits”), which emphasize the concept of “prudence” (Vorsichtsprinzip) in the presentation of the financial statements in order to protect the interest of creditors in general. Our financial statements are not prepared in accordance with the accounting and financial reporting practices followed in the United States and have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933. As a result, our financial statements included in this prospectus may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”).

The matters described below summarize certain differences between German GAAP and U.S. GAAP at December 31, 2004 and as of the date of this prospectus that may be material in the context of our financial statements. We are not required to prepare and have not prepared any reconciliation of our financial statements and any related footnote disclosures between German GAAP and U.S. GAAP and have not quantified such differences. The following summary should not be taken as exhaustive discussion of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would effect the manner in which transactions or events are presented in financial statements or notes thereto. In making an investment decision, investors must rely upon their own examination of the Company, the terms of the offering and the financial information. Potential investors should consult their own professional advisors for an understanding of the differences between German GAAP and U.S. GAAP, and how those differences might affect the financial information herein.

Financial Statements Presentation

Under German GAAP, the components of unconsolidated financial statements are balance sheet, income statement and notes to the financial statements while for consolidated financial statements, in addition, a statement of changes in shareholders’ equity and a cash flow statement are required. German GAAP requires one year of comparatives. The Company is required to use a particular balance sheet and income statement format and to address in their notes certain disclosures in accordance with the German Commercial Code.

Under U.S. GAAP, financial statements comprise balance sheets, income statements, statements of changes in shareholders’ equity, cash flow statements and notes to the financial statements for both unconsolidated and consolidated financial statements. Financial statements for SEC registrants include two years of comparatives (to the current year) for all statements except for the balance sheet. Material components of each financial statement or line item have to be disclosed separately and in a sufficient detail in the financial statements including the notes to the financial statements.

Scope of Consolidation

Under German GAAP, consolidation of all majority-owned subsidiaries is required. However, if the subsidiaries are of minor significance, the necessary information cannot be obtained without unreasonable expense or delay and unless the shares are held for purpose of sale or the control is temporary, German GAAP permits excluding these subsidiaries from the consolidation. Similar considerations apply to equity investments where significant influence is exercised.

Under U.S. GAAP, the determination when an entity is to be consolidated has traditionally been determined based on a voting control model and, accordingly, all subsidiaries should be consolidated. While this model is still applicable, new FASB Interpretation No. 46 ‘Consolidation of Variable Interest Entities’ (“FIN 46”) has broadened the scope of consolidation to include a risk and rewards model. Variable interest entities (“VIEs”), which often are special purposes entities, in which a parent does not have a controlling voting interest but the parent absorbs the majority of the VIE’s expected losses or residual returns must also be consolidated. The equity method of accounting is generally required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists.

Receivables (loans) and liabilities

Under German GAAP, receivables (loans) and liabilities are classified according to the period after which the obligor thereof may, or may be required to, repay in full such receivables or liabilities. The Regulation on the Accounting Principles applied to Credit Institutions and Financial Services Institutions (Rechnungslegungsverordnung für Kreditinstitute und Finanzdienstleistungsinstitute), together with Section 340 et seq. German Commercial Code (Handelsgesetzbuch), which mainly comprise German GAAP for credit institutions, requires that a bank classifies receivables and liabilities on its balance sheet into short-term assets and liabilities that are payable on demand (täglich fällig) and other assets and liabilities.

Under U.S. GAAP, financial institutions do not present so classified balance sheets.

Property and equipment

Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the Federal Ministry of Finance. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Such impairment losses shall not be reversed.

Investment securities

Under German GAAP, investment securities are defined in Section 7 of the Regulation on Accounting by Credit Institutions and Financial Services Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute); in the balance sheet they are disclosed under “Notes and other interest-bearing securities” and “shares and other non interest-bearing securities.” In disclosing income and expenses, a distinction is made between securities held in trading portfolios (Handelsbestand) and those held as liquidity reserves in the liquidity portfolio (Liquiditätsreserve) (securities which are neither treated as fixed assets nor held for trading purposes). In both cases the securities are carried as current assets and are valued, for each type of security separately, at the lower of cost or market value at the balance sheet date and included in income.

Under U.S. GAAP, investments in equity and debt securities are classified into the categories trading, available-for-sale or held-to-maturity (for debt securities only). Debt securities held to maturity are carried at amortized cost. Held to maturity and available for sale securities are subject to (other-than-temporary) impairment tests. Trading and available-for-sale securities are recorded at fair value and changes of trading securities in fair value are included in the income statement. Changes in the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, unless a decline in fair value is deemed to be other-than-temporary. If the decline is other-than-temporary the loss is included in the income statement.

Provision for loan losses

Under German GAAP credit institutions are permitted to create loss risk provisions that, in accordance with German law, are not disclosed.

The credit risk of the loan and securities portfolio is continuously assessed with respect to each individual exposure. Specific provisions are established in the loan portfolio and in the current asset securities portfolio held as liquidity reserve by writing down the book value of each such item according to its assessed risk (Einzelwertberichtigung). In addition, a general provision is established for risk that is not individually identifiable but is inherent in the loan portfolio (Pauschalwertberichtigung). Like specific provisions, general provisions are deducted from the assets reserved against and are therefore not shown separately on the balance sheet.

Under U.S. GAAP, general, unspecified reserves are not permitted. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan’s effective interest rate, or where the loan is collateral based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. U.S. GAAP requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Certain provisions and reserves

There are two provisions in the German Commercial Code (Handelsgesetzbuch), which allow banks to establish reserves against general banking risks. Pursuant to Section 340g German Commercial Code banks may carry a special item called “Fund for General Banking Risks” (Sonderposten für allgemeine Bankrisiken) on the liability side of their balance sheet for protection against general banking risks. However, such a fund may only be established if, in accordance with reasonable commercial judgment, the special risks inherent in the business of banks require the establishment of such a fund. Any additions to the Fund for General Banking Risks or any profits derived from its dissolution must be reflected separately in the bank’s income statement, (see Section 340g(2), German Commercial Code), see “Glossary.” Funds for general banking risks established pursuant to Section 340g German Commercial Code are counted as part of core capital.

In addition, banks may have contingency reserves for general banking risk, which are permitted by section 340f German Commercial Code. According to this rule, a bank may record on its balance sheet certain receivables, debt securities and equity securities that are held as part of the “liquidity reserve” at a lower value than that permitted for industrial and other nonbanking corporations, if this is necessary, in accordance with reasonable commercial judgment, to safeguard against the special risks inherent in the business of banks. The reserves created by such recording of lower values may not exceed four percent of the total book value of such receivables and securities. Banks need not report in their financial statements on the creation and dissolution of such reserves for general banking risks. With respect to presentation in the income statement, banks are permitted to offset (without disclosure) profits from the sale of certain securities (in the so-called liquidity portfolio) and the revaluation of receivables (i.e., payments received on loans previously written-off or write-backs of risk provisions) against write-downs of the respective receivables and securities. Based on the foregoing, we disclose the net result from movements in risk provisions and management of the liquidity portfolio.

Assets, liabilities and pending transactions have been valued in accordance with general provisions of Sections 252 et seq. of the German Commercial Code, taking into account the special rules applying to credit institutions, Sections 340e et seq. of the German Commercial Code.

Under U.S. GAAP, provisions are only recorded when certain criteria are met. A provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated.

Derivative Instruments and Hedge Accounting

Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets and accordingly carried at the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge (often referred to as a gap hedge). Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of the bank, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting. Credit-default swaps in the non trading book / investment book provided as credit risk protection are disclosed as contingent liabilities.

Under U.S. GAAP, all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardless of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Loan origination fees

Under German GAAP, the direct costs incurred in the origination of new loans are expensed as general administrative expense in the period incurred. Loan origination fees received are recognized in the income statement as commission income upon closing of the transaction unless such fees are determined to be in lieu of interest. In that case, these fees are deferred and recognized as interest income over the life of the loan (generally using straight-line amortization).

U.S. GAAP requires that loan origination fees net of certain direct loan origination costs are deferred and recognized over the life of the related loan as an adjustment of yield using the effective interest method. Loan commitment fees are deferred, except for certain retrospectively determined fees. Commitment fees meeting specified criteria are recognized over the loan commitment period; all other commitment fees shall be recognized as an adjustment of yield over the related loan’s life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

Pension provisions

Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a certain valuation benchmark (partial value) in line with tax regulations.

Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, “Employers’ Accounting for Pensions” which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS 87, a pension asset representing the excess plan assets over benefit obligations is disclosed and deferred in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% “corridor” are disclosed and can be deferred.

Reacquired own debt securities

Under German GAAP, debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in current income.

Under U.S. GAAP, repurchased debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Assets and liabilities held in trust

Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

Guaranties

Under German GAAP, a guarantor records an accrual and a corresponding charge to the income statement when an enterprise has a present obligation as a result of a past event and it is expected, based on available evidence, that payment would have to be made to the guarantied party.

Under U.S. GAAP, a guarantor is required to recognize, at the inception of certain guaranties, a liability for the fair value of the obligation undertaken in issuing the guaranty.

PLAN OF DISTRIBUTION

We may sell the Debt Securities in any of three ways:

•	through one or more underwriters;

•	directly to one or a limited number of institutional purchasers; or

•	through agents.

Each prospectus supplement with respect to the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Debt Securities and the net proceeds to L-Bank from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, directly by underwriters which may include one or more investment banking firms or through others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the Debt Securities directly to one or more institutional purchasers or through agents designated by us from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such Debt Securities for its own account.

Limitations on sales to United States persons of Debt Securities in bearer form, if any, will be described in the prospectus supplement relating thereto.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

LIMITATIONS ON ACTIONS AGAINST THE STATE OF BADEN-WÜRTTEMBERG

The State of Baden-Württemberg will not waive any immunity from jurisdiction in the United States for any purpose. Baden-Württemberg is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of Baden-Württemberg in the United States to enforce a judgment is limited to an execution upon property of Baden-Württemberg used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic of Germany, certain property of Baden-Württemberg is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST L-BANK

We are located in Germany and the members of our board of management and our supervisory board, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of our assets and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.

LEGAL OPINIONS

Certain legal matters, including the validity of the Debt Securities offered hereby, will be passed upon on our behalf by an authorized member of our legal department, and on behalf of the underwriters by Shearman & Sterling LLP, Frankfurt am Main.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of L-Bank and Baden-Württemberg in the United States for purposes of the United States Securities Act of 1933 is Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 197159.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth herein relating to Baden-Württemberg and Germany has, except as stated below, been derived from publications of the Baden-Württemberg Statistical Office, the Federal Labor Office, the Baden-Württemberg Ministry of Finance, the Federal Statistical Office, the European Central Bank or the Federal Central Bank, all of which are official public documents, or from Baden-Württemberg state or German federal statutes, all of which are official public documents.

The information in the tables included in the section captioned “The State of Baden-Württemberg—Public Finance” (except for “—State Budget”), the information in the table regarding debt guarantied by Baden-

Württemberg included in the section captioned “—Public Debt—Summary of Debt” and the information in the table entitled “Internal Guarantied Debt as of December 31, 2004, 2003, 2002 and 2001” included in the section captioned “—Debt Record” has been supplied by Walter Leibold, Assistant Undersecretary (Ministerialdirigent) of the Baden-Württemberg Ministry of Finance, in his official capacity and is included herein on his authority.

The information in the tables included in the sections captioned “The State of Baden-Württemberg—Public Finance—State Budget,” “—Public Debt” (other that the information in the table regarding debt guarantied by Baden-Württemberg included in the section captioned “—Summary of Debt”) and “—Budget of the State of Baden-Württemberg,” as well as the information in the table entitled “Direct Debt of Baden-Württemberg as of December 31, 2004” included in the section entitled “—Debt Record” has been supplied by Günther Benz, Assistant Undersecretary (Ministerialdirigent) of the Baden-Württemberg Ministry of Finance, in his official capacity and is included herein on his authority.

INDEPENDENT ACCOUNTANTS

The financial statements as of December 31, 2004, 2003 and 2002 and for the years then ended, included in this prospectus, have been audited by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), independent accountants, as stated in their reports appearing herein.

The audit reports of PwC for the years ended December 31, 2004, 2003 and 2002, dated March 1, 2005, March 29, 2004 and April 8, 2003, respectively, each refer to a management report that has not been included in this prospectus. The examinations of and the audit reports upon such management reports are required under German auditing standards. Those examinations were not made in accordance with Statement on Standards for Attestation Engagements No. 10, “Management’s Discussion and Analysis.” PwC does not provide an opinion on this information or on the financial statements included in this prospectus in accordance with U.S. GAAS or U.S. attestation standards.

GLOSSARY

This glossary describes certain terms that are used in our financial statements. It is not a part of our financial statements.

Cash on hand, cash at Federal Central Bank and cash in postal giro accounts

We are obligated to deposit minimum reserves with the Federal Central Bank and other central banks pursuant to the Regulation on Minimum Reserves of September 12, 2003 issued by the European Central Bank. Some of our deposits with the Federal Central Bank included in this item consist of such minimum reserves. See “—Regulation and Supervision of L-Bank in Germany—Powers of the Federal Central Bank Affecting L-Bank’s Conduct of Business.”

Receivables from credit institutions

This item includes all amounts due from German and non-German banks, unless the obligations are notes, bonds or other interest bearing securities that are eligible for listing on a stock exchange (entered in Item 4 b)).

Receivables from customers

This item includes all amounts due from customers that are not credit institutions, unless the obligations are notes, bonds or other interest bearing securities that are eligible for listing on a stock exchange (entered in Item 4 b)).

This Item 3 encompasses mortgage-backed loans (Hypothekendarlehen) made by us that meet certain requirements of the Law on Mortgage-backed Bonds and Similar Securities Issued by Public Law Credit Institutions (Gesetz über die Pfandbriefe und verwandten Schuldverschreibungen öffentlich-rechtlicher Kreditanstalten). Such loans may be used as security (cover) for mortgage-backed bonds issued by us (Hypothekenpfandbriefe). This Item 3 also includes loans to public authorities and entities organized under public law (Kommunalkredite). These are loans, e.g., to municipalities, counties, special purpose associations of municipalities and counties (Zweckverband), and other entities and associations established under German public law (Anstalten and Körperschaften), and to member states of the European Union and their territorial subdivisions meeting certain requirements, and loans guarantied by such entities. Such loans may be used as security (cover) for public debt-backed bonds issued by us (Öffentliche Pfandbriefe, also referred to as Kommunalobligationen). See “—Business—Sources of Funds.”

Notes and other interest-bearing securities

This item includes interest-bearing debt securities that are eligible for listing on a stock exchange, such as bearer securities (Inhaberschuldverschreibungen), negotiable debt securities that are part of an offering, and other money market instruments (such as commercial paper, euro-notes and certificates of deposit), medium-term notes (with maturities of generally 3-6 years) in bearer form (Kassenobligationen) and book-entry securities (Schuldbuchforderungen). This item may include securities that are part of the trading portfolio, securities that form part of the fixed assets portfolio and securities that are part of the liquidity portfolio. See “—Summary of Material Differences between Generally Accepted German and United States Accounting Principles.”

Bonds that are eligible as collateral for loans under the open-market operations and the marginal lending facility at the European Central Bank must be presented separately in the balance sheet (Item 4 aa, ab, ba and bb; „...eligible as collateral at the Federal Central Bank) even if they are already serving as collateral for other obligations. Eligible securities are set forth on a list of securities eligible as collateral maintained by the European Central Bank. Loans under the marginal lending facility are short-term loans extended by the Federal Central Bank (acting for the European Central Bank in Germany) to banks that are secured by collateral and usually bear interest at a rate of 1% over the rate for open-market operations.

Bank’s own notes

This item consists of securities that are eligible for listing on a stock exchange that we issued in a public offering and later repurchased. Securities issued that are not eligible for listing on a stock exchange and that we repurchased are deducted from Item 3 a) on the liabilities side of the Balance Sheet.

Shares and other non-interest-bearing securities

This item includes shares that are not contained in Items 6 or 7. It also includes profit participation rights (Genussscheine) that are bearer or negotiable instruments and that are eligible for listing on a stock exchange, and all other non-interest-bearing securities that are listed on a stock exchange. This item principally contains investment shares that are part of our fixed assets portfolio. See “—Summary of Material Differences between Generally Accepted German and United States Accounting Principles.”

Equity investments in non-affiliated companies; equity investments in affiliated companies

An “equity investment” (Beteiligung), as defined in Section 271(1) of the German Commercial Code (Handelsgesetzbuch), is a direct or indirect equity interest in another company that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our business. Equity interests of 20% or more are subject to a rebuttable presumption that they are Beteiligungen.

“Non-affiliated companies” are companies that do not fulfill the definition of “affiliated companies.” “Affiliated companies” (verbundene Unternehmen) within the meaning of Section 271(2) of the German Commercial Code are companies (i) that are wholly or more than 50%-owned, or otherwise controlled, by us, (ii) our interest in which is characterized as an equity investment (Beteiligung) and (iii) which must be fully consolidated with us in accordance with Section 290 of the German Commercial Code. Thus, our investments in all affiliated companies are Beteiligungen.

A Beteiligung can be an investment (i) in an affiliated company or (ii) in a company that is not an affiliated company if the conditions of Section 271(1) of the equity investment in the German Commercial Code are met. Item 6 refers to equity investments in companies that are not affiliated companies, whereas Item 7 refers to equity investments in affiliated companies.

A credit institution (Kreditinstitut) is defined in Section 1(1), the German Banking Act (Kreditwesengesetz – “KWG”) which enumerates certain activities as banking activities and provides that any enterprise engaging in one or more of such banking activities commercially or on a scale that requires a commercially organized business operation requires a license pursuant to Section 32(1), sentence 1, KWG.

A financial services institution (Finanzdienstleistungsinstitut) is defined in Section 1(1a), KWG which enumerates certain activities as financial service activities and provides that any enterprise other than a credit institution engaging in one or more of such financial service activities commercially or on a scale that requires a commercially organized business operation requires a license pursuant to section 32(1), sentence 1, KWG.

Companies in which a company owns at least 20 % of the capital must be listed pursuant to Section 285 No. 11 of the German Commercial Code in the Notes to Financial Statements. Such Notes indicate which of the companies listed pursuant to Section 285 No. 11 of the German Commercial Code are affiliated companies.

Fiduciary assets; fiduciary liabilities

The major portions of “fiduciary assets” and “fiduciary liabilities” consist of fiduciary loans, which are loans made by us in our name but on behalf of other entities with funds entirely supplied by, and for a purpose and on terms specified by, such other entities. Our liability in connection with fiduciary loans is limited to our duties as trustee of the other entities’ funds, and we bear no credit risks with respect to fiduciary loans. See “—General—Introduction,” and “—Business—Loan Portfolio Risks.” An equal amount appears under fiduciary loans on both the assets and the liabilities side of our Balance Sheet.

Administrative loans, which are loans made by us in the name of other entities on behalf of and at the sole direction of such entities using funds entirely supplied by such entities, do not appear on our Balance Sheet. See “—General—Introduction” and “—Business—Loan Portfolio Risks.”

Tangible assets

This item includes land and buildings used by us for our business activities and furniture and office equipment.

Liabilities to credit institutions

This item includes all kinds of liabilities to German and non-German credit institutions, unless the liabilities are certificated liabilities (which are included in Item 3 on the liabilities side). This item includes, among others, registered debt securities (e.g. Namensschuldverschreibungen or Schuldscheine), negotiable debt securities that are not part of an offering, registered mortgage-backed bonds (Hypothekennamenspfandbriefe) and obligations arising out of securities transactions or arising out of settlement accounts and obligations arising from bills of exchange (drafts) sold by us for which we have not received any payments from customers. This item also includes medium or long term loans evidenced by non-negotiable promissory notes placed with investors by credit institutions (Schuldscheindarlehen).

Liabilities to customers

This item includes all kind of liabilities to German and non-German customers other than credit institutions, unless these obligations are certificated liabilities (which are included in Item 3 on the liabilities side). This item includes, among others, registered debt securities, negotiable debt securities that are not part of an offering and registered mortgage-backed bonds (Hypothekennamenspfandbriefe). This item also includes non-negotiable promissory notes placed with investors (Schuldscheindarlehen).

Certificated liabilities

Certificated liabilities are debt obligations that are evidenced by a transferable certificate other than a certificate registered in the name of the holder. “Notes and bonds issued” are bearer debt securities (Inhaberschuldverschreibungen) and negotiable debt securities that are part of an offering, in each case irrespective of whether they are eligible for listing on a stock exchange or not. Debt securities issued by us that are not eligible for listing on a stock exchange and that were repurchased by us are deducted from Item 3 a) on the liabilities side of our Balance Sheet. “Money market securities” are bearer debt securities, and negotiable debt securities that are part of an offering, irrespective of whether they are eligible for listing on a stock exchange.

For a description of the types, amounts and maturities of, and interest rates on, bonds and notes issued by us, see “—Business—Sources of Funds” and “Financial Section—Supplementary Information on Debt of L-Bank.”

Other liabilities

This item includes, among other things, equalization for exchange rate differences, financial liabilities in swap transactions and premiums on the sale of options.

Deferred items

This item consists of interest subsidies (the entire amount of subsidized interest over the life of a subsidized loan) received from Baden-Württemberg, the Federal Republic of Germany, the European Union or other public authorities. On each interest payment date for any particular subsidized loan, an amount equal to the subsidized portion of the interest, to the extent not debited from an interest support reserve, is taken into income under income Item 1 on the statement of income. See “—Contingency reserves” and “—Business—Reserves for Interest Subsidies.” Besides that, this item consists of deferred income in connection with our own securities issues and our lending business, in each case not yet taken into income on a pro rata basis.

Contingency reserves

This item includes reserves for pensions and similar obligations (Item 7 a)), reserves for taxes (Item 7 b)) and other reserves (Item 7 c)). The amount to be accrued for our pension liabilities each year is the present value of future payments computed by an actuarial method using a 6 % rate of discount.

The other reserves consist in large part of a reserve for interest subsidies (the entire amount required over the course of a subsidized loan to cover the difference between the actual interest payable by the borrower and the yield from a market based interest rate) to the extent not covered by funds supplied by Baden-Württemberg, the Federal Republic of Germany or the European Union. On each interest payment date for any particular subsidized loan, an amount equal to the subsidized portion of the interest, to the extent not taken into income from deferred income, is debited from the reserve and credited to income under income Item 1 on the statement of income. Expenses item “Allocations to reserves for interest rate reductions” on the statement of income indicates the net cost of interest rate subsidies. See “—Deferred items” and “—Business—Reserves for Interest Subsidies.”

The remaining amount of other reserves relates, among other things, to reserves for contingent liabilities arising from export and other guaranties and from swap and other option transactions, and liabilities in connection with an obligation to grant early retirement benefits to staff members.

Fund for general bank risks

Funds for General Banking Risks pursuant to Section 340g, German Commercial Code are counted as part of core capital. Under that provision, banks may carry a special item called “Fund for general bank risks” (Sonderposten für allgemeine Bankrisiken) on the liabilities side of their balance sheet for protection against general banking risks. However, such a fund may only be established if, in accordance with reasonable commercial judgment, the special risks inherent in the business of banks require the establishment of such a fund. Any additions to the Fund for general bank risks or any profits derived from its dissolution must be reflected separately in the bank’s income statement. See “—Regulation and Supervision of L-Bank in Germany—Capital Adequacy Requirements.”

Equity

See “—Capitalization.”

Retained profit and reserves

We are not subject to any legal obligation or any obligation provided for in the L-Bank Statutes to establish retained profit and reserves.

Contingent liabilities relating to negotiated cleared bills of exchange

This item includes contingent liabilities relating to negotiated cleared bills of exchange settled with customers. It does not include liabilities in connection with instruments deposited with the Federal Central Bank as collateral for the marginal lending facility or open market operations.

Liabilities relating to guaranties and indemnity agreements

This item includes contingent liabilities in respect of guaranties, credit default swaps, guaranties on bills of exchange, check guaranties and indemnity agreements.

Depreciation and accumulated amortization on receivables and certain securities, together with allowances for possible loan losses

This item represents depreciation and valuation adjustments on loans and certain securities in accordance with Section 340f(3) German Commercial Code. See also “—Business—Loan and Securities Loss Reserves.”

Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets; income from additions to equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets

This item represents in accordance with Section 340c(2) German Commercial Code the net expense or income from write-downs or write-ups, respectively, on investment holdings (equity investments in affiliated and non-affiliated companies and securities that form part of the fixed assets portfolio; see “—Equity investments in non-affiliated companies; equity investments in affiliated companies,” “—Notes and other interest-bearing securities” and “—Shares and other non-interest-bearing securities”).

Allocations to reserves for interest rate reductions

This item represents our net cost of interest rate subsidies. See “—Contingency reserves” and “—Business—Reserves for Interest Subsidies.”

Derivative Transactions

Derivative transactions are primarily concluded in order to control interest rate exposure; they are not valued for balance sheet purposes due to the fact that under German GAAP derivative transactions are off-balance sheet transactions (they are however valued for risk managing and risk monitoring purposes).

Derivative transactions are also concluded in order to hedge balance sheet items in trading books of a bank, and furthermore a bank can trade derivatives on its own account. Such derivative transactions are valued for the purpose of the balance sheet of a bank. Market values for those derivatives are based on interest rates prevailing on the last day of the year on which there is a liquid market. Where transactions are concluded for hedging purposes in a trading book, they are valued together with the relevant balance sheet items, creating a net position.

FINANCIAL STATEMENTS OF L-BANK

FINANCIAL STATEMENTS OF L-BANK

AS OF AND FOR

THE YEAR ENDED DECEMBER 31, 2004

Landeskreditbank Baden-Württemberg – Förderbank – Balance sheet as of December 31, 2004

Assets

				Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2003
				EUR	EUR	EUR	EUR
1.	Cash reserve
	a)	Cash on hand			35,695.01		42,241.10
	b)	Cash at central banks thereof: at Federal Central Bank EUR 332,370,597.18 (257,485,390.46)			332,370,597.18		257,485,390.46
	c)	Cash in postal giro accounts			–.–		–.–
						332,406,292.19	257,527,631.56

2.	Receivables from credit institutions
	a)	Payable on demand			61,674,396.39		91,035,045.39
	b)	Other receivables			12,896,730,645.00		11,669,629,275.91
						12,958,405,041.39	11,760,664,321.30

3.	Receivables from customers thereof: Mortgage loans EUR 18,945,593,461.99 (19,689,099,500.70) Loans to public authorities and entities organized under public law EUR 3,478,191,433.72 (3,065,463,938.41)					24,178,074,725.42	24,584,056,954.30

4.	Notes and other interest-bearing securities
	a)	Money market securities
		aa)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR –.– (–.–)	0.00			0.00
		ab)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR –.– (–.–)	0.00	0.00		0.00
	b)	Bonds and notes
		ba)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR 1,449,635,281.94 (1,171,231,022.49)	1,636,349,703.75			1,291,958,910.34
		bb)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR 6,188,187,892.74 (5,473,135,432.82)	7,442,623,862.38			7,008,756,949.33
					9,078,973,566.13		8,300,715,859.67
	c)	Bank’s own notes Principal amount: EUR 122,973,444.62 (192,768,923.69)			124,034,803.31		197,221,813.93
						9,203,008,369.44	8,497,937,673.60

	Carried forward:					46,671,894,428.44	45,100,186,580.76

Equity and liabilities

				Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2003
				EUR	EUR	EUR	EUR
1.	Liabilities to credit institutions
	a)	Payable on demand			180,454,972.74		112,389,611.08
	b)	With an agreed maturity or notice period			18,115,286,037.54		18,788,060,340.35
						18,295,741,010.28	18,900,449,951.43

2.	Liabilities to customers
	a)	Savings deposits
		aa)	With an agreed notice period of three months	–.–			–.–
		ab)	With an agreed notice period exceeding three months	–.–			–.–
					–.–
	b)	Other liabilities
		ba)	Payable on demand	103,551,982.02			122,014,468.53
		bb)	With an agreed maturity or notice period	4,728,700,346.05			5,038,300,154.25
					4,832,252,328.07	4,832,252,328.07	5,160,314,622.78

3.	Certificated liabilities
	a)	Notes and bonds issued			18,111,084,126.89		16,415,697,411.11
	b)	Other certificated liabilities thereof: money market securities EUR –.– (–.–) own acceptances and promissory notes outstanding EUR –.– (–.–)			–.–	18,111,084,126.89	–.– 16,415,697,411.11

4.	Fiduciary liabilities thereof: fiduciary loans EUR 405,687,774.93 (511,274,426.95)					406,289,739.56	511,876,387.93

5.	Other liabilities					1,140,982,310.18	1,152,003,643.91

6.	Deferred items					861,517,510.30	977,461,922.06

7.	Contingency reserves
	a)	Reserves for pensions and similar obligations			90,916,341.00		83,308,717.00
	b)	Reserves for taxes			10,500.00		14,000.00
	c)	Other reserves			649,484,821.29		666,492,854.26
						740,411,662.29	749,815,571.26

8.	Subordinated liabilities					912,289,083.16	598,818,103.10

	Carried forward:					45,300,567,770.73	44,466,437,613.58

Balance sheet as at December 31, 2004

Assets

		Dec. 31, 2004	Dec. 31, 2003
		EUR	EUR
	Brought forward:	46,671,894,428.44	45,100,186,580.76

5.	Shares and other non-interest-bearing securities	13,498,105.66	13,498,105.66

6.	Equity investments in non-affiliated companies thereof: in credit institutions EUR 976,726.00 (976,726.00) in financial services institutions EUR –.– (–.–)	170,292,358.20	173,361,827.53

7.	Equity investments in affiliated companies thereof: in credit institutions EUR –.– (–.–) in financial services institutions EUR –.– (–.–)	95,508,403.08	102,008,403.08

8.	Fiduciary assets thereof: fiduciary loans EUR 405,687,774.93 (511,274,426.95)	406,289,739.56	511,876,387.93

9.	Intangible assets	699,575.00	–.–

10.	Tangible assets	115,284,810.68	122,665,210.34

11.	Other assets	63,265,898.56	60,145,306.87

12.	Deferred charges and prepaid expenses	143,791,330.06	140,946,144.52

	Total assets	47,680,524,649.24	46,224,687,966.69

Equity and liabilities

				Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2003
				EUR	EUR	EUR
	Brought forward:				45,300,567,770.73	44,466,437,613.58

9.	Profit participation certificates thereof: payable in less than 2 years EUR –.– (–.–)				519,844,475.00	0.00

10.	Fund for general bank risks				129,000,000.00	129,000,000.00

11.	Equity
	a)	Subscribed capital		250,000,000.00		250,000,000.00
	b)	Capital surplus		950,850,789.69		950,850,789.69
	c)	Retained profit and reserves
		ca)	Legal reserves	–.–		–.–
		cb)	Reserve for treasury stock	–.–		–.–
		cc)	Statutory reserves	–.–		–.–
		cd)	Other retained profit	428,000,000.00		426,000,000.00
	d)	Distributable profit		102,261,613.82		2,399,563.42
					1,731,112,403.51	1,629,250,353.11

Total equity and liabilities					47,680,524,649.24	46,224,687,966.69

1.	Contingent liabilities
	a)	Contingent liabilities relating to negotiated cleared bills of exchange		–.–		–.–
	b)	Liabilities relating to guarantees and indemnity agreements		1,619,372,726.64		1,228,502,273.82
	c)	Liabilities relating to securities covering third-party liabilities		–.–		–.–
					1,619,372,726.64	1,228,502,273.82

2.	Other obligations
	a)	Repurchase obligations from the sale of securities with put options		–.–		–.–
	b)	Placement and underwriting obligations		–.–		–.–
	c)	Irrevocable credit commitments		1,414,505,888.09		1,359,288,687.00
					1,414,505,888.09	1,359,288,687.00

Statement of income for the period

from January 1, 2004 to December 31, 2004

				2004	2004	2004	2003
				EUR	EUR	EUR	EUR
1.	Interest income from
	a)	Lending and money market transactions		1,922,512,450.12			2,004,110,774.01
	b)	Fixed-interest securities and debt register receivables		389,725,489.77			371,061,706.59
					2,382,237,939.89		2,375,172,480.60

2.	Interest expenses				1,954,152,155.81		1,972,054,532.46
						428,085,784.08	403,117,948.14

3.	Current income from
	a)	Shares and other non-interest-bearing securities			408,384.28		463,406.51
	b)	Equity investments in non-affiliated companies			4,192,713.08		5,202,792.35
	c)	Equity investments in affiliated companies			–.–		–.–
						4,601,097.36	5,666,198.86

4.	Commission income					28,289,920.06	28,279,542.78

5.	Commission expenses					10,877,681.49	11,258,353.10

6.	Net income from financial transactions					860,764.36	2,093,939.16

7.	Other operating income					31,463,934.74	40,596,143.64

8.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	59,040,801.75			58,288,976.05
		ab)	Social security, pension and other benefit and welfare expenses thereof: for pensions EUR 10,976,995.55 (6,275,576.65)	20,408,180.16	79,448,981.91		15,711,878.08
							74,000,854.13
	b)	Other general administrative expenses			34,895,168.02		35,791,136.20
						114,344,149.93	109,791,990.33

9.	Depreciation and accumulated amortization on intangible assets and tangible assets, including property and equipment					10,010,895.97	11,077,630.14

10.	Other operating expenses					28,824,761.61	30,105,729.78

	Carried forward:					329,244,011.60	317,520,069.23

		2004	2003
		EUR	EUR
	Brought forward:	329,244,011.60	317,520,069.23

11.	Depreciation and accumulated amortization on receivables and certain securities, together with allowances for possible loan losses thereof: transferred to special item “Fund for general bank risks” EUR –.– (20,094,829.31)	136,378,915.82	138,327,759.32

12.	Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets	3,824,821.97	6,610,878.35

13.	Costs arising from loss assignments	50,393.09	40,000.00

14.	Result from normal business operations	188,989,880.72	172,541,431.56

15.	Taxes on income	386,745.35	220,398.14

16.	Other taxes, where not shown under item 10	176,031.15	95,151.53

17.	Allocation to reserves for interest rate reductions	86,565,053.82	68,795,701.38

18.	Net profit	101,862,050.40	103,430,180.51

19.	Balance brought forward from the previous year	399,563.42	1,969,382.91
		102,261,613.82	105,399,563.42

20.	Transfers to retained profit and reserves to other retained profit and reserves	0.00	103,000,000.00

21.	Distributable profit	102,261,613.82	2,399,563.42

Notes to the annual financial statements for

the financial year ended December 31, 2004

General principles

Landeskreditbank Baden-Württemberg – Förderbank (L-Bank) was established by legislation passed on November 11, 1998, which came into effect on December 1, 1998. In accordance with § 2 para. 1 subpara. 1 of the L-Bank Act, the share capital of the Bank is EUR 250 million.

The financial statements for L-Bank have been drawn up in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch [HGB]) and the Regulation on the Accounting Principles Applied to Credit Institutions (Verordnung über die Rechnungslegung für Kreditinstitute [RechKredV]).

Headings and items on the balance sheet and statement of income are classified in accordance with the financial statement forms that appear in RechKredV. In the process, L-Bank has added an extra item to the expenses side of the statement of income, “Allocation to reserves for interest rate reductions” (§ 265 para. 5 HGB).

The majority interests declared in the financial statements are of minor significance overall. For this reason the Bank did not prepare consolidated financial statements for the period (§ 296 para. 2 HGB).

Foreign currency translation principles

Foreign currency amounts have been translated in accordance with the provisions set out in § 340h HGB and declaration BFA 3/95. Assets and liabilities denominated in foreign currencies, together with unprocessed spot exchange transactions, have been translated at the middle spot rate on December 30, 2004, being the last day of the year on which there was a liquid foreign exchange market.

For purposes of currency translation, currency items have been calculated by offsetting claims and obligations arising from on-balance-sheet and off-balance-sheet transactions in the respective currencies. These transactions were classified and valued using the special cover option in the respective currencies. Accordingly, all expenses and earnings arising from currency translation are shown in the income statement as required by § 340h para. 2 subparas. 1 and 2 HGB; there was no requirement to show any such income under a separate heading as the items outstanding on the balance sheet date fall within the same timeframe.

Methods of accounting and valuation

Assets, liabilities and pending transactions have been valued in accordance with the general provisions of §§ 252 ff. HGB, taking into account the special rules applying to credit institutions (§§ 340e ff. HGB).

Receivables from credit institutions and customers are generally shown at par value, liabilities to credit institutions and customers at redemption value. Any interest-based differences (premiums or discounts) relating to receivables and liabilities are shown under deferrals and pre-payments and written back pro rata temporis. Service charges are entered immediately. Low-interest or non-interest-bearing receivables are discounted. Reserves for interest rate subsidies are set up to cover loans made under the auspices of development programs. Zero bonds and similar securities issued are shown at the issue price plus interest calculated up to the balance sheet date pro rata temporis.

All recognized individual risks and country risks arising out of the Bank’s lending business were appropriately provided for, either by accumulated amortization for losses on individual loan accounts or by reserves. Lump-sum reserves have been established to cover latent credit risks, and the Bank maintains prudential reserves to cover general banking risks. Individual provisions and lump-sum reserves have been deducted from the assets or liabilities side as appropriate, as has the reserve for general banking risks set up in compliance with § 340f HGB.

Notes to the annual financial statements for

the financial year ended December 31, 2004

Securities in the trading portfolio and liquidity reserve are valued strictly according to the principle of lower of cost or market value as at the balance sheet date. Securities treated as fixed assets are shown at net book value, differences between book value and redemption value (i.e. premiums or discounts) being marked up or down pro rata to term.

Equity investments in non-affiliated and affiliated companies are valued at the lower of acquisition cost or – where the value is expected to continue to decline – value at the balance sheet date, according to the rules applying to fixed assets.

Intangible assets and tangible assets are valued at acquisition or production cost, less scheduled depreciation. Where the value of an item is expected to continue to decline, unscheduled depreciation has been applied as appropriate. Minor fixed assets are fully depreciated in the year of acquisition.

Reserves for pension commitments and for obligations under the Bank’s employee pension scheme have been calculated using the method of computation provided for in § 6a of the German Income Tax Act (Einkommensteuergesetz [EStG]) applying the updated Heubeck mortality tables (Heubeck Sterbetafeln). Adequate provisions have been made to cover the early retirement scheme provided for by collective agreement and the part-time employment scheme devised for employees approaching retirement, as well as any obligations arising in connection with long-service bonuses and other benefits.

Other reserves are set at the amount deemed necessary by the exercise of reasonable business judgment to cover all uncertain liabilities and potential losses on pending transactions. The option of setting up reserves for operating expenses, as provided for under § 249 para. 2 HGB, has been exercised.

The Bank concludes derivative transactions primarily in order to control interest rate exposure – they are not valued. The Bank also trades in derivatives on its own account and in order to hedge balance sheet items. Market values are based on the interest rates prevailing at December 30, 2004, being the last day of the year on which there was a liquid market. Transactions for hedging purposes are valued together with the relevant balance sheet items.

The market values of bonds, notes and derivatives held for the Bank’s own account are determined individually as at the balance sheet date. After closing two portfolios in 2004, the Bank currently holds two portfolios governed by EUR interest rate risks and offsets valuation gains and losses within these portfolios. In accordance with the non-parity principle (Imparitaetsprinzip), any positive balance is not appropriated, whereas a provision is made to cover a negative balance.

Principles of the German Banking Act (Kreditwesengesetz [KWG])

Throughout 2004, the Bank complied with Principle I (relating to capital adequacy) and Principle II (relating to liquidity) as required by the German Banking Act (Kreditwesengesetz [KWG]).

Notes to the annual financial statements for

the financial year ended December 31, 2004

Maturities of selected balance sheet items

(to final maturity or first call)

	Dec. 31, 2004	Dec. 31, 2003
	EUR ’000	EUR ’000
Receivables from credit institutions
payable on demand	61,674	91,035
due in three months or less	2,616,717	2,447,805
due in more than three months to one year	831,126	1,233,705
due in more than one year to five years	4,388,162	3,440,884
due in more than five years	5,060,727	4,547,235

Receivables from customers
due in three months or less	1,036,004	727,522
due in more than three months to one year	1,141,454	1,051,845
due in more than one year to five years	2,956,134	2,817,343
due in more than five years	19,044,483	19,987,347

Notes and other interest-bearing securities
Loans and notes payable in the following year	996,250	791,624

Liabilities to credit institutions
payable on demand	180,455	112,390
due in three months or less	3,180,426	4,016,730
due in more than three months to one year	1,190,830	1,261,686
due in more than one year to five years	7,693,910	6,309,218
due in more than five years	6,050,120	7,200,426

Liabilities to customers
payable on demand	103,552	122,014
due in three months or less	203,503	780,463
due in more than three months to one year	56,404	257,834
due in more than one year to five years	621,959	493,734
due in more than five years	3,846,834	3,506,268

Certificated liabilities
due in three months or less	1,750,326	368,727
due in more than three months to one year	3,990,143	2,917,473
due in more than one year to five years	9,799,250	10,987,280
due in more than five years	2,571,365	2,142,217
thereof under subitem “Notes and bonds issued” payable in the following year: TEUR 5,740,469

Notes to the annual financial statements for

the financial year ended December 31, 2004

Notes to individual balance sheet items

		Dec. 31, 2004	Dec. 31, 2003
		EUR ’000	EUR ’000
Receivables from credit institutions

Under this heading are shown:

–	receivables from non-affiliated companies	—	128,000

Receivables from customers

Under this heading are shown:

–	receivables from affiliated companies	139,355	140,598
–	receivables from non-affiliated companies	245,474	230,430
–	subordinated receivables	7,987	2,271

Notes and other interest-bearing securities

The subitem “Bonds and notes” does not include any certificated subordinated receivables or receivables from affiliated or non-affiliated companies.

Of the securities shown under this heading:

–	listed securities account for	9,108,339	8,341,014
–	unlisted securities account for	94,669	156,924

Securities amounting to TEUR 8,935,659 are assigned to fixed assets. Of these,
TEUR 935,348 are valued as fixed assets. Because of the intention to retain these assets in the long term, short-term value fluctuations have not been taken into account. The relevant (unexercised) depreciation amounts to TEUR 1,473.

Equity investments in non-affiliated companies

Of the marketable securities included under equity investments in non-affiliated companies

–	listed securities account for	1,592	—
–	unlisted securities account for	—	—

Equity investments in affiliated companies

This item does not include equity investments which have been certificated as marketable securities.

Fiduciary assets

This item is broken down as follows:

–	Receivables from credit institutions	160,529	171,036
–	Receivables from customers	245,761	340,841

Tangible assets

This item includes:

–	real estate and buildings utilized for the Bank’s own activities	82,852	86,359
–	furniture and office equipment	9,537	12,408

Notes to the annual financial statements for

the financial year ended December 31, 2004

Notes to individual balance sheet items

		Dec. 31, 2004	Dec. 31, 2003
		EUR ’000	EUR ’000
Deferred charges, prepaid expenses and deferred items

Assets

–	Difference between net loan proceeds or original cash outlay and lower par (nominal) value of receivables	76,524	78,922
–	Difference between amount issued and higher amount repayable of payables	51,091	55,385

Liabilities to customers

Under this heading are shown:

–	Liabilities to affiliated companies	1,473	14,615
–	Liabilities to non-affiliated companies	—	—

Fiduciary liabilities

Fiduciary liabilities are divided up into

–	Liabilities to credit institutions	56,304	66,746
–	Liabilities to customers	349,986	445,131

Deferred charges, prepaid expenses and deferred items

Liabilities

–	Difference between net loan proceeds or original cash outlay and higher par (nominal) value of receivables	41,298	28,982
–	Difference between amount issued and lower amount repayable of payables	11,245	1,477

Subordinated liabilities

This item does not include any liabilities to affiliated or non-affiliated companies

Interest expenses in respect of subordinated liabilities	28,840	21,493

Individual subordinated issues exceeding 10% of the total amount of the subordinated liabilities break down as follows:

Currency	Amount in millions	Interest rate (%)	Due on
EUR	250	4.1250	Jan. 14, 2009

All subordinated liabilities constitute supplemental capital exclusively and meet the requirements of the German Banking Act (Kreditwesengesetz [KWG]). Of significance here is the subordinated nature of the Bank’s liabilities in relation to all non-subordinated liabilities due to other creditors. In the event of liquidation, subordinated creditors are only entitled to receive payment after all liabilities due to other creditors have been paid in full.

Retrospective limitation of the subordinated nature of the liability or the original maturity (of at least five years) or the agreed period of notice is precluded.

In accordance with state legislation, L-Bank is unable to file for insolvency.

Notes to the annual financial statements for

the financial year ended December 31, 2004

Individual material items:

		Dec. 31, 2004	Dec. 31, 2003
		EUR ’000	EUR ’000
Other assets

–	Premiums on interest rate options	4,077	6,396
–	Objets d’art	13,739	13,715
–	Real estate and buildings in the current asset portfolio	14,229	15,544

Other liabilities

–	Adjustment item arising on foreign currency translation	1,105,328	1,108,223
–	Liabilities arising from contributions to state highway construction project	—	15,339
–	One-off payments on swaps due at maturity	22,174	11,321
–	Liabilities relating to outstanding premiums on interest rate options	4,637	6,956
–	Trade payables	1,686	3,040
–	Taxes to pay	2,408	2,434

Deferred items on the liability side

–	Prepaid interest subsidies received from third parties	765,435	907,619
–	One-off payments on swaps due at maturity	43,135	38,899

Contingency reserves

–	Under other reserves: reserves for L-Bank interest subsidies	538,792	560,589

Commission expenses

–	Commissions paid for administration of loans in a fiduciary capacity	7,354	7,698

Other operating income

–	Rental income	8,669	7,155
–	Income from services to third parties	16,411	17,546

Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets

	– Unscheduled depreciation	8,046	17,705

Other operating expenses

	– Expenses relating to grants and subsidies provided under development programs managed on behalf of the state of Baden-Württemberg	18,407	18,407

Total value of assets and debts denominated in foreign currencies

	– Assets	537,865	678,508
	– Debts	4,957,078	4,612,033

The risk of exchange rate fluctuations arising from balance sheet items denominated in foreign currencies is essentially covered by off-balance-sheet hedging transactions.

Notes to the annual financial statements for

the financial year ended December 31, 2004

Other financial obligations

With respect to equity investments, the Bank has call commitments of EUR 13.7 million relating to outstanding, hitherto uncalled contributions to subscribed capital.

The total sum of other financial obligations existing at the balance sheet date which are not included in the balance sheet or shown below the line is of minor significance to an evaluation of the Bank’s financial position.

Transactions involving derivatives

At the balance sheet date, the following transactions involving financial derivatives (forward transactions as defined in § 36 RechKredV) formed part of L-Bank’s portfolio. The majority of the transactions were undertaken in order to hedge interest rate and exchange rate fluctuations. The practice of netting (i.e. offsetting the positive against the negative market values of contracts with the same contracting party) was not applied.

The following tables do not include fully hedged derivative structures incorporated into standard Bank products.

In compliance with the new requirements in § 285 no. 18 HGB, the positive and negative market values of interest rate, foreign currency and credit derivatives calculated using the marking-to-the-market method are shown for the first time.

Transactions involving derivatives – by maturity

		Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
		Interest rate risks EUR million	Interest rate risks EUR million	Currency risks EUR million	Currency risks EUR million	Credit derivatives EUR million	Credit derivatives EUR million
Residual maturities

–	up to 3 months	2,348	5,062	123	452	0	20
–	up to 1 year	18,272	19,185	910	921	62	30
–	up to 5 years	32,773	25,176	3,506	3,139	746	566
–	more than 5 years	33,811	37,854	812	715	696	433

Total		87,204	87,277	5,351	5,227	1,504	1,049

Transactions involving derivatives - by contracting party

		Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2004
		Nominal value EUR million	Nominal value EUR million	Market worth (positive) EUR million	Market worth (negative) EUR million
–	Banks in the OECD	85,359	85,515	2,496	-3,997
–	Public-sector institutions in the OECD	950	549	33	0
–	Other counterparties*	7,750	7,489	766	-198

Total		94,059	93,553	3,295	-4,195

*	including stock exchange contracts

Notes to the annual financial statements for

the financial year ended December 31, 2004

Transactions involving derivatives - by volume

		Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2004
		Nominal value EUR million	Nominal value EUR million	Market worth (positive) EUR million	Market worth (negative) EUR million
Interest rate risks

–	Interest rate swaps	86,572	86,625	2,755	-3,079
–	Caps, floors	383	383	0	-5
–	Other forward transactions	249	269	32	0

Interest rate risks – total –		87,204	87,277	2,787	-3,084

Currency risks

–	Forward exchange deals and swaps	123	498	1	-1
–	Cross-currency interest rate swaps	5,228	4,729	57	-1,110
–	Currency risks – total –	5,351	5,227	58	-1,111

Credit derivatives

–	Bought (long)	1,484	1,029	450	0
–	Sold (short)	20	20	0	0

Credit derivatives – total –		1,504	1,049	450	0

In net terms, there is no foreign exchange result or interest rate valuation result arising on cross-currency interest rate swaps and the underlying hedged items, in particular foreign currency notes issued. Totaling EUR 1,105 million, the negative market worth of cross-currency interest rate swaps is attributable to differences in spot exchange rates. An adjustment item for this amount was set up on the liabilities side for foreign currency translation and is shown under Other liabilities.

As at year-end 2004, interest rate swaps in the investment books used primarily to manage the overall interest rate risk position show a negative net market worth of EUR 324 million. These interest rate swaps have not been valued on the balance sheet. Balance sheet items under assets and liabilities include interest-driven hidden reserves that are significantly larger than the negative market worth of the interest rate swaps.

Credit derivatives are allocated to the investment book and consist of credit default swaps and credit-linked notes. Credit default swaps for which the Bank is acting as guarantor appear under contingent liabilities at their nominal value. Credit-linked notes are shown under securities.

The transactions reported above include the following commercial transactions:

Transactions involving derivatives - commercial transactions

		Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2004
		Nominal value EUR million	Nominal value EUR million	Market worth (positive) EUR million	Market worth (negative) EUR million
–	Interest rate contracts	20	1,370	0	0

Total		20	1,370	0	0

Notes to the annual financial statements for

the financial year ended December 31, 2004

Statement on tax liability

Under § 5 para. 1 no. 2 of the Corporation Tax Act (Körperschaftssteuergesetz [KStG]) and § 3 no. 2 of the Trade Tax Act (Gewerbesteuergesetz [GewStG]), Landeskreditbank Baden-Württemberg – Förderbank – is exempt from corporation tax and trade tax.

L-Bank’s equity holdings pursuant to § 285 no. 11 HGB

No.	Name/Registered office	Holding	Equity capital(*)		Net income/loss(*)
		in % (direct)	in EUR ’000		in EUR ’000
1.	Industriepark Gottmadingen AG, Gottmadingen	100.00	24,377		-1,436

2.	Technologieparks Tübingen-Reutlingen, Tübingen	100.00	11,768		-922

3.	Technologiepark Karlsruhe GmbH, Karlsruhe	96.00	16,908		-834

4.	StEP Stuttgarter EngineeringPark GmbH, Stuttgart	100.00	52,854		-461

5.	PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	83.67	-4,264	(**)	-372	(**)

6.	MBG Mittelständische Beteiligungsgesellschaft Baden-Württemberg GmbH, Stuttgart	26.80	16,882		706

7.	Austria Beteiligungsgesellschaft mbH, Stuttgart	33.34	35,586		796

8.	Baden-Württemberg International – Gesellschaft für internationale wirtschaftliche und wissenschaftliche Zusammenarbeit mbH, Stuttgart	24.00	2,874		-2,693

9.	detectis GmbH, Freiburg	49.70	-926		-923

10.	Elexxion GmbH, Radolfzell	39.91	291		-301

11.	Greenovation GmbH	33.82	187		-1,551

12.	Sympore GmbH, Reutlingen	27.95	(	***)	(	***)

13.	Complexio GmbH, Freiburg	37.55	110		-353

14.	Seleon GmbH, Freiburg	22.00	268		0

15.	Flyon GmbH, Tübingen	28.60	-1,211		-1,981

(*)	For last available financial year in each case
(**)	Exchange rate as at Dec. 31, 2004: 1 euro = 12,716 rupiah
(***)	No financial statements were prepared for 2003 due to insolvency

Notes to the annual financial statements for

the financial year ended December 31, 2004

Fixed assets analysis

EUR ’000

Fixed assets – balance sheet items –	Historical cost Jan. 1, 2004	Additions	Retirements	Transfers	Write-ups	Write-offs and cumulative depreciation	Book value Dec. 31, 2004	Write-offs and depreciation in 2004
Notes and other interest-bearing securities	8,110,173						8,755,735	0
Shares and other non- interest –bearing securities	0		Net adjustment in compliance with § 34, para. 3, subpara. 2 RechKredV: EUR 575,618,000				0	0
Equity investments in non-affiliated companies	213,162						170,292	-8,046
Equity investments in affiliated companies	122,582						95,508	0
Intangible assets	0	0	0	1,251	0	-551	700	-408
Tangible assets	182,282	3,362	-184	-1,251	0	-68,925	115,284	-9,603
Other assets	13,737	24	0	0	0	-22	13,739	0

Landeskreditbank Baden-Württemberg – Förderbank – hedging account for mortgage bonds at December 31, 2004 based on the Directive on the net present value of mortgage-backed bonds issued on December 19, 2003.

		Dec. 31, 2004	Dec. 31, 2004	Dec. 31, 2004
		Current valuation EUR million	Stress test 1 +250 BP EUR million	Stress test 2 ./. 250 BP EUR million
Target cover
–	Bearer instruments	456,436	438,326	475,840
–	Registered mortgage-backed instruments	871,351	842,485	901,952
		1,327,787	1,280,811	1,377,792

Actual cover		1,718,602	1,589,387	1,870,895

Surplus cover		390,815	308,576	493,103

Total emoluments paid out to authorities and administrative bodies of Landeskreditbank Baden-Württemberg - Förderbank - in 2004

		Dec. 31, 2004	Dec. 31, 2003
		EUR ’000	EUR ’000
–	Board of Governors	155	160
–	Board of Management	1,516	1,585
–	Former members of the Board of Management or their dependents	914	1,048
–	Advisory Council (incl. travel expenses)	138	214
–	Pension reserves for former members of the Board of Management and their dependents	11,198	11,271

Notes to the annual financial statements for

the financial year ended December 31, 2004

Loans to members of administrative bodies (incl. contingent liabilities)

		Dec. 31, 2004	Dec. 31, 2003
		EUR ’000	EUR ’000
–	Board of Governors	148	346
–	Board of Management	1,053	1,140

Average number of staff employed in 2004

	male	female	Total
Employees	497	610	1,107

of whom: full-time employees	484	393	877
part-time employees	13	217	230

excluding trainees, students on placement

Directorships held by members of the Board of

Management and employees of L-Bank pursuant

to § 340a para. 4 no. 1 HGB

Christian Brand, Chairman of the Board of Management

Baden-Württembergische Bank AG, Stuttgart	Member of the Board of Governors

BWK GmbH Unternehmensbeteiligungsgesellschaft, Stuttgart	Member of the Supervisory Board

Clariant GmbH, Frankfurt am Main	Member of the Supervisory Board

Landesbank Baden-Württemberg, Stuttgart, Karlsruhe, Mannheim	Member of the Guarantors’ Assembly

Sächsische Aufbaubank - Förderbank, Dresden	Member of the Board of Governors

Tourismus-Marketing GmbH Baden-Württemberg, Stuttgart	Vice Chairman of the Supervisory Board

Vorarlberger Landes- and Hypothekenbank AG, Bregenz	Member of the Board of Governors

Jürgen Hägele, Vice Chairman of the Board of Management

Business-Park Göppingen GmbH, Göppingen	Member of the Supervisory Board

Industriepark Gottmadingen AG (IPG), Gottmadingen	Chairman of the Supervisory Board

Dr. Manfred Schmitz, Member of the Board of Management

MBG Mittelständische Beteiligungsgesellschaft Baden-Württemberg GmbH, Stuttgart	Member of the Supervisory Board

Industriepark Gottmadingen AG (IPG), Gottmadingen	Vice Chairman of the Supervisory Board

Authorities of Landeskreditbank Baden-Württemberg - Förderbank

Board of Management	Members of the Board of Governors 2004
Christian Brand Chairman	Full members	Advisory members
Jürgen Hagele Vice Chairman Dr. Manfred Schmitz Member of the Board of Management

Ernst Pfister MdL

Minister of Economic Affairs Chairman

from July 15, 2004

Dr. Walter Döring MdL

Minister of Economic Affairs Chairman

to July 14, 2004

Gerhard Stratthaus MdL

Minister of Finance

Vice Chairman

Heribert Rech MdL

Minister of the Interior

Vice Chairman

from July 15, 2004

Dr. Thomas Schäuble MdL Minister of the Interior

Vice Chairman

to July 14, 2004

Willi Stächele MdL

Minister for Food and Rural Planning

Vice Chairman

Stefan Mappus MdL

Minister of the Environment, Transport and Communications

from July 15, 2004

Ulrich Müller MdL

Minister of the Environment, Transport and Communications

to July 14, 2004

Tanja Gönner

Minister of Social Affairs

from July 15, 2004

Dr Friedhelm Repnik MdL

Minister of Social Affairs

to July 14, 2004

Rudolf Böhmler

State Secretary

at the Ministry of State

Dr. Rainer Hägele Undersecretary

at the Ministry of Finance

Klaus Hackert

President of the Baden-

Württemberg Association of

Craftsmen

Wirtsch.-Ing. Bernd Bechtold

President of the Karlsruhe

Chamber of Commerce and

Industry

Heinz Kälberer

Lord Mayor ofVaihingen

Gisela Gräber

Deputy Chairman

of the Regional Chapter of

VERDI e.V, Stuttgart

Otwin Brucker

President of the Baden-

Württemberg Association of

Municipalities

Gerhard Burkhardt

Chairman of the Board of

Management of the Verband

baden-württembergischer

Wohnungsunternehmen e.V.,

Stuttgart

Marco Freiherr von Maltzan

Chairman of the Board of

Management of BERU AG,

Ludwigsburg

Rüdiger Ruhnow

Chairman of the Central Staff

Council at L-Bank, Karlsruhe

Reiner Enzmann

Chairman of the Staff Council of L-Bank, Karlsruhe

Gabrieele Propp

Chairman of the Staff Council of L-Bank, Stuttgart

Deputy members

Dr. Horst Mehrländer

State Secretary at the Ministry of Economic Affairs

Prof Dr. Wolfgang Reinhart MdL

State Secretary

at the Ministry of Finance

from July 15, 2004

Wolfgang Rückert MdL

State Secretary

at the Ministry of Finance

to July 14, 2004

Max Munding

Undersecretary at the Ministry of the Interior from July 20, 2004

Heribert Rech MdL

State Secretary at the Ministry of the Interior to July 14, 2004

Rainer Arnold

Undersecretary at the Ministry for Food and Rural Planning

Dieter Hillebrand MdL

State Secretary at the Ministry of the Environment, Transport and Communications from

July 15, 2004

Stefan Mappus MdL

State Secretary at the Ministry of the

Environment, Transport and Communications to July 14, 2004

Bernhard Bauer

Undersecretary at the Ministry of Social Affairs

Hermann Strampfer

Assistant Undersecretary and Head of Dept. I

at the Ministry of State

Dr. Rudolf Kühner

Assistant Undersecretary and Head of Dept. III

at the Ministry of State

Joachim Wohlfeil

President of the Karlsruhe

Chamber of Craftsmen

Dr. Ing Hansjörg Rieger

Managing Partner of RUD-

Kettenfabrik Rieger & Dietz, Aalen

Gerhard Roßwog

Spokesman for the Board of

Management of Badischer

Genossenschaftsverband

Raiffeisen-Schulze-Delitzsch e.V., Karlsruhe

Frank Zach

Head of the Trade and Industry Department of the Baden- Württemberg Chapter of DGB

Dr. Jürgen Schütz

Vice President of the Baden-

Württemberg Association of

District Councils

Andreas Schmitz

Spokesman for the General

Partners of HSBC Trinkaus &

Burkhardt KGaA, Düsseldorf

Wilhelm Freiherr von Haller

Member of the Board of

Management Deutsche Bank AG

Prof. Dr. Willi Weiblen

Assistant Undersecretary and

Head of the Department of

Economic and Structural Policy at the Ministry of Economic Affairs

Walter Leibold

Assistant Undersecretary and

Head of the Department of

Financial Policy and Investments at the Ministry of Finance

Prof. Konrad Freiherr von Rotberg

Assistant Undersecretary and

Head of the Department of

Constitutional, Municipal,

Savings Bank and Legal Affairs at the Ministry of the Interior

Klaus Röscheisen

Assistant Undersecretary and

Head of the Administration

Department at the Ministry of the Environment, Transport and Communications

Christian Luft

Assistant Secretary and Head of the Central Office at the Ministry of Social Affairs

Reiner Moser

Assistant Secretary and Head of the Budget and Fiscal Policy, Tax Appraisal, Real Estate and Investments Section of the Ministry of State

Norbert Schmitt

Assistant Secretary and Head of the State Investment and Banking Section at the Ministry of Finance

Proposal of the Board of Management

for the appropriation of retained profits

The Board of Management proposes to the Board of Governors of L-Bank that out of the distributable profit for the financial year 2004, an amount of EUR 100.0 million should be paid out to the federal state of Baden-Württemberg, and that the remaining amount of EUR 2,261,613.82 should be carried forward to next year’s account.

Karlsruhe, March 1, 2005

Landeskreditbank Baden-Württemberg – Förderbank

Christian Brand      Jürgen Hägele      Dr. Manfred Schmitz

Independent Auditors’ Opinion

We have audited the annual financial statements of Landeskreditbank Baden-Württemberg-Forderbank (“L-Bank” or “the Bank”), based in Karlsruhe, for the financial year ending December 31, 2004. The accounting and preparation of the financial statements and of the management report of the Bank in accordance with German commercial law are the responsibility of the Board of Management of L-Bank. Our responsibility is to express an opinion based on our audit of the financial statements and the management report of the Bank.

We conducted our audit of the financial statements in accordance with § 317 HGB (the German Commercial Code) and the generally accepted German standards for the audit of financial statements promulgated by the “Institut der Wirtschaftsprufer” (IDW, the German Institute of Certified Public Accountants). Those standards require that we plan and perform the audit in such a way as to obtain reasonable reassurance regarding the extent to which the presentation of the net assets, financial position and operational results of the Bank, both in the financial statements drawn up in accordance with the generally accepted German accounting principles, and in the management report of the Bank, are free of material misstatement. Knowledge of the business activities and the economic and legal environment of the Bank, as well as evaluations of possible misstatements, are all taken into account in determining the scope of the audit procedures. The effectiveness of the accounting-related internal controls and the evidence supporting the disclosures in the books of account and records, financial statements and management report of the Bank, are primarily examined on a test basis within the framework of the audit. The audit of the financial statements includes an assessment of the accounting principles applied and of significant estimates made by the Board of Management of L-Bank, as well as an evaluation of the overall presentation of the financial statements and management report of the Bank. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not lead to any objections.

In our opinion, the financial statements give a true and fair view of the net assets, financial position and operational results of the Bank in accordance with the generally accepted German accounting principles. Overall, the management report of the Bank is an accurate representation of the position of the Bank and accurately reflects the risks entailed in its future development.

Stuttgart, March 1, 2005

PwC Deutsche Revision

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

(Schuldt)	(ppa. Dr. Russ	)
Auditor	Auditor

FINANCIAL STATEMENTS OF L-BANK

AS OF AND FOR

THE YEAR ENDED DECEMBER 31, 2003

Landeskreditbank Baden-Württemberg – Förderbank – Balance sheet as of December 31, 2003

Assets						Dec. 31, 2003	Dec. 31, 2002
				EUR	EUR	EUR	EUR

1.	Cash reserve
	a)	Cash on hand			42,241.10		35,219.32
	b)	Cash at central banks hereof: at Federal Central Bank EUR 257,485,390.46 (246,001,697.70)			257,485,390.46		246,001,697.70
	c)	Cash in postal giro accounts			—.—		—.—
						257,527,631.56	246,036,917.02

2.	Receivables from credit institutions
	a)	Payable on demand			91,035,045.39		67,679,885.74
	b)	Other receivables			11,669,629,275.91		10,494,519,446.74
						11,760,664,321.30	10,562,199,332.48

3.	Receivables from customers thereof:
	Mortgage loans EUR 19,689,099,500.70 (19,846,929,401.53) loans to public authorities and entities organized under public law EUR 3,065,463,938.41 (1,574,644,829.13)					24,584,056,954.30	23,258,188,570.40

4.	Notes and other interest-bearing securities
	a)	Money market securities					—.—
		aa)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR —.—(—.—)	—.—
		ab)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR —.—(—.—)	—.—			—.—
					—.—		—.—
	b)	Bonds and notes
		ba)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR 1,171,231,022.49 (EUR 1,618,044,726.23)	1,291,958,910.34			1,804,824,339.36
		bb)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR 5,473,135,432.82 (4,764,364,662.78)	7,008,756,949.33			6,264,559,928.09
					8,300,715,859.67		8,069,384,267.45
	c)	Bank’s own notes Principal amount: EUR 192,768,923.69 (198,787,248.89)			197,221,813.93		207,469,685.79
						8,497,937,673.60	8,276,853,953.24

Carried forward:						45,100,186,580.76	42,343,278,773.14

Landeskreditbank Baden-Württemberg – Förderbank – Balance sheet as of December 31, 2003

Equity and Liabilities						Dec. 31, 2003	Dec. 31, 2002
				EUR	EUR	EUR	EUR

1.	Liabilities to credit institutions
	a)	Payable on demand			112,389,611.08		192,408,782.68
	b)	With an agreed maturity or notice period			18,788,060,340.35		19,536,796,366.75
						18,900,449,951.43	19,729,205,149.43

2.	Liabilities to customers
	a)	Savings deposits
		aa)	With an agreed notice period of three months	—.—			—.—
		ab)	With an agreed notice period exceeding three months	—.—			—.—
					—.—
	b)	Other liabilities
		ba)	Payable on demand	122,014,468.53			115,740,022.12
		bb)	With an agreed maturity or notice period	5,038,300,154.25			3,880,373,942.62
					5,160,314.622.78	5,160,314,622.78	3,996,113,964.74

3.	Certificated liabilities
	a)	Notes and bonds issued			16,415,697,411.11		14,582,209,402.22
	b)	Other certificated liabilities thereof: money market securities EUR —.— (—.—) own acceptances and promissory notes outstanding EUR —.— (—.—)			—.—		—.—
						16,415,697,411.11	14,582,209,402.22

4.	Fiduciary liabilities thereof: fiduciary loans EUR 511,274,426.95 (665,947,340.82)					511,876,387.93	666,549,301.80

5.	Other liabilities					1,152,003,643.91	593,926,755.76

6.	Deferred items					977,461,922.06	1,087,576,610.33

7.	Contingency reserves
	a)	Reserves for pensions and similar obligations			83,308,717.00		80,509,012.00
	b)	Reserves for taxes			14,000.00		15,437,306.66
	c)	Other reserves			666,492,854.26		721,532,963.27
						749,815,571.26	817,479,281.93

8.	Subordinated liabilities					598,818,103.10	444,760,064.00

Carried forward:						44,466,437,613.58	41,917,820,530.21

Landeskreditbank Baden-Württemberg – Förderbank – Balance sheet as of December 31, 2003

Assets		Dec. 31, 2003	Dec. 31, 2002
		EUR	EUR
Brought forward:		45,100,186,580.76	42,343,278,773.14

5.	Shares and other non-interest-bearing securities	13,498,105.66	19,960,602.95

6.	Equity investments in non-affiliated companies thereof: in credit institutions EUR 976,726.00 (121,539,351.59) in financial services institutions EUR —.— (—.—)	173,361,827.53	155,447,573.28

7.	Equity investments in affiliated companies thereof: in credit institutions EUR —.— (—.—) in financial services institutions EUR —.— (—.—)	102,008,403.08	110,108,403.08

8.	Fiduciary assets thereof: fiduciary loans EUR 511,274,426.95 (665,947,340.82)	511,876,387.93	666,549,301.80

9.	Intangible assets	—.—	—.—

10.	Tangible assets	122,665,210.34	125,982,633.07

11.	Other assets	60,145,306.87	47,369,786.03

12.	Deferred charges and prepaid expenses	140,946,144.52	116,207,303.09

Total assets		46,224,687,966.69	43,584,904,376.44

Landeskreditbank Baden - Württemberg – Förderbank — Balance sheet as of December 31, 2003

Equity and Liabilities					Dec. 31, 2003	Dec. 31, 2002
				EUR	EUR	EUR
Brought forward:					44,466,437,613.58	41,917,820,530.21

9.	Fund for general bank risks				129,000,000.00	108,905,170.69

10.	Equity
	a)	Subscribed capital		250,000,000.00		250,000,000.00
	b)	Capital surplus		950,850,789.69		950,850,789.69
	c)	Retained profit and reserves
		ca)	Legal reserves	—.—		—.—
		cb)	Reserve for treasury stock	—.—		—.—
		cc)	Statutory reserves	—.—		—.—
		cd)	Other retained profit	426,000,000.00		323,000,000.00
	d)	Distributable profit		2,399,563.42		34,327,885.85
					1,629,250,353.11	1,558,178,675.54

Total equity and liabilities					46,224,687,966.69	43,584,904,376.44

1.	Contingent liabilities
	a)	Contingent liabilities relating to negotiated cleared bills of exchange		—.—		—.—
	b)	Liabilities relating to guarantees and indemnity agreements		1,228,502,273.82		1,068,613,953.30
	c)	Liabilities relating to securities covering third-party liabilities		—.—		—.—
					1,228,502,273.82	1,068,613,953.30

2.	Other obligations
	a)	Repurchase obligations from the sale of securities with put options		—.—		—.—
	b)	Placement and underwriting obligations		—.—		—.—
	c)	Irrevocable credit commitments		1,359,288,687.00		1,317,885,351.80
					1,359,288,687.00	1,317,885,351.80

Landeskreditbank Baden-Württemberg – Förderbank

Statement of income for the period from January 1, 2003 to December 31, 2003

						Dec. 31, 2003	Dec. 31, 2002
				EUR	EUR	EUR	EUR
1.	Interest income from
	a)	Lending and money market transactions		2,004,110,774.01			2,101,601,820.39
	b)	Fixed-interest securities and debt register receivables		371,061,706.59			389,841,589.13
					2,375,172,480.60		2,491,443,409.52

2.	Interest expenses				1,972,054,532.46		2,103,783,365.73
						403,117,948.14	387,660,043.79

3.	Current income from
	a)	Shares and other non-interest-bearing securities			463,406.51		605,093.36
	b)	Equity investments in non-affiliated companies			5,202,792.35		4,260,374.41
	c)	Equity investments in affiliated companies			—.—		—.—
						5,666,198.86	4,865,467.77

4.	Commission income					28,279,542.78	25,081,128.77

5.	Commission expenses					11,258,353.10	13,459,113.11

6.	Net income from financial transactions					2,093,939.16	2,109,754.84

7.	Other operating income					40,596,143.64	41,134,887.96

8.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	58,288,976.05			56,331,911.21
		ab)	Social security, pension and other benefit and welfare expenses thereof: for pensions EUR 6,275,576.65 (8,945,552.10)	15,711,878.08			22,767,299.91
					74,000,854.13		79,099,211.12
	b)	Other general administrative expenses			35,791,136.20		38,311,138.11
						109,791,990.33	117,410,349.23
9.	Depreciation and accumulated amortization on intangible assets and tangible assets, including property and equipment					11,077,630.14	11,082,488.64

10.	Other operating expenses					30,105,729.78	23,436,330.00

Carried forward:						317,520,069.23	295,463,002.15

Landeskreditbank Baden-Württemberg – Förderbank

Statement of income for the period from January 1, 2003 to December 31, 2003

		Dec. 31, 2003	Dec. 31, 2002
		EUR	EUR
Brought forward:		317,520,069.23	295,463,002.15

11.	Depreciation and accumulated amortization on receivables and certain securities, together with allowances for possible loan losses thereof: transferred to special item “Fund for general bank risks” EUR 20,094,829.31 (—.—)	138,327,759.32	132,669,003.32

12.	Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets	6,610,878.35	4,636,327.14

13.	Costs arising from loss assignments	40,000.00	50,000.00

14.	Result from ordinary business operations	172,541,431.56	158,107,671.69

15.	Taxes on income	220,398.14	573,556.01

16.	Other taxes, where not shown under item 10	95,151.53	177,782.24

17.	Allocation to reserves for interest rate reductions	68,795,701.38	70,778,025.06

18.	Net profit	103,430,180.51	86,578,308.38

19.	Balance brought forward from the previous year	1,969,382.91	33,249,577.47
		105,399,563.42	119,827,885.85

20.	Transfers to retained profit and reserves to other retained profit and reserves	103,000,000.00	85,500,000.00

21.	Distributable profit	2,399,563.42	34,327,885.85

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

General principles

Landeskreditbank Baden-Württemberg – Förderbank (L-Bank) was established by legislation passed on November 11, 1998, which came into effect on December 1, 1998. In accordance with § 2 para. 1 subpara. 1 of the L-Bank Act, the share capital of the Bank is EUR 250 million.

The financial statements for L-Bank have been drawn up in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch [HGB]) and the Regulation on the Accounting Principles Applied to Credit Institutions (Verordnung über die Rechnungslegung für Kreditinstitute [RechKredV]).

Headings and items on the balance sheet and statement of income are classified in accordance with the financial statement forms that appear in RechKredV. In the process, L-Bank has added an extra item to the expenses side of the statement of income, “Allocation to reserves for interest rate reductions” (§ 265 para. 5 HGB).

The majority interests declared in the financial statements are of minor significance overall. For this reason the Bank did not prepare consolidated financial statements for the period (§ 296 para. 2 HGB).

Foreign currency translation principles

Foreign currency amounts have been translated in accordance with the provisions set out in § 340h HGB and declaration BFA 3/95. Assets and liabilities denominated in foreign currencies, together with unprocessed spot exchange transactions, have been translated at the middle spot rate on December 30, 2003, being the last day of the year on which there was a liquid market.

For purposes of currency translation, currency items have been calculated by offsetting claims and obligations arising from on-balance-sheet and off-balance-sheet transactions in the respective currencies. These transactions were classified and valued using the special cover option in the respective currencies. Accordingly, all expenses and earnings arising from currency translation are shown in the income statement as required by § 340 h para. 2 subparas. 1 and 2 HGB; there was no requirement to show income under a separate heading as the items outstanding on the balance sheet date fall within the same timeframe.

Methods of accounting and valuation

Assets, liabilities and pending transactions have been valued in accordance with the general provisions of §§ 252 ff. HGB, taking into account the special rules applying to credit institutions (§§ 340e ff. HGB).

Receivables from credit institutions and customers are shown at par value, liabilities to credit institutions and customers at redemption value. Any interest-based differences are shown under deferrals and pre-payments and written back pro rata temporis. Service charges are entered immediately. Low-interest or non-interest-bearing receivables are discounted. Reserves for interest rate subsidies are set up to cover loans made under the auspices of development programs. Zero bonds and similar securities issued are shown at the issue price plus interest calculated up to the balance sheet date pro rata temporis.

All recognized individual risks and country risks arising out of the Bank’s lending business were appropriately provided for, either by accumulated amortization for losses on individual loan accounts or by reserves. Lump-sum reserves have been established to cover latent credit risks, and the Bank maintains prudential reserves to cover general banking risks. Individual provisions and lump-sum reserves have been deducted from the assets or liabilities side as appropriate, as has the reserve for general banking risks set up in compliance with § 340f HGB.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Securities in the trading portfolio and liquidity reserve are valued strictly according to the principle of lower of cost or market value as at the balance sheet date. Securities treated as fixed assets are shown at net book value, differences between book value and redemption value (i.e. premiums or discounts) being marked up or down pro rata to term.

Equity investments in non-affiliated and affiliated companies are valued at the lower of acquisition cost or fair value, according to the rules applying to fixed assets.

Tangible assets are valued at acquisition or production cost, less scheduled depreciation. Where the value of an item is expected to continue to decline, unscheduled depreciation has been applied as appropriate. Minor fixed assets are fully depreciated in the year of acquisition.

Reserves for pension commitments and for obligations under the Bank’s employee pension scheme have been calculated using the method of computation provided for in § 6a of the German Income Tax Act (Einkommensteuergesetz [EStG]) applying the updated Heubeck mortality tables (Heubeck Sterbetafeln). Adequate provisions have been made to cover the early retirement scheme provided for by collective agreement and the part-time employment scheme devised for employees approaching retirement, as well as any obligations arising in connection with long-service bonuses and other benefits.

Other reserves are set at the amount deemed necessary by the exercise of reasonable business judgment to cover all uncertain liabilities and potential losses on pending transactions.

The Bank concludes derivative transactions primarily in order to control interest rate exposure - they are not valued. The Bank also trades in derivatives on its own account and in order to hedge balance sheet items. Market values are based on interest rates prevailing at December 30, 2003, being the last day of the year on which there was a liquid market. Transactions for hedging purposes are valued together with the relevant balance sheet items.

The market values of bonds, notes and derivatives held for the Bank’s own account are determined individually as at the balance sheet date. The Bank currently holds four portfolios governed by EUR interest rate risks and offsets valuation gains and losses within these portfolios. In accordance with the non-parity principle (Imparitaetsprinzip), any positive balance is not appropriated, whereas a provision is made to cover a negative balance.

Principles of the German Banking Act (Kreditwesengesetz [KWG])

Throughout 2002, the Bank adhered to Principle I (relating to capital adequacy) and Principle II (relating to liquidity).

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Maturities of selected balance sheet items

(to final maturity or first call)

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
Receivables from credit institutions

payable on demand	91,035	67,680
due in three months or less	2,447,805	2,456,809
due in more than three months to one year	1,233,705	1,015,186
due in more than one year to five years	3,440,884	2,997,131
due in more than five years	4,547,235	4,025,393

Receivables from customers

due in three months or less	727,522	502,867
due in more than three months to one year	1,051,845	649,987
due in more than one year to five years	2,817,343	2,400,261
due in more than five years	19,987,347	19,705,074

Notes and other interest-bearing securities

Loans and notes payable in the following year	791,624	808,708

Liabilities to credit institutions

payable on demand	112,390	192,409
due in three months or less	4,016,730	3,402,134
due in more than three months to one year	1,261,686	1,764,600
due in more than one year to five years	6,309,218	4,488,868
due in more than five years	7,200,426	9,881,194

Liabilities to customers

payable on demand	122,014	115,740
due in three months or less	780,463	279,202
due in more than three months to one year	257,834	95,178
due in more than one year to five years	493,734	873,225
due in more than five years	3,506,268	2,632,769

Certificated liabilities

due in three months or less	368,727	635,384
due in more than three months to one year	2,917,473	1,816,999
due in more than one year to five years	10,987,280	10,140,068
due in more than five years	2,142,217	1,989,758
thereof under subitem “Notes and bonds issued” payable in the following year: TEUR 3,286,200

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Notes individual balance sheet items

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
Receivables from credit institutions

Under this heading are shown:

• receivables from non-affiliated companies	128,000	286,209
• subordinated receivables	0	0

Receivables from customers

Under this heading are shown:

• receivables from affiliated companies	140,598	151,453
• receivables from non-affiliated companies	230,430	247,276
• subordinated receivables	2,271	8,476

Notes and other interest-bearing securities

The subitem “Bonds and notes” does not include any certificated subordinated receivables or receivables from affiliated or non-affiliated companies.

Of the securities shown under this heading:

• listed securities account for	8,341,014	8,116,537
• unlisted securities account for	156,924	160,317

Securities amounting to TEUR 8,192,630 are assigned to fixed assets. Of these, TEUR 2,074,605 are valued as fixed assets.

Shares and other non- interest-bearing securities

This item includes:

• subordinated assets in the amount of	0	6,462
• non-affiliated companies account for	—	—

Of the marketable securities included in this item:

• listed securities account for	0	6,462
• unlisted securities account for	—	—

Equity investments in non-affiliated companies

Of the marketable securities included under equity investment in non-affiliated companies:

• listed securities account for	0	120,563
• unlisted securities account for	0	0

Equity investments in affiliated companies

This item does not include equity investments which have been certificated as marketable securities.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Notes individual balance sheet items

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000

Fiduciary assets

This item is broken down as follows:

• Receivables from credit institutions	171,036	181,189
• Receivables from customers	340,841	485,361

Tangible assets

This item includes:

• real estate and buildings utilized for the Bank’s own activities	86,359	89,631
• furniture and office equipment	12,408	13,003

Deferred charges, prepaid expenses and deferred items
Assets

• Difference between net loan proceeds or original cash outlay and lower par (nominal) value of receivables	78,922	54,480
• Difference between amount issued and higher amount repayable of payables	55,385	53,770

Liabilities to credit institutions

Under this heading are shown:

• liabilities to affiliated companies	—	—
• liabilities to non-affiliated companies	0	713

Liabilities to customers

Under this heading are shown:

• liabilities to affiliated companies	14,615	26,679
• liabilities to non-affiliated companies	—	—

Fiduciary liabilities

Fiduciary liabilities are divided up into:

• liabilities to credit institutions	66,746	85,759
• liabilities to customers	445,131	580,790

Deferred charges, prepaid expenses and deferred items
Liabilities

• Difference between net loan proceeds or original cash outlay and higher par (nominal) value of receivables	28,982	36,485
• Difference between amount issued and lower amount repayable of payables	1,477	2,338

Subordinated liabilities

This item does not include any liabilities to affiliated or non-affiliated companies

Interest expenses in respect of subordinated liabilities	21,493	18,412

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Individual subordinated issues exceeding 10% of the total amount of the subordinated liabilities break down as follows:

Currency	Amount in millions	Interest rate (%)	Due on
EUR	85	Zero coupon issue	Dec. 30, 2010
EUR	250	4.1250	Jan. 14, 2009

All subordinated liabilities constitute exclusively supplemental capital and meet the requirements of the German Banking Act (Kreditwesengesetz [KWG]). Of significance here is the subordinated nature of the Bank’s liabilities in relation to all non-subordinated liabilities due to other creditors. In the event of liquidation, subordinated creditors are only entitled to receive payment after all liabilities due to other creditors have been paid in full.

Retrospective limitation of the subordinated nature of the liability or the original maturity (of at least five years) or the agreed period of notice, is precluded.

In accordance with state legislation, L-Bank is unable to file for insolvency.

Individual material items

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
Other assets

• Premiums on interest rate options	6,396	9,695
• Objets d’art	13,715	13,722
• Real estate and buildings in the current asset portfolio	15,544	8,763

Other liabilities

• Adjustment item for foreign exchange valuation of off-balance-sheet transactions	1,108,223	492,026
• Liabilities arising from contributions to state highway construction project	15,339	—
• One-off payments on swaps due at maturity	11,321	4,700
• Liabilities relating to outstanding premiums on interest rate options	6,956	9,275
• Trade payables	3,040	4,433
• Taxes to pay	2,434	2,461

Deferred items on the liability side

• Prepaid interest subsidies received from third parties	907,619	1,007,367
• One-off payments on swaps due at maturity	38,899	40,822

Contingency reserves

• Under other reserves: reserves for L-Bank interest subsidies	560,589	611,450

Commissions paid

• Commissions paid for administration of loans in a fiduciary capacity	7,698	9,580

Other operating income

• Rental income	7,155	8,018
• Income from services to third parties	16,645	15,949

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Individual material items

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets

• Unscheduled depreciation	17,705	4,720

Other operating expenses

• Expenses relating to grants and subsidies provided under development programs managed on behalf of the state of Baden-Württemberg	18,407	18,407

Total value of assets and debts denominated in foreign currencies

• Assets	678,508	761,808
• Debts	4,612,033	3,455,007

The risk of exchange rate fluctuations arising from balance sheet items denominated in foreign currencies is essentially covered by off-balance-sheet hedging transactions

Book value of assets sold for repurchase (true repo agreements pursuant to § 340b para. 4 HGB)

In the context of sell and buy-back transactions with other credit institutions	0	78,646

Assets lodged as security for liabilities

For other liabilities

• interest rate futures transactions	0	4,703

Other financial obligations

The total sum of other financial obligations existing at the balance sheet date which are not included in the balance sheet or shown below the line is of minor significance to an evaluation of the Bank’s financial position.

Transactions involving derivatives

At the balance sheet date, the following transactions involving financial derivatives (forward transactions as defined in § 36 RechKredV) formed part of L-Bank’s portfolio. The majority of the transactions were undertaken in order to hedge interest rate and exchange rate fluctuations. The respective credit risk equivalents have been calculated using the market valuation method based on the appropriate counterparty weighting with the corresponding percentage add-on. The practice of netting – the offsetting of negative market values – was not applied.

Replacement costs were calculated on the basis of market prices. All contracts with a positive market value have been taken into account; they have not been set off against contracts with a negative market value by contracting party. Taking all existing netting agreements into account, replacement costs have fallen by EUR 1,776 million, from EUR 2,509 million to EUR 733 million.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

The following tables do not include fully hedged derivative structures incorporated into standard Bank products.

Transactions involving derivatives – by contracting party

	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2003
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
• Banks in the OECD	85,515	71,195	568	1,903
• Public-sector institutions in the OECD	549	75	35	32
• Other counterparties (incl. stock exchange contracts)	7,489	6,429	829	574

Total	93,553	77,699	1,432	2,509

Transactions involving derivatives – by maturity

	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
	Interest rate risks	Interest rate risks	Currency risks	Currency risks	Credit derivative risks	Credit derivative risks
	EUR million	EUR million	EUR million	EUR million	EUR million	EUR million
Residiual maturities

• up to 3 months	5,062	5,850	452	169	20	100
• up to 1 year	19,185	6,615	921	28	30	55
• up to 5 years	25,176	24,422	3,139	3,144	566	340
• more than 5 years	37,854	36,256	715	435	433	285

Total	87,277	73,143	5,227	3,776	1,049	780

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Transactions involving derivatives – by volume

	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2003
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
Interest rate risks

• Interest rate swaps	86,625	72,138	635	2,078
• Interest rate options
– bought	0	0	0	0
– sold	0	0	—	—
• Caps	383	895	0	0
• Stock exchange contracts	0	110	0	0
• Other forward transactions	269	0	35	31

Interest rate risks – total –	87,277	73,143	670	2,109

Currency risks

• Forward exchange deals	498	176	2	5
• Cross-currency interest rate swaps	4,729	3,600	63	40

Currency risks – total –	5,227	3,776	65	45

Credit derivatives

• Credit default swaps
• as guarantor	675	525	343	2
• as guarantee	20	0	0	0
• Credit-linked notes
• as guarantor	354	255	354	353

Credit derivatives – total –	1,049	780	697	355

All credit default swaps have been assigned to investments. Credit default swaps for which the Bank is acting as guarantor appear under contingent liabilities at their nominal value. Credit-linked notes are shown under securities.

The transactions reported above include the following commercial transactions:

Transactions involving derivatives – commercial transactions

	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2003
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
• Interest rate contracts	1,370	3,879	17	62

Total	1,370	3,879	17	62

Statement on tax liability

Under §5 para. 1 no. 2 of the Corporation Tax Act (Körperschaftsteuergesetz [KStG]) and §3 no. 2 of the Trade Tax Act (Gewerbesteuergesetz [GewStG]), Landeskreditbank Baden-Württemberg – Förderbank is exempt from corporation tax and trade tax.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

L-Bank’s equity holdings pursuant to § 285 no. 11 HGB

No.	Name/Registered office	Holding in%	Equity capital (*) in Euro ’000		Net income/loss (*) in Euro ’000

		(direct)
1.	Austria Beteiligungsgesellschaft mbH, Stuttgart	33.34	35,588		809
2.	Industriepark Gottmadingen AG, Gottmadingen	100.00	25,813		1,573
3.	MBG Mittelständische Beteiligungsgesellschaft Baden- Württemberg GmbH, Stuttgart	26.80	16,175		978
4.	PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	83.67	–4,661	(**)	1,735	(**)
5.	Technologiepark Karlsruhe GmbH, Karlsruhe	96.00	17,743		–568
6.	Technologieparks Tübingen-Reutlingen, Tübingen	100.00	11,790		–462
7.	StEP Stuttgarter EngineeringPark GmbH, Stuttgart	100.00	53,315		–532
8.	STAIR Stuttgart Airpark GmbH, Stuttgart	100.00	665		–710
9.	Mentasys GmbH, Karlsruhe	38.64	728		–918
10.	detectis GmbH, Freiburg	39.43	–2		–845
11.	Sympore GmbH, Reutlingen	27.95	–810		–1,922
12.	Complexio GmbH, Freiburg	37.55	163		–125
13.	Elexxion GmbH, Radolfzell	32.43	101		–49
14.	Greenovation GmbH	33.82	–262		–1,648

(*)	For last available financial year in each case
(**)	Exchange rate as at Dec. 31, 2003: 1 euro = 10,617 rupiah

PT German Centre Indonesia was provided with a Letter of Support in respect of financial year 2004, which capitalized the company sufficiently for it to meet its obligations as they fall due.

Fixed assets analysis

EUR ’000
Fixed assets – balance sheet items –	Historical cost Jan. 1, 2003	Additions	Retirements	Transfers	Write-ups	Write-offs and cumulative depreciation	Book value Dec. 31, 2003	Write-offs and depreciation in 2003
Notes and other interest-bearing securities	7,513,809						8,033,700	0
Shares and other non-interest –bearing securities	0	Net adjustment in compliance with					0	0
Equity investments in non-affiliated companies	187,701	§ 34, para. 3, subpara. 2 RechKredV: TEUR 487,877					173,362	–6,705
Equity investments in affiliated companies	119,682						102,008	–11,000
Tangible assets	174,778	8,167	-663	0	0	–59,617	122,665	–11,077
Other assets	13,741	37	-42	0	0	–22	13,714	–7

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2003

Landeskreditbank Baden-Württemberg – Förderbank –

hedging account for mortgage bonds at December 31, 2003

	Dec. 31, 2003	Dec. 31, 2002
	EUR million	EUR million
Mortgage bonds issued	2,295	3,104

Specific assets allocated for hedging
• receivables from credit institutions	162	206
• receivables from customers	2,568	3,234
Surplus cover	435	336

Total emoluments paid out to authorities and administrative bodies of Landeskreditbank Baden-Württemberg – Förderbank – in 2003

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
• Board of Governors	160	160
• Board of Management	1,585	1,582
• Former members of the Board of Management or their dependents	1,048	890
• Advisory Council (incl. travel expenses)	214	214
• Pension reserves for former members of the Board of Management and their dependents	11,271	11,413

Loans to members of administrative bodies (incl. contingent liabilities)

	Dec. 31, 2003	Dec. 31, 2002
	EUR ’000	EUR ’000
• – Board of Governors	346	683
• – Board of Management	1,140	1,218

Average number of staff employed in 2003

	Male	Female	Total
Employees	506	628	1,134

of whom: full-time employees	495	420	915
part-time employees	11	208	219

excluding trainees, temporary staff, students on placement, volunteers, cleaning staff

Directorships held by members of the Board of Management and employees of

L-Bank pursuant to § 340a para. 4 no. 1 HGB

Christian Brand, Chairman of the Board of Management

Baden-Württembergische Bank AG, Stuttgart	Member of the Supervisory Board
BWK GmbH Unternehmensbeteiligungsgesellschaft, Stuttgart	Member of the Supervisory Board
Clariant GmbH, Frankfurt	Member of the Supervisory Board
Sächsische Aufbaubank – Förderbank, Dresden	Member of the Board of Governors
Tourismus-Marketing GmbH Baden-Württemberg, Stuttgart	Vice Chairman of the Supervisory Board
Vorarlberger Landes- und Hypothekenbank AG, Bregenz	Member of the Supervisory Board

Jürgen Hägele, Vice Chairman of the Board of Management

Business-Park Göppingen GmbH, Göppingen	Member of the Supervisory Board
Industriepark Gottmadingen AG (IPG), Gottmadingen	Chairman of the Supervisory Board

Dr. Manfred Schmitz, Member of the Board of Management

MBG Mittelständische Beteiligungsgesellschaft Baden-Württemberg GmbH, Stuttgart	Member of the Supervisory Board
Industriepark Gottmadingen AG (IPG), Gottmadingen	Vice Chairman of the Supervisory Board

Peter Arnold, Executive Officer

Business-Park Göppingen GmbH, Göppingen	Member of the Supervisory Board
Industriepark Gottmadingen AG (IPG), Gottmadingen	Member of the Supervisory Board
PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	Chairman of the Supervisory Board

Lothar Mierisch, Executive Officer

Finanzierungsgesellschaft für Öffentliche Vorhaben des Landes Baden-Württemberg mbH, Stuttgart	Member of the Board of Governors

Walter Weik, Executive Officer

Landsiedlung Baden-Württemberg GmbH, Stuttgart	Member of the Supervisory Board
MBW Marketing- und Absatzförderungsgesellschaft für Agrar - und Forstprodukte aus Baden-Württemberg mbH, Stuttgart	Member of the Supervisory Board
Stadtbau GmbH Pforzheim, Pforzheim	Member of the Supervisory Board

Jürgen Schnieder, Head of Department

PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	Member of the Supervisory Board

Authorities of Landeskreditbank

Baden-Württemberg — Förderbank

Board of Management	Members of the Board of Governors 2003
	Full members:		Advisory members:
Christian Brand Chairman

State government representatives:

Jürgen Hägele Vice Chairman	Dr. Walter Döring MdL Minister of Economic Affairs Chairman

Dr. Manfred Schmitz Member of the Board of Management	Gerhard Stratthaus MdL Minister of Finance Vice Chairman	Wirtsch.-Ing. Bernd Bechtold President of the Karlsruhe Chamber of Commerce and Industry (from Dec. 1, 2003)	Rüdiger Ruhnow Chairman of the Central Staff Council at L-Bank, Karlsruhe

Prof. Dr. Dieter Puchta Member of the Board of Management (to June 30, 2003)	Dr. Thomas Schäuble MdL Minister of the Interior Vice Chairman Willi Stächele MdL Minister for Food and Rural Planning Vice Chairman	Heinz Kälberer Lord Mayor of Vaihingen Gisela Gräber Deputy Chairman of the Regional Chapter ver.di e.V., Stuttgart	Reiner Enzmann Chairman of the Staff Council of L-Bank, Karlsruhe Gabriele Propp Chairman of the Staff Council of L-Bank, Stuttgart
Ulrich Müller MdL Minister of the Environment, Transport and Communications

Dr. Friedhelm Repnik MdL Minister of Social Affairs

	Rudolf Böhmler State Secretary at the Ministry of State	Otwin Brucker President of the Baden-Württemberg Association of Municipalities

	Dr. Rainer Hägele Undersecretary at the Ministry of Finance	Gerhard Burkhardt Chairman of the Board of Management of the Verband Baden- Württembergischer Wohnungsunternehmen e.V., Stuttgart

	Other members: Klaus Hackert President of the Baden-Württemberg Association of Craftsmen	Dr. Christoph Niemann Member of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, Düsseldorf (to Nov. 30, 2003)

	Norbert Keller President of the Karlsruhe Chamber of Commerce and Industry (to Nov. 30, 2003)	Marco Freiherr von Maltzan Chairman of the Board of Management of BERU AG, Ludwigsburg (from Dec. 1, 2003)

State government deputy representatives
Dr. Karl Epple Undersecretary at the Ministry of Economic Affairs (to Nov. 30, 2003)	Hermann Strampfer Assistant Undersecretary and Head of Dept. I at the Ministry of State	Frank Zach Head of the Trade and Industry Department of the Baden-Württemberg Chapter of DGB	Prof. Konrad Freiherr von Rotberg Assistant Undersecretary and Head of the Department of Constitutional, Municipal, Savings Bank and Legal Affairs at the Ministry of the Interior

Dr. Horst Mehrländer State Secretary at the Ministry of Economic Affairs (from Dec. 1, 2003)	Julian Würtenberger Assistant Undersecretary and Head of Dept. II at the Ministry of State (to Nov. 30, 2003)	Georg Mehl Senator (retd.) Wüstenrot & Württembergische AG (to Nov. 30, 2003)	Klaus Röscheisen Assistant Undersecretary and Head of the Administration Department at the Ministry of the Environment, Transport and Communications

Wolfgang Rückert MdL State Secretary at the Ministry of Finance	Dr. Rudolf Kühner Assistant Undersecretary and Head of Dept. III at the Ministry of State (from Dec. 1, 2003)	Dr. Jürgen Schütz Vice President of the Baden- Württemberg Association of District Councils (from Dec. 1, 2003)	Christian Luft Assistant Secretary and Head of the Central Office at the Ministry of Social Affairs

Roland Eckert Undersecretary at the Ministry of the Interior (to Jan. 31, 2003)	Deputy representatives: Joachim Wohlfeil President of the Karlsruhe Chamber of Craftsmen	Karl-Heinz Reinheimer Honorary Chairman of the Bundesverband Freier Wohnungsunternehmen e.V., Sindelfingen (to Nov. 30, 2003)	Bernhard Gieß Assistant Secretary and Head of the State Budget, Real Estate and Investments Section of the Ministry of State (to March 23, 2003)

Max Munding Undersecretary at the Ministry of the Interior (from Feb. 1, 2003 to Nov. 30, 2003)	Dr. Ing. Hansjörg Rieger Managing Partner of RUD-Kettenfabrik Rieger & Dietz, Aalen	Andreas Schmitz General Partner of HSBC Trinkaus & Burkhardt KGaA, Düsseldorf (from Dec. 1, 2003)	Reiner Moser Assistant Secretary and Head of the Budget and Fiscal Policy, Tax Appraisal, Real Estate and Investments Section of the Ministry of State (from March 24, 2003)

Heribert Rech MdL State Secretary at the Ministry of the Interior (from Dec. 1, 2003)	Egon Gushurst Certified Public Accountant and Honorary President of Badischer Genossenschaftsverband Raiffeisen-Schulze-Delitzsch e.V., Karlsruhe (to Nov. 30, 2003)	Wilhelm Freiherr von Haller Member of the Board of Management Deutsche Bank AG	Norbert Schmitt Assistant Secretary and Head of the State Investment and Banking Section at the Ministry of Finance

Rainer Arnold Undersecretary at the Ministry for Food and Rural Planning	Gerhard Roßwog Spokesman for the Board of Management of Badischer Genossenschaftsverband Raiffeisen-Schulze-Delitzsch e.V., Karlsruhe (from Dec. 1, 2003)	Prof. Dr. Willi Weiblen Assistant Undersecretary and Head of the Department of Economic and Structural Policy at the Ministry of Economic Affairs

Stefan Mappus MdL State Secretary at the Ministry of the Environment, Transport and Communications		Walter Leibold Assistant Undersecretary and Head of the Department of Financial Policy and Investments at the Ministry of Finance

Bernhard Bauer Undersecretary at the Ministry of Social Affairs

Proposal of the Board of Management for the appropriation of retained profits

EUR 103.0 million of the net profit for the financial year 2003 has already been appropriated to retained profit and reserves. Of the remaining distributable profit totaling EUR 2,399,563.42, the Board of Management proposes that EUR 2,000,000 should be appropriated to retained profit and reserves, and that the remaining EUR 399,563.42 should be carried forward to next year’s account.

Karlsruhe, March 16, 2004

Landeskreditbank Baden-Württemberg – Förderbank

Christian Brand	Jürgen Hägele	Dr. Manfred Schmitz

Independent Auditors’ opinion

We have audited the financial statements of Landeskreditbank Baden-Württemberg – Förderbank – (“L-Bank” or “the Bank”), Karlsruhe, for the financial year ending December 31, 2003. The accounting and preparation of the financial statements and of the management report of the Bank in accordance with German commercial law are the responsibility of the Board of Managing Directors of L-Bank. Our responsibility is to express an opinion based on our audit on the financial statements and the management report of the Bank. We conducted our audit of the financial statements in accordance with § 317 HGB (the German Commercial Code and the German generally accepted standards for the audit of financial statements promulgated by the “Institut der Wirtschaftspüfer” (IDW, the German Institute of Certified Public Accountants). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the presentation of the net assets, financial position, and results of operation in the financial statements, drawn up in accordance with the German generally accepted accounting principles, and in the management report of the Bank are free of material misstatement. Knowledge of the business activities and the economic and legal environment of the Bank and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the financial statements, and the management report of the Bank are primarily examined on a test basis within the framework of the audit. The audit of the financial statements includes assessing the accounting principles applied and the significant estimates made by the Board of Managing Directors of L-Bank and evaluating the overall presentation of the financial statements and management report of the Bank. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not lead to any objections.

In our opinion, the financial statements give a true and fair view of the net assets, financial position, and results of operations of the Bank in accordance with German generally accepted accounting principles. Seen in total, the management report of the Bank is an accurate representation of the position of the Bank and accurately reflects the risks entailed in its future development.

Stuttgart, March 29, 2004

PwC Deutsche Revision

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Schuldt	ppa. Apitzsch
Auditor	Auditor

FINANCIAL STATEMENTS OF L-BANK

AS OF AND FOR

THE YEAR ENDED DECEMBER 31, 2002

Landeskreditbank Baden-Württemberg – Förderbank – Balance sheet as of

December 31, 2002

Assets						Dec. 31, 2002	Dec. 31, 2001
				EUR	EUR	EUR	EUR
1.	Cash reserve
	a)	Cash on hand			35,219.32		34,509.31
	b)	Cash at central banks thereof: at Federal Central Bank EUR 246,001,697.70 (335,645,325.62)			246,001,697.70		335,645,325.62
	c)	Cash in postal giro accounts			–.–		–.–
						246,036,917.02	335,679,834.93

2.	Receivables from credit institutions
	a)	Payable on demand			67,679,885.74		63,689,244.49
	b)	Other receivables			10,494,519,446.74		9,710,543,892.79
						10,562,199,332.48	9,774,233,137.28

3.	Receivables from customers thereof: mortgage loans EUR 19,846,929,401.53 (19,967,862,497.92) loans to public authorities and entities organized under public law EUR 1,574,644,829.13 (1,490,664,208.07)					23,258,188,570.40	23,287,140,379.02

4.	Notes and other fixed-interest securities
	a)	Money market securities
		aa)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR –.– (–.–)	0.00			0.00
		ab)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR –.– (–.–)	0.00	0.00		0.00
							0.00
	b)	Bonds and notes
		ba)	Due from public-sector issuers thereof: eligible as collateral at Federal Central Bank EUR 1,618,044,726.23 (1,385,845,636.43)	1,804,824,339.36			1,586,528,000.59
		bb)	Due from other issuers thereof: eligible as collateral at Federal Central Bank EUR 4,764,364,662.78 (4,745,949,371.52)	6,264,559,928.09			5,734,742,009.58
					8,069,384,267.45		7,321,270,010.17
	c)	Bank’s own notes Principal amount: EUR 198,787,248.89 (1,311,469,555.12)			207,469,685.79		1,363,487,926.63
						8,276,853,953.24	8,684,757,936.80

	Carried forward:					42,343,278,773.14	42,081,811,288.03

Equity and Liabilities						Dec. 31, 2002	Dec. 31, 2001
				EUR	EUR	EUR	EUR
1.	Liabilities to credit institutions
	a)	Payable on demand			192,408,782.68		257,468,529.10
	b)	With an agreed maturity or notice period			19,536,796,366.75		21,371,955,624.79
						19,729,205,149.43	21,629,424,153.89

2.	Liabilities to customers
	a)	Savings deposits
		aa)	With an agreed notice period of three months	–.–			–.–
		ab)	With an agreed notice period exceeding three months	–.–	–.–		–.–

	b)	Other liabilities
		Ba)	Payable on demand	115,740,022.12			82,302,965.30
		bb)	With an agreed maturity or notice period	3,880,373,942.62			4,067,716,506.49
					3,996,113,964.74	3,996,113,964.74	4,150,019,471.79

3.	Certificated liabilities
	a)	Notes and bonds issued			14,582,209,402.22		12,517,035,139.85
	b)	Other certificated liabilities Thereof: money market securities EUR –.– (–.–) own acceptances and promissory notes outstanding EUR –.– (–.–)			–.–		–.–
						14,582,209,402.22	12,517,035,139.85

4.	Fiduciary liabilities thereof: fiduciary loans EUR 665,947,340.82 (815,682,804.85)					666,549,301.80	816,284,765.82

5.	Other liabilities					593,926,755.76	80,508,648.58

6.	Deferred items					1,087,576,610.33	1,308,442,177.07

7.	Contingency reserves
	a)	Reserves for pensions and similar obligations			80,509,012.00		74,551,058.90
	b)	Reserves for taxes			15,437,306.66		14,099,306.66
	c)	Other reserves			721,532,963.27		778,399,144.47
						817,479,281.93	867,049,510.03

8.	Subordinated liabilities					444,760,064.00	442,166,011.68

Carried forward:						41,917,820,530.21	41,810,929,878.71

Landeskreditbank Baden-Württemberg –

Förderbank – Balance sheet as of December 31, 2002

Assets		Dec. 31, 2002	Dec. 31, 2001
		EUR	EUR
	Brought forward:	42,343,278,773.14	42,081,811,288.03

5.	Shares and other non-interest-bearing securities	19,960,602.95	37,940,125.39

6.	Equity investments in non-affiliated companies thereof: in credit institutions EUR 121,539,351.59 (121,539,351.59) in financial services institutions EUR –.– (–.–)	155,447,573.28	149,938,251.52

7.	Equity investments in affiliated companies thereof: in credit institutions EUR –.– (–.–) in financial services institutions EUR –.– (–.–)	110,108,403.08	22,408,403.08

8.	Fiduciary assets thereof: fiduciary loans EUR 665,947,340.82 (815,682,804.85)	666,549,301.80	816,284,765.82

9.	Intangible assets	–.–	–.–

10.	Tangible assets	125,982,633.07	141,462,084.46

11.	Other assets	47,369,786.03	51,591,829.83

12.	Deferred charges and prepaid expenses	116,207,303.09	89,998,668.43

Total assets		43,584,904,376.44	43,391,435,416.56

Equity and Liabilities					Dec. 31, 2002	Dec. 31, 2001
				EUR	EUR	EUR
	Brought forward:				41,917,820,530.21	41,810,929,878.71

9.	Fund for general bank risks				108,905,170.69	108,905,170.69

10.	Equity
	a)	Subscribed capital		250,000,000.00		250,000,000.00
	b)	Capital surplus		950,850,789.69		950,850,789.69
	c)	Retained profit and reserves
		ca)	Legal reserves	–.–		–.–
		cb)	Reserve for treasury stock	–.–		–.–
		cc)	Statutory reserve	–.–		–.–
		cd)	Other retained profit	323,000,000.00		237,500,000.00
	d)	Distributable profit		34,327,885.85		33,249,577.47
					1,558,178,675.54	1,471,600,367.16

Total equity and liabilities					43,584,904,376.44	43,391,435,416.56

1.	Contingent liabilities
	a)	Contingent liabilities relating to negotiated cleared bills of exchange		–.–		–.–
	b)	Liabilities relating to guarantees and indemnity agreements		1,068,613,953.30		431,759,983.85
	c)	Liabilities relating to securities covering third-party liabilities		–.–		–.–
				1,068,613,953.30		431,759,983.85

2.	Other obligations
	a)	Repurchase obligations from the sale of securities with put options		–.–		–.–
	b)	Placement and underwriting obligations		–.–		–.–
	c)	Irrevocable credit commitments		1,317,885,351.80		1,522,977,890.47
				1,317,885,351.80		1,522,977,890.47

Landeskreditbank Baden-Württemberg – Förderbank

Statement of income for the period

from January 1, 2002 to December 31, 2002

						Dec. 31, 2002	Dec. 31, 2001
				EUR	EUR	EUR	EUR
1.	Interest income from
	a)	Lending and money market transactions		2,101,601,820.39			2,032,059,758.72
	b)	Fixed-interest securities and debt register receivables		389,841,589.13			357,301,098.12
					2,491,443,409.52		2,389,360,856.84

2.	Interest expenses				2,103,783,365.73		2,005,496,735.15
						387,660,043.79	383,864,121.69

3.	Current income from
	a)	Shares and other non-interest-bearing securities			605,093.36		792,889.41
	b)	Equity investments in non-affiliated companies			4,260,374.41		5,561,935.66
	c)	Equity investments in affiliated companies			–.–		–.–
						4,865,467.77	6,354,825.07

4.	Commission income					25,081,128.77	25,624,281.98

5.	Commission expenses					13,459,113.11	12,485,132.48

6.	Net income from financial transactions					2,109,754.84	1,230,345.09

7.	Other operating income					41,134,887.96	37,234,241.31

8.	General administrative expenses
	a)	Personnel expenses
		aa)	Wages and salaries	56,331,911.21			51,901,035.42
		ab)	Social security, pension and other benefit and welfare expenses thereof: for pensions EUR 8,945,552.10 (7,707,050.11)	22,767,299.91			16,177,612.27
					79,099,211.12		68,078,647.69
	b)	Other general administrative expenses			38,311,138.11		33,253,509.08
						117,410,349.23	101,332,156.77

9.	Depreciation and accumulated amortization on intangible assets and tangible assets including property and equipment					11,082,488.64	19,309,431.37

10.	Other operating expenses					23,436,330.00	8,539,154.54

11.	Depreciation and accumulated amortization on receivables and certain securities, together with allowances for possible loan losses					132,669,003.32	171,947,306.05

Carried forward:						162,793,998.83	140,694,633.93

				Dec. 31, 2002	Dec. 31, 2001
		EUR	EUR	EUR	EUR
Brought forward:				162,793,998.83	140,694,633.93

12.	Depreciation and accumulated amortization on equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets			4,636,327.14	–.–

13.	Income from additions to equity investments in non-affiliated companies, affiliated companies and securities treated as fixed assets			–.–	53,172,310.19

14.	Costs arising from loss assignments			50,000.00	13,026,267.23

15.	Result from ordinary business operations			158,107,671.69	180,840,676.89

16.	Taxes on income			573,556.01	672,108.74

17.	Other taxes, where not shown under item 10			177,782.24	176,062.72

18.	Allocation to reserves for interest rate reductions			70,778,025.06	74,336,681.36

19.	Net profit			86,578,308.38	105,655,824.07

20.	Balance brought forward from the previous year			33,249,577.47	31,646,572.41
				119,827,885.85	137,302,396.48

21.	Transfers to retained profit and reserves to other retained profit and reserves			85,500,000.00	104,052,819.01

22.	Distributable profit			34,327,885.85	33,249,577.47

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

General principles

Landeskreditbank Baden-Württemberg – Förderbank (L-Bank) was established by legislation passed on November 11, 1998, which came into effect on December 1, 1998. In accordance with § 2 para. 1 subpara. 1 of the L-Bank Act, the share capital of the Bank is EUR 250 million.

The financial statements for L-Bank have been drawn up in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch [HGB]) and the Regulation on the Accounting Principles Applied to Credit Institutions (Verordnung über die Rechnungslegung für Kreditinstitute [RechKredV]).

Headings and items on the balance sheet and statement of income are classified in accordance with the financial statement forms that appear in RechKredV. In the process, L-Bank has added an extra item to the expenses side of the statement of income, “Allocation to reserves for interest rate reductions” (§ 265 para. 5 HGB).

The majority interests declared in the financial statements are of minor significance overall. For this reason the Bank did not prepare consolidated financial statements for the period (§ 296 para. 2 HGB).

Foreign currency translation principles

Foreign currency amounts have been translated in accordance with the provisions set out in § 340h HGB and declaration BFA 3/95. Assets and liabilities denominated in foreign currencies, together with unprocessed spot exchange transactions currencies, together with unprocessed spot exchange transactions, have been translated at the middle spot rate on December 30, 2002.

For purposes of currency translation, currency items have been calculated by offsetting claims and obligations arising from on-balance-sheet and off-balance-sheet transactions in the respective currencies. These transactions were classified and valued using the special cover option in the respective currencies. Accordingly, all expenses and earnings arising from currency translation are shown in the income statement as required by § 340h para. 2 subparas. 1 and 2 HGB; there was no requirement to show income under a separate heading as the items outstanding on the balance sheet date fall within a limited timeframe.

Methods of accounting and valuation

Assets, liabilities and pending transactions have been valued in accordance with the general provisions of §§ 252 ff. HGB, taking into account the special rules applying to credit institutions (§§ 340e ff. HGB).

Receivables from credit institutions and customers are shown at par value, liabilities to credit institutions and customers at redemption value. Any interest-based differences are shown under deferrals and prepayments and written back pro rata temporis. Service charges are entered immediately. Low-interest or non-interest-bearing receivables are discounted. Reserves for interest rate subsidies are set up to cover loans made under the auspices of development programs. Zero bonds and similar securities issued are shown at the issue price plus interest calculated up to the balance sheet date pro rata temporis.

All recognized individual risks and country risks arising out of the Bank’s lending business were appropriately provided for, either by accumulated amortization for losses on individual loan accounts or by reserves. Lump-sum reserves have been established to cover latent credit risks, and the Bank maintains prudential reserves to cover general banking risks. Individual and lump-sum accumulated amortization/reserves have been deducted from the assets or liabilities side as appropriate, as has the reserve for general banking risks set up in compliance with § 340f HGB.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Securities in the trading portfolio and liquidity reserve are valued strictly according to the principle of lower of cost or market value as at the balance sheet date. Securities treated as fixed assets are shown at net book value, differences between book value and redemption value (premium/discounts) being marked up or down pro rata to term.

Equity investments in non-affiliated and affiliated companies are valued at the lower of acquisition cost or fair value, according to the rules applying to fixed assets.

Tangible assets are valued at acquisition or production cost, less scheduled depreciation. Where the value of an item is expected to continue to decline, unscheduled depreciation has been applied as appropriate. Minor fixed assets are fully depreciated in the year of acquisition.

Reserves for pension commitments and for obligations under the Bank’s employee pension scheme have been calculated using the method of computation provided for in § 6a of the German Income Tax Act (Einkommensteuergesetz [EStG]) applying the updated Heubeck mortality tables (Heubeck Sterbetafeln). Adequate provisions have been made to cover the early retirement scheme provided for by collective agreement and the part-time employment scheme devised for senior employees, as well as any obligations arising in connection with long-service bonuses and other benefits.

Other reserves are set at the amount deemed necessary by the exercise of reasonable business judgment to cover all uncertain liabilities and potential losses on pending transactions.

The Bank concludes derivative transactions primarily in order to control interest rate exposure – they are not valued. The Bank also trades in derivatives on its own account and in order to hedge balance sheet items. Market values are based on interest rates prevailing at December 30, 2002. Transactions for hedging purposes are valued together with the relevant balance sheet items.

The market values of bonds, notes and derivatives held for the Bank’s own account are determined individually as at the balance sheet date. The Bank currently holds four portfolios governed by EUR interest rate risks and offsets valuation gains and losses within these portfolios. In accordance with the non-parity principle (Imparitaetsprinzip), any positive balance is not appropriated, whereas a provision is made to cover a negative balance.

Principles of the German Banking Act (Kreditwesengesetz [KWG])

Throughout 2002, the Bank adhered to Principle I (relating to capital adequacy) and Principle II (relating to liquidity).

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Maturities of selected balance sheet items (to final maturity or first call)

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000
Receivables from credit institutions
payable on demand	67,680	63,689
due in three months or less	2,456,809	2,943,491
due in more than three months to one year	1,015,186	657,886
due in more than one year to five years	2,997,131	2,740,300
due in more than five years	4,025,393	3,368,867

Receivables from customers
due in three months or less	502,867	474,632
due in more than three months to one year	649,987	719,364
due in more than one year to five years	2,400,261	2,263,512
due in more than five years	19,705,074	19,829,632
no fixed maturity	0	0

Notes and other interest-bearing securities
Loans and notes payable in the following year	808,708	726,732

Liabilities to credit institutions
payable on demand	192,409	257,468
due in three months or less	3,402,134	5,403,174
due in more than three months to one year	1,764,600	1,943,089
due in more than one year to five years	4,488,868	3,884,975
due in more than five years	9,881,194	10,140,718

Liabilities to customers
payable on demand	115,740	82,303
due in three months or less	279,202	363,286
due in more than three months to one year	95,178	146,862
due in more than one year to five years	873,225	1,068,285
due in more than five years	2,632,769	2,489,283

Certificated liabilities
payable on demand	0	2,045
due in three months or less	635,384	985,533
due in more than three months to one year	1,816,999	702,913
due in more than one year to five years	10,140,068	7,773,132
due in more than five years	1,989,758	3,053,412
thereof under subitem “Notes and bonds issued” payable in the following year: TEUR 2,452,383

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Notes to individual balance sheet items

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000
Receivables from credit institutions

Under this heading are shown:

• receivables from non-affiliated companies	286,209	210,478
• subordinated receivables	0	0

Receivables from customers

Under this heading are shown:

• receivables from affiliated companies	151,453	192,528
• receivables from non-affiliated companies	247,276	196,055
• subordinated receivables	8,476	175

Notes and other interest-bearing securities

The subheading “Bonds and notes” does not include any certificated subordinated receivables or receivables from affiliated or non-affiliated companies.

Of the securities shown under this heading:

• listed securities account for	8,116,537	8,543,378
• unlisted securities account for	160,317	141,380

Securities amounting to EUR 7,638 million were assigned to fixed asset. Of these, EUR 1,638 million were valued as fixed assets.

Shares and other non-interest-bearing securities

Under this heading are shown:

• subordinated assets in the amount of	6,462	—
• non-affiliated companies account for	—	—

Of the marketable securities shown under this heading:

• listed securities account for	6,462	24,240
• unlisted securities account for	—	—

Equity investments in non-affiliated companies

Of the marketable securities included under equity investments in non-affiliated companies:

• listed securities account for	120,563	120,563
• unlisted securities account for	0	0

Equity investments in affiliated companies

This item does not include equity investments which have been certificated as marketable securities.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Notes to individual balance sheet items

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000

Fiduciary assets

This item is broken down as follows:

• receivables from credit institutions	181,189	191,115
• receivables from customers	485,361	625,170

Tangible assets

This item includes:

• real estate and buildings utilized for the Bank’s own activities	89,631	93,555
• furniture and office equipment	13,003	12,408

Deferred charges, prepaid expenses and deferred items – Assets

• Difference between net loan proceeds or original cash outlay and lower par (nominal) value of receivables	54,480	34,297
• Difference between amount issued and higher amount repayable of payables	53,770	47,530

Liabilities to credit institutions

Under this heading are shown:

• liabilities to affiliated companies	—	—
• liabilities to non-affiliated companies	713	17,292

Liabilities to customers

Under this heading are shown:

• liabilities to affiliated companies	26,679	9,331
• liabilities to non-affiliated companies	—	—

Fiduciary liabilities

Fiduciary liabilities are divided up into:

• liabilities to credit institutions	85,759	99,177
• liabilities to customers	580,790	717,108

Deferred charges, prepaid expenses and deferred items – Liabilities

• Difference between net loan proceeds or original cash outlay and higher par (nominal) value of receivables	36,485	41,059
• Difference between amount issued and lower amount repayable of payables	2,338	3,023

Subordinated liabilities

This item does not include any liabilities to affiliated or non-affiliated companies.

Interest expenses in respect of subordinated liabilities	18,412	18,298

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Individual subordinated issues exceeding 10% of the total amount of the subordinated liabilities break down as follows:

Currency	Amount in millions	Interest rate (%)	Due on
EUR	85	0.0000	Dec. 30, 2010
EUR	50	4.0800	Jan. 23, 2009
EUR	250	4.1250	Jan. 14, 2009
EUR	50	4.4600	Jan. 20, 2014

All subordinated liabilities constitute exclusively supplemental capital and meet the requirements of the German Banking Act (Kreditwesengesetz [KWG]). Of significance here is the subordinated nature of the Bank’s liabilities in relation to all non-subordinated liabilities due to other creditors. In the event of liquidation, subordinated creditors are only entitled to receive payment after all liabilities due to other creditors have been paid in full.

Retrospective limitation of the subordinated nature of the liability or the original maturity (of at least five years) or the agreed period of notice, is precluded.

In accordance with state legislation, L-Bank is unable to file for insolvency.

Individual material items

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000
Other assets

• Premiums on interest rate options	9,695	18,164
• Objets d’art	13,722	13,637

Other liabilities

• Delivery commitments arising from securities operations	78,483	49,692
• Adjustment item for foreign exchange valuation	492,026	7,596
• One-off payments on swaps due at maturity	4,700	0
• Liabilities relating to outstanding premiums on interest rate options	9,275	11,594
• Trade payables	4,433	6,649
• Taxes to pay	2,461	2,352

Deferred items

• Prepaid interest subsidies received from third parties	1,007,367	1,220,285
• One-off payments on swaps due at maturity	40,822	43,430

Contingency reserves

• Under other reserves, reserves for L-Bank interest subsidies	611,450	654,094

Commissions paid

• Commissions paid for administration of loans in a fiduciary capacity	9,580	10,260

Other operating income

• Rental income	8,018	12,041
• Income from services to third parties	15,949	18,915

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Individual material items

		Dec. 31, 2002	Dec. 31, 2001
		EUR ’000	EUR ’000
Depreciation and accumulated amortization on intangible assets and tangible assets

•	Unscheduled depreciation	0	8,028

Other operating expenses

•	Expenses relating to grants and subsidies provided under development programs managed on behalf of the state of Baden-Württemberg	18,407	3,068

Total value of assets and debts denominated in foreign currencies

•	Assets	761,808	762,891
•	Debts	3,455,007	1,587,830

	The risk of exchange rate fluctuations arising from balance sheet items denominated in foreign currencies is essentially covered by off-balance-sheet hedging transactions.

Book value of assets sold for repurchase (true repo agreements pursuant to § 340b para. 4 HGB)

•	Open-market transactions with Federal Central Bank	0	98,090
•	In the context of sell and buy-back transactions with other credit institutions	78,646	0

Assets lodged as security for liabilities

For liabilities to credit institutions
•	open-market transactions with Federal Central Bank	0	98,090

For other liabilities
•	interest rate futures transactions	4,703	4,969

Other financial obligations

•	The total sum of other financial obligations existing at the balance sheet date which are not included in the balance sheet or shown below the line is of minor significance to an evaluation of the Bank’s financial position.

Transaction involving derivatives

•	At the balance sheet date, the following transactions involving financial derivatives (forward transactions as defined in § 36 RechKredV) formed part of L-Bank’s portfolio. The majority of the transactions were undertaken in order to hedge interest rate and exchange rate fluctuations. The respective credit risk equivalents have been calculated using the market valuation method based on the appropriate counterparty weighting with the corresponding percentage add-on. The practice of netting – the offsetting of negative market values – was not applied.

•	Replacement costs were calculated on the basis of market prices. All contracts with a positive market value have been taken into account; they have not been set off against contracts with a negative market value by contracting party. Taking all existing netting agreements into account, replacement costs have fallen by EUR 1,490 million, from EUR 2,326 million to EUR 836 million.

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2002
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
Transactions involving derivatives – by contracting party (incl. commercial transactions)
• Banks in the OECD	71,195	65,476	934	2,068
• Public-sector institutions in the OECD	75	0	0	0
• Other counterparties (incl. stock exchange contracts)	6,429	5,379	324	258

Total	77,699	70,855	1,258	2,326

Transactions involving derivatives

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
	Interest rate risks	Interest rate risks	Currency risks	Currency risks
	EUR million	EUR million	EUR million	EUR million
Transactions involving derivatives – maturity (incl. commercial transactions)
Residual maturities

• up to 3 months	5,850	3,810	169	0
• up to 1 year	6,615	6,384	28	0
• up to 5 years	24,422	22,518	3,144	0
• more than 5 years	36,256	36,398	435	0

Total	73,143	69,110	3,776	0

	Dec. 31, 2002	Dec. 31, 2001
	Credit derivatives	Credit derivatives
	EUR million	EUR million
Residual maturities

• up to 3 months	100	0
• up to 1 year	55	0
• up to 5 years	340	0
• more than 5 years	285	0

Total	780	0

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Transactions involving derivatives

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2002
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
Transactions involving derivatives – by volume (incl. commercial transactions)

Interest rate risks

• Interest rate swaps	72,138	67,845	625	2,028
• FRAs	0	250	0	0
• Interest rate options – sold	0	0	0	0
• Caps	895	895	0	0
• Stock exchange contracts	110	120	0	0

Total interest rate risks	73,143	69,110	625	2,028

Currency risks
• Forward exchange deals	176	103	1	2
• Cross-currency interest rate swaps	3,600	1,642	55	41

Total currency risks	3,776	1,745	56	43

Credit derivatives
• Credit default swaps – protection seller	525	0	322	1

Transactions involving derivatives

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2002
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
• Credit-linked notes – protection seller	255	0	255	255

Total credit derivatives	780	0	577	256

All credit default swaps have been assigned to investments and appear under contingent liabilities at their nominal value. Credit-linked notes are shown under securities.

Transactions involving derivatives

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2002
	Nominal values	Nominal values	Credit risk equivalents	Replacement costs
	EUR million	EUR million	EUR million	EUR million
Transactions involving derivatives – commercial transactions
– Interest rate contracts	3,879	4,139	32	100

Total	3,879	4,139	32	100

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Statement on tax liability

Under § 5 para. 1 no. 2 of the Corporation Tax Act (Körperschaftsteuergesetz [KStG]) and § 3 no. 2 of the Trade Tax Act (Gewerbesteuergesetz [GewStG]), Landeskreditbank Baden-Württemberg – Förderbank is exempt from corporation tax and trade tax.

L-Bank’s equity holdings pursuant to § 285 no. 11 HGB

No.	Name/Registered office	Holding	Equity capital		Net income/loss1)
		in% (direct)	in EUR ’000		in EUR ’000
1.0	Austria Beteiligungsgesellschaft mbH, Stuttgart	33.34	35,670		805
2.0	Industriepark Gottmadingen AG, Gottmadingen	100.00	5,740		(	**)
3.0	MBG Mittelständische Beteiligungsgesellschaft Baden-Württemberg, GmbH, Stuttgart	26.80	15,197		1,402
4.0	PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	83.67	–7,391	(*)	–4,056	(*)
5.0	Technologiepark Karlsruhe GmbH, Karlsruhe	96.00	3,310		–486
6.0	Technologieparks Tübingen-Reutlingen, Tübingen	100.00	1,752		–218
7.0	StEP Stuttgarter EngineeringPark GmbH, Stuttgart	100.00	10,147		–970
8.0	Business-Park Göppingen GmbH, Göppingen	40.00	3,119		26
9.0	STAIR Stuttgart Airpark GmbH, Stuttgart	100.00	1,375		–625
10.0	Mentasys GmbH, Karlsruhe	32.00	1,646		–379
11.0	detectis GmbH, Freiburg	39.43	791		–413
12.0	Sympore GmbH, Reutlingen	27.95	–1,883		–2,166
13.0	Complexio GmbH, Freiburg	33.80	(	***)	(	***)
14.0	Elexxion GmbH, Radolfzell	36.00	(	***)	(	***)

(*)	Exchange rate: 1 euro = 9,188 rupiah
(**)	Profit and loss transfer agreement existed until June 30, 2002
(***)	Established in 2002
1)	Last available financial year in each case

Equity investments in non-affiliated

companies pursuant to § 340a para. 4 no. 2 HGB

No.	Name/Registered office
1.0	Baden-Württembergische Bank AG, Stuttgart

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Fixed assets analysis

EUR ’000
Fixed assets – balance sheet items –	Historical cost Jan. 1, 2002	Additions	Retirements	Transfers	Write-ups	Write-offs and cumulative depreciation	Book value Dec. 31, 2002	Write-offs and depreciation in 2002
Notes and other interest-bearing securities	6,428,934						7,481,851	0
Shares and other non-interest-bearing securities	0	Net adjustments in compliance with § 34 para. 3 subpara. 2 RechKredV:					0	0
Equity investments in non-affiliated companies	176,825	TEUR 1,109,666					155,448	–4,720
Equity investments in affiliated companies	31,982						110,108	0
Tangible assets	180,113	11,158	–16,493	0	0	–48,795	125,983	–11,082
Other assets	13,663	88	0	0	0	–19	13,722	–3

Landeskreditbank Baden-Württemberg – Förderbank –

hedging account for mortgage bonds at December 31, 2002

	Dec. 31, 2002	Dec 31, 2001
	EUR million	EUR million
Mortgage bonds issued	3,104	3,808

Specific assets allocated for hedging
– receivables from credit institutions	206	137
– receivables from customers	3,234	4,268
Surplus cover	336	597

Total emoluments paid out to authorities and administrative bodies of Landeskreditbank Baden-Württemberg – Förderbank – in 2002 (EUR ’000)

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000
– Board of Governors	160	130
– Board of Management	1,582	1,380
– Former members of the Board of Management or their dependents	890	793
– Advisory Council (incl. travel expenses)	214	200
– Pension reserves for former members of the Board of Management and their dependents	11,413	9,364

Notes to the annual financial statements of

Landeskreditbank Baden-Württemberg – Förderbank –

for the financial year ended December 31, 2002

Loans to members of administrative bodies

(incl. contingent liabilities)

	Dec. 31, 2002	Dec. 31, 2001
	EUR ’000	EUR ’000
– Board of Governors	683	540
– Board of Management	1,218	1,492

Average number of staff employed in 2002

	male	female	total
Total no. of employees	508	639	1,147

of whom: full-time employees	497	432	929
part-time employees	11	207	218

trainees (not included in the total number) excluding temporary staff, students on placement, volunteers, cleaning staff

Directorships held by members of the Board

of Management and employees of L-Bank pursuant

to § 340a para. 4 no. 1 HGB

Christian Brand, Chairman of the Board of Management

Baden-Württembergische Bank AG, Stuttgart	Member of the Supervisory Board

BWK GmbH Unternehmensbeteiligungsgesellschaft, Stuttgart	Member of the Supervisory Board

Clariant GmbH, Frankfurt	Member of the Supervisory Board

Sächsische Aufbaubank GmbH, Dresden	Member of the Supervisory Board

Tourismus-Marketing GmbH Baden-Württemberg, Stuttgart	Vice Chairman of the Supervisory Board

Vorarlberger Landes- und Hypothekenbank AG, Bregenz	Member of the Supervisory Board

Jürgen Hägele, Vice Chairman of the Board of Management

Business-Park Göppingen GmbH, Göppingen	Member of the Supervisory Board (from Oct. 18, 2002)

Industriepark Gottmadingen AG, Gottmadingen	Chairman of the Supervisory Board (from Oct. 11, 2002)

Dr. Manfred Schmitz, Member of the Board of Management

MBG Mittelständische Beteiligungsgesellschaft Baden-Württemberg GmbH, Stuttgart	Member of the Supervisory Board

Industriepark Gottmadingen AG (IPG), Gottmadingen	Vice Chairman of the Supervisory Board

L-Bank employees

Peter Arnold, Executive Officer

Business-Park Göppingen GmbH, Göppingen	Member of the Supervisory Board

Industriepark Gottmadingen AG (IPG), Gottmadingen	Member of the Supervisory Board

PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	Chairman of the Supervisory Board

Stephan Tribull, Executive Officer

Finanzierungsgesellschaft für Öffentliche Vorhaben des Landes Baden-Württemberg mbH, Stuttgart	Member of the Board of Governors (to Dec. 31, 2002)

Walter Weik, Executive Officer

Landsiedlung Baden-Württemberg GmbH, Stuttgart	Member of the Supervisory Board

MBW Marketing- und Absatzförderungsgesellschaft für Agrar-und Forstprodukte aus Baden-Württemberg mbH, Stuttgart	Member of the Supervisory Board

Stadtbau GmbH Pforzheim, Pforzheim	Member of the Supervisory Board

Jürgen Schnieder, Group Manager

PT German Centre Indonesia, Bumi Serpong Damai, Indonesia	Member of the Supervisory Board

Authorities of Landeskreditbank

Baden-Württemberg – Förderbank

Board of Management:	Members of the Board of Governors 2002

Christian Brand, Chairman	Full members:		Advisory members:

Hans Beerstecher Vice Chairman (to Aug. 31, 2002)	State government representatives1)	Other members2)	Rüdiger Ruhnow Chairman of the Central Staff Council at L-Bank, Karlsruhe

Jürgen Hägele Vice Chairman (from Sept. 1, 2002)	Dr. Walter Döring MdL Minister of Economic Affairs – Chairman	Klaus Hackert President of the Baden-Württemberg Association of Craftsmen	Reiner Enzmann Chairman of the Staff Council of L-Bank, Karlsruhe

Dr. Manfred Schmitz Member of the Board of Management	Gerhard Stratthaus MdL Minister of Finance Vice Chairman	Norbert Keller President of the Karlsruhe Chamber of Commerce and Industry	Gabriele Propp Chairman of the Staff Council of L-Bank, Stuttgart

Prof. Dr. Dieter Puchta Member of the Board of Management (from Aug. 1, 2002)	Dr. Thomas Schäuble MdL Minister of the Interior Vice Chairman	Heinz Kälberer Lord Mayor of Vaihingen

	Willi Stächele MdL Minister for Food and Rural Planning Vice Chairman	Gisela Gräber Deputy Chairman of the Regional Chapter ver.di e.V., Stuttgart

	Ulrich Müller MdL Minister of the Environment, Transport and Communications	Otwin Brucker President of the Baden-Württemberg Association of Municipalities

	Dr. Friedhelm Repnik MdL Minister of Social Affairs	Gerhard Burkhardt Chairman of the Board of Management of the Verband baden-württembergischer Wohnungsunternehmen e.V., Stuttgart

	Rudolf Böhmler State Secretary at the Ministry of State	Dr. Christoph Niemann Member of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, Düsseldorf

Klaus Fischer Undersecretary (retd.) (to Sept. 30, 2002)

Dr. Rainer Hägele Undersecretary at the Ministry of Finance (from Oct. 01, 2002)

Deputy members:

State government deputy representatives	Deputy representatives:

Dr. Karl Epple Undersecretary at the Ministry of Economic Affairs	Joachim Wohlfeil President of the Karlsruhe Chamber of Craftsmen	Karl-Heinz Reinheimer Honorary Chairman of Bundesverband Freier Wohnungsunternehmen e.V., Sindelfingen	Klaus Röscheisen Assistant Undersecretary and Head of the Administration Department at the Ministry of the Environment, Transport and Communications

Wolfgang Rückert MdL State Secretary at the Ministry of Finance	Dr. Ing. Hansjörg Rieger Managing Partner of RUD-Kettenfabrik Rieger & Dietz, Aalen	Wilhelm Freiherr von Haller Member of the Board of Management of Deutsche Bank AG	Christian Luft Assistant Secretary and Head of the Central Office at the Ministry of Social Affairs

Roland Eckert Undersecretary at the Ministry of the Interior	Egon Gushurst Certified Public Accountant and Honorary President of Badischer Genossenschaftsverband Raiffeisen-Schulze- Delitzsch e.V., Karlsruhe	Prof. Dr. Willi Weiblen Assistant Undersecretary and Head of the Department of Economic and Structural Policy at the Ministry of Economic Affairs	Bernhard Gieß Assistant Secretary and Head of the State Budget, Real Estate and Investments Section of the Ministry of State

Rainer Arnold Undersecretary at the Ministry for Food and Rural Planning	Frank Zach Head of the Trade and Industry Department of the Baden- Württemberg Chapter of DGB	Walter Leibold Assistant Undersecretary and Head of the Department of Financial Policy and Investments at the Ministry of Finance	Norbert Schmitt Assistant Secretary and Head of the State Investments and Banking Section at the Ministry of Finance

Stefan Mappus State Secretary at the Ministry of the Environment, Transport and Communications	Georg Mehl Senator (retd.) Wüstenrot & Württembergische AG	Prof. Konrad Freiherr von Rotberg Assistant Undersecretary and Head of the Department of Constitutional, Municipal, Savings Bank and Legal Affairs at the Ministry of the Interior

Bernhard Bauer Undersecretary at the Ministry of Social Affairs

Hermann Strampfer Assistant Undersecretary and Head of Dept. I at the Ministry of State

Julian Würtenberger Assistant Undersecretary and Head of Dept. II at the Ministry of State			1) ex officio members 2) personally appointed

Proposal of the Board of Management

for the appropriation of retained profits

EUR 85.5 million of the net profit for the financial year 2002 has already been appropriated to retained profit and reserves. The Board of Management proposes that the remaining distributable profit of EUR 34,327,885.85 should be carried forward to next year’s account.

Karlsruhe, March 25, 2003

Landeskreditbank Baden-Württemberg – Förderbank

Christian Brand	Jürgen Hägele

Dr. Manfred Schmitz	Prof. Dr. Dieter Puchta

Independent Auditors’ opinion

We have audited the financial statements of Landeskreditbank Baden-Württemberg – Förderbank – (“L-Bank” or “the Bank”), Karlsruhe, for the financial year ending December 31, 2002. The accounting and preparation of the financial statements and of the management report of the Bank in accordance with German commercial law are the responsibility of the Board of Managing Directors of L-Bank. Our responsibility is to express an opinion based on our audit on the financial statements and the management report of the Bank. We conducted our audit of the financial statements in accordance with § 317 HGB (the German Commercial Code and the German generally accepted standards for the audit of financial statements promulgated by the “Institut der Wirtschaftsprüfer” (IDW, the German Institute of Certified Public Accountants). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the presentation of the net assets, financial position, and results of operation in the financial statements, drawn up in accordance with the German generally accepted accounting principles, and in the management report of the Bank are free of material misstatement. Knowledge of the business activities and the economic and legal environment of the Bank and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the financial statements, and the management report of the Bank are primarily examined on a test basis within the framework of the audit. The audit of the financial statements includes assessing the accounting principles applied and the significant estimates made by the Board of Managing Directors of L-Bank and evaluating the overall presentation of the financial statements and management report of the Bank. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not lead to any objections.

In our opinion, the financial statements give a true and fair view of the net assets, financial position, and results of operations of the Bank in accordance with German generally accepted accounting principles. Seen in total, the management report of the Bank is an accurate representation of the position of the Bank and accurately reflects the risks entailed in its future development.

Stuttgart, April 8, 2003

PwC Deutsche Revision

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

(Schuldt)	(ppa. Apitzsch)
Auditor	Auditor

SUPPLEMENTARY INFORMATION ON DEBT OF L-BANK

Debt of L-Bank at December 31, 2004

	Year of incurrence	Maturity	Principal amount outstanding (in millions of EUR)
1. Bonds and Notes issued
a) Bonds(1)	1994-1998	2005-2008	442.4
b) Notes(2)	1999-2004	2005-2043	17,668.7

			18,111.1
2. Liabilities(3)
a) Liabilities to credit institutions(4)	1952-2004	2005-2043	18,295.7
b) Liabilities to customers(5)	1957-2004	2005-2051	2,691.3
c) Borrowings from the Federal Republic of Germany(6)			0
d) Borrowings from the State of Baden-Württemberg(6)	1953-2004	2005-2008	2,139.8
e) Borrowings from the State of Saxony	1993	2099	1.1

			23,128.0
3. Subordinated Liabilities
a) Bonds and Notes(7)	1999-2004	2009-2016	320.9
b) Others(8)	1999-2004	2008-2024	591.4

			912.3
4. Profit participation rights
a) Bonds and Notes	2004	2015	102.5
b) Others	2004	2015-2025	417.3

			519.8

Total debt outstanding(9)			42,671.2

(1)	This item consists of mortgage-backed bonds (Hypothekenpfandbriefe).
(2)	This item consists of other bonds and notes. See “L-Bank—Business—Source of Funds.”
(3)	Liabilities include liabilities with an original maturity or non-prepayment period of less than four years, as well as those with an original maturity or non-prepayment period of four years or longer.
(4)	Liabilities to credit institutions include mortgage-backed bonds and public debt-backed bonds issued by L-Bank and other liabilities of L-Bank.
(5)	Liabilities to customers (i.e. non-credit institutions) include mortgage-backed bonds and public debt-backed bonds issued by L-Bank and other liabilities of L-Bank except liabilities to Germany, Baden-Württemberg and the state of Saxony.
(6)	The dates of maturity of borrowings from Baden-Württemberg or Germany match the dates of maturity of loans made by L-Bank with such funds in connection with subsidized loan programs.
(7)	Includes Bonds and Notes in foreign currencies.
(8)	Includes other borrowings in foreign currencies and medium and long-term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen).
(9)	Includes the following debt in foreign currencies:

Currency	Amount (currency in millions)
U.S. Dollar	5,109.9
Australian Dollar	742.8
Canadian Dollar	109.6
Swiss Franc	761.5
Danish Kroner	0.2
British Pound	0.5
Japanese Yen	21,876.9
Norwegian Kroner	0.0
New Zealand Dollar	45.0
Polish Zloty	147.3
Swedish Kroner	0.0

Repayment Schedule for Debt of L-Bank

Outstanding at December 31, 2004

(in millions of EUR)

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016-2024
Bonds and Notes
Principal	5,582	1,655	2,381	3,389	2,629	1,170	23	30	150	185	102	508
Interest	639	452	377	315	201	107	46	46	50	42	32	204

Other liabilities
Principal	3,277	1,408	1,005	2,537	3,743	812	1,103	527	651	2,358	171	1,227
Interest	876	790	711	661	499	296	261	209	191	162	72	364

Total	10,374	4,305	4,474	6,902	7,072	2,385	1,432	811	1,042	2,748	377	2,303

(1)	Certain outstanding debt of L-Bank matures after 20 years. Repayments thereof scheduled after 2024 are not included in this table.
(2)	Floating rate interest is calculated on the basis of the most recent interest rate adjustment made before December 31, 2004.
(3)	The repayment schedule with respect to borrowings by L-Bank from Germany and Baden-Württemberg includes only the minimum required amortization since the terms of such borrowings provide for repayment by L-Bank generally at the time that L-Bank has been repaid by the ultimate recipient of such funds under the relevant public support programs. Other liabilities include liabilities to credit institutions and liabilities to customers (excluding loans granted with funds provided by the federal or state governments or by Kreditanstalt für Wiederaufbau), subordinated liabilities and profit participation capital.

Debt Securities